UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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ITT Inc.

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2024
Notice of Annual Meeting &
Proxy Statement
ITT Inc.

ITT Inc.
100 Washington Boulevard
6th Floor
Stamford, CT 06902
DEAR FELLOW
SHAREHOLDER
TIMOTHY H. POWERS
CHAIRMAN OF THE BOARD
April 2, 2024
Dear Fellow Shareholder,
On behalf of the Board of Directors (the “Board”), thank you for your continued partnership and investment in ITT. It has been my pleasure to serve as Chairman of the Board of Directors of ITT since March 2023.
After several challenging years that impacted ITT’s people and its businesses, my fellow Board members and ITT leadership are extremely proud of how all ITTers across the world have worked to deliver a strong performance and helped our customers and partners to succeed. In 2023, our focus on continuous improvement drove these impressive results. Below, you will find important details about how ITT’s Board and management team have been working on your behalf.
FISCAL 2023 ACCOMPLISHMENTS
ITT delivered a strong 2023 financial performance, highlighted by 8% organic revenue growth, 17% adjusted EPS growth and a more than $250 million improvement in free cash flow versus the prior year. The Company also built a record $1.2 billion backlog, providing good visibility into future growth and value creation.
Our strong performance was reflected in the Company’s share performance: for the year, our total shareholder return was up 49%, an outperformance of the S&P 400 Capital Goods Index and the S&P 500 by over 1,100 basis points and 2,200 basis points, respectively, during a year in which we also outperformed the majority of our peer group and relevant market indices.
STRATEGY AND INNOVATION
Since 2019, the company has used a disciplined approach to deploy more than $2.5 billion of capital toward organic growth investments, M&A, dividends and share repurchases. In 2023, this included $108 million of capital expenditures, or 3.3% of revenue, for innovation and technology advancements to drive long-term outperformance, capacity expansion and shop floor productivity.
This year, we expanded into the high-performance brake pads market for luxury and sporting vehicles in Friction with a multi-year investment of $55 million to upgrade our facility in Termoli, Italy. We also made several acquisitions, including specialty connectors manufacturer Micro-Mode Products, Inc. (“Micro-Mode”), and in January 2024, we closed the acquisition of Svanehøj Group A/S (“Svanehøj”), a leading pump provider for cryogenic applications in the marine sector. These acquisitions complement ITT’s product portfolios and capabilities in connectors and flow, which are key growth areas for ITT.
We continue to innovate and harness our engineering DNA to deploy game-changing products and solutions for customers. This includes the Embedded Motor Drive, an electric motor with an integrated variable frequency drive, which reduces energy consumption of industrial pumps and is set to go to market in late 2024, and Axtone’s 1G Buffer, which is designed to prevent damage to goods and infrastructure on freight cars used in intermodal transport. Our innovations also include our new connectors used on Energy Storage Systems, which we developed from concept to prototype in less than six months in China. Our Friction brake pad business in Motion Technologies also continues to lead the transition to electric vehicles, with over 150 new electrified vehicle platform awards, which collectively drove a 130-basis point increase in our total original equipment (“OE”) market share in 2023.
We also returned over $150 million of capital to shareholders through dividends and share repurchases in 2023 and increased our dividend 10% in February 2024.
GOVERNANCE
As part of our commitment to taking a thoughtful approach to board leadership and composition, we have added three new directors in the last year who bring significant industry experience to effectively represent the long-term interests of our shareholders. We appointed Ms. Nazzic Keene and Mr. Kevin Berryman to the Board of Directors in October 2023 and appointed Ms. Sharon Szafranski to the Board in January 2024. It is my pleasure to welcome all three of these talented individuals to the ITT Board. Our refreshment process continues in 2024, which you can see by the Board’s nomination of Mr. Christopher O’Shea in this Proxy Statement as a candidate for election at the 2024 Annual Meeting, as the Board continues to evaluate candidates who meet the standards of our high-performance Board.
ONGOING COMMITMENT TO SUSTAINABILITY
In October 2023, we published our Sustainability Update less than one year after the release of our previous report. We provided detail on our progress towards the key environmental and social targets we set in 2022, which included a 10% reduction in Scope 1 and Scope 2 greenhouse gas (“GHG”) emissions by 2026 against a 2021 baseline. In 2022, we drove a significant reduction in GHG emissions and water consumption, increased our spending with diverse U.S. suppliers, increased the amount of materials we recycled and bolstered our spending on philanthropic causes.
In addition, several of our solar investments came online and started to generate clean electricity, including at sites in China, Italy, Mexico, South Korea, the Netherlands and the United States. These investments reduce costs, increase energy supply security and help us deliver on our carbon emission reduction promise.
You can read more about our commitment to advancing our sustainability initiatives in ITT’s 2023 Sustainability Update, which can be found on our website.
SHAREHOLDER ENGAGEMENT
This year we continued our robust shareholder outreach efforts and contacted shareholders representing approximately 70% of shares outstanding and met with shareholders representing more than 25% of shares outstanding during our fall engagement process. Our conversations covered our 2023 Sustainability Update, capital deployment priorities, human capital management initiatives and progress, and various governance topics, including our ongoing board refreshment. The feedback received in these shareholder meetings is critical to the Board and leadership team, and shareholder engagement will continue to be a priority in 2024 and beyond.
We encourage you to review the Proxy Statement and the Annual Report and to vote on the included proposals. Information on how to attend our 2024 Annual Meeting and the business to be conducted is provided in the accompanying Notice of Annual Meeting and Proxy Statement. Please vote in advance—your vote matters.
Thank you again for your continued support and investment in ITT. It’s an honor to serve as Chairman of the Board of Directors of ITT, and together with the rest of the Board and management, we look forward to hearing from ITT’s shareholders in 2024.
Sincerely,
TIMOTHY H. POWERS

NOTICE OF 2024 ANNUAL
MEETING OF SHAREHOLDERS
MEETING INFORMATION
ITT Inc. (“ITT” OR THE “COMPANY”)
Wednesday, May 15, 2024
9:00 a.m. Eastern Time
Virtually, via live webcast at
www.virtualshareholdermeeting.com/ITT2024
ITEMS OF BUSINESS
1.
To elect the nine nominees named in the attached Proxy Statement to the Board of Directors.

2.
To ratify the appointment of Deloitte & Touche LLP as ITT’s independent registered public accounting firm for 2024.

3.
To conduct a non-binding advisory vote on the compensation of ITT’s named executive officers.

4.
To vote on a shareholder proposal regarding political spending, if properly presented at the Annual Meeting.

5.
To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

WHO CAN VOTE, RECORD DATE
Holders of record of ITT common stock at the close of business on March 19, 2024 are entitled to vote at the 2024 annual meeting of shareholders (“Annual Meeting”) and any adjournment or postponement thereof.
MAILING OR AVAILABILITY DATE
Beginning on or about April 2, 2024, this Notice of 2024 Annual Meeting of Shareholders and the attached Proxy Statement are being mailed or made available, as the case may be, to shareholders of record as of March 19, 2024.
ADMISSION TO THE ANNUAL MEETING
We have determined the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. We believe the virtual meeting format affords our shareholders an opportunity for meaningful participation. At our virtual Annual Meeting, shareholders will be able to attend, vote and submit questions via the Internet.
ABOUT PROXY VOTING
It is important your shares be represented and voted at the Annual Meeting. If you are a registered shareholder, you may vote online at www.proxyvote.com, by telephone or by mailing a proxy card. You may also vote online during the virtual Annual Meeting. If you hold shares through a bank, broker or other institution, you may vote your shares by any method specified on the voting instruction form they provide. See details under “How do I Vote?” under “Information about the Proxy Statement & Voting.” We encourage you to vote your shares as soon as possible.
By order of the Board of Directors,
LORI B. MARINO
Senior Vice President, General Counsel
and Corporate Secretary
April 2, 2024

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

ONLINE www.proxyvote.com	BY PHONE 1-800-690-6903	BY MAIL Sign, date and return your proxy card in the enclosed prepaid envelope	DURING THE ANNUAL MEETING Go to www.virtualshareholdermeeting.com/ITT2024
Vote must be received by 11:59 p.m. Eastern Time on May 14, 2024	Vote must be received by 11:59 p.m. Eastern Time on May 14, 2024	Vote must be received by 8:00 a.m. Eastern Time on May 15, 2024	Vote must be submitted by the close of polls during the Annual Meeting
Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

ITT Inc.’s Annual Meeting of Shareholders to be held on Wednesday, May 15, 2024, at 9:00 a.m. Eastern Time
The Proxy Statement and 2023 Annual Report to Shareholders are available on our website at https://investors.itt.com/results-and-filings/annual-reports

ITT INC. | 2024 PROXY STATEMENT	i

PROXY STATEMENT EXECUTIVE SUMMARY
This summary highlights selected information in this Proxy Statement for the 2024 annual meeting of shareholders (the “Annual Meeting”) of ITT Inc., an Indiana corporation (“ITT” or the “Company”). It does not contain all information you should consider in making a voting decision. Please review the entire document before voting.
ANNUAL MEETING LOGISTICS
Date	May 15, 2024
Time	9:00 a.m. Eastern Time
Location	Virtually, via live webcast at www.virtualshareholdermeeting.com/ITT2024
VOTING ITEMS
ITT Proposals	Board Voting Recommendation	Further Information (page)
1. To elect the nine nominees named in the Proxy Statement to ITT’s Board of Directors	FOR each nominee	29
2. To ratify the appointment of Deloitte & Touche LLP as ITT’s independent registered public accounting firm for 2024	FOR	35
3. To conduct a non-binding advisory vote on the compensation of ITT’s named executive officers	FOR	41
Shareholder Proposal
4. To vote on a shareholder proposal regarding political spending	AGAINST	73
HOW TO VOTE
Your vote is important. You are eligible to vote if you were a shareholder of record at the close of business on March 19, 2024. Even if you plan to attend the meeting, please vote as soon as possible using one of the following methods. In all cases, you should have your proxy card in hand.
REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

ONLINE	BY PHONE	BY MAIL	DURING THE ANNUAL MEETING
www.proxyvote.com	1-800-690-6903	Sign, date and return your proxy card in the enclosed prepaid envelope	Go to www.virtualshareholdermeeting.com/ITT2024
Vote must be received by 11:59 p.m. Eastern Time on May 14, 2024	Vote must be received by 11:59 p.m. Eastern Time on May 14, 2024	Vote must be received by 8:00 a.m. Eastern Time on May 15, 2024	Vote must be submitted by the close of polls during the Annual Meeting
ITT INC. | 2024 PROXY STATEMENT	1

PROXY STATEMENT EXECUTIVE SUMMARY ABOUT ITT

ABOUT ITT
ITT is a diversified manufacturer of highly engineered critical components and customized technology solutions primarily for the transportation, industrial and energy markets. We manufacture components integral to the operation of equipment, systems and manufacturing processes in these key markets. Our products provide enabling functionality for applications where reliability and performance are critically important to our customers and the users of their products. We operate through three primary segments: Motion Technologies (“MT”), Industrial Process (“IP”) and Connect & Control Technologies (“CCT”).

2023 COMPANY SNAPSHOT
■
Approx. $3.3 billion of sales across approx. 125 countries

■
Global presence with 67% of revenue outside the U.S.

■
Approx. 10,600 employees in 37 countries

■
Balanced and diversified portfolio

2023 FINANCIAL HIGHLIGHTS
ITT delivered strong results in 2023, surpassing $3 billion of revenue and reaching a new record operating margin. Demand for ITT products and services remained strong across most end markets. We drove robust orders and revenue growth in all three segments and exited 2023 with an ending backlog of over $1.2 billion. From a top line perspective, we continued to execute our value-based pricing strategy, while driving share gains in our automotive, rail, energy and flow businesses. A combination of profitable growth and margin expansion enabled ITT to reach nearly $5 of earnings per share. On cash flow, we generated over $500 million of net cash from operating activities, an improvement of more than $250 million compared to the prior year. Our growth and profitability were bolstered organically by more than $100 million of investments in growth, capacity and productivity to support share gains, and inorganically through the acquisitions of Micro Mode and Svanehøj, the latter of which closed in January 2024. Finally, we continued to pay down commercial paper balances to lower interest expense while growing our dividend and repurchasing $60 million of ITT shares. The table below provides a summary of our financial performance for 2023 and comparisons to 2022.
SUMMARY OF KEY PERFORMANCE INDICATORS FOR 2023
Table reflects GAAP figures, other than free cash flow and year-over year changes to organic revenue, adjusted operating income, adjusted EPS and free cash flow.
2	ITT INC. | 2024 PROXY STATEMENT

PROXY STATEMENT EXECUTIVE SUMMARY 2023 FINANCIAL HIGHLIGHTS

NON-GAAP DISCLOSURES
Organic revenue, organic orders, adjusted operating income, adjusted EPS and free cash flow are financial measures not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), which are referred to as non-GAAP financial measures. Please refer to Appendix A for the definition of these non-GAAP financial measures, the reasons why we use these measures and for reconciliations to the most directly comparable measures calculated in accordance with GAAP.
2023 FINANCIAL PERFORMANCE
■
Orders grew 7% organically, leading to an ending backlog of over $1.2 billion. This was driven by growth in pump projects in IP, aerospace and defense components in CCT, and share gains in rail in MT.

■
Revenue grew 8% organically due to higher sales volume and pricing actions, particularly within IP aftermarket (parts and service), Friction automotive OE and aerospace and defense components in CCT.

■
Adjusted operating income increased 17%, driven by higher sales volume and pricing actions, partially offset by strategic long-term investments for growth and unfavorable foreign currency impacts. Adjusted operating margin increased 100 basis points driven by higher volumes, pricing and productivity, which allowed us to mitigate $74 million of cost inflation.

■
Adjusted earnings per share increased 17%, driven by higher operating income, including earnings from the acquisition of Micro-Mode in May 2023, and a 1% share count reduction. This was partially offset by higher interest expense.

CAPITAL DEPLOYMENT
In 2023, we committed to deploy over $750 million of capital, equivalent to 1.75 times our free cash flow. We invested approximately 3% of sales in each of the past three years in research and development activities, and increased capital expenditures by 4% in 2023, including for green capital expenditures on sustainability advancements and capacity investments to support the share gains in our Friction business on new electrified vehicle platforms. On M&A, we acquired Micro-Mode to expand CCT’s specialized defense and space connector portfolio and we announced our intent to acquire Denmark-based Svanehøj, a leading provider of customized critical liquid and cryogenic pumps for liquefied gas applications for the marine sector (the acquisition closed January 2024). We also repurchased 700,000 shares of common stock for $60 million and paid out $96 million in dividends to our shareholders. Our 2023 declared dividends of $1.16 per share represented a 10% increase over the dividends declared per share in 2022.
SHAREHOLDER VALUE CREATION
ITT’s total shareholder return (“TSR”) of 49% in 2023 outpaced the S&P 400 Capital Goods and S&P 500 indices by over 1,100 and 2,200 basis points, respectively, demonstrating ITT’s sustainable differentiation. Similarly, over the 3- and 5-year periods we continued to outpace both indices by a wide margin, demonstrating the strength and diversity of our business.

ITT INC. | 2024 PROXY STATEMENT	3

PROXY STATEMENT EXECUTIVE SUMMARY 2023 FINANCIAL HIGHLIGHTS

(TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends are reinvested at the time they are paid.)
4	ITT INC. | 2024 PROXY STATEMENT

PROXY STATEMENT EXECUTIVE SUMMARY 2023 BUSINESS PRIORITIES

2023 BUSINESS PRIORITIES
At ITT, we focus on four key priorities to guide our day-to-day work, which we believe will drive sustainable performance over the long term.
Customer centricity describes the ways we engage with our customers and is key to our long-term growth. Our teams live by this principle every day. We work closely with our customers to understand and address their needs through superior quality, on-time delivery, innovation and the development of new technologies. This affords us exceptional customer intimacy and drives high customer retention rates. Our Friction business in MT demonstrates this through its annual outperformance in volume of brake pads sold compared to global auto OE production, which in 2023 was approximately 600 basis points. We are seeing the benefits of this in share gains in electric vehicles, pumps, connectors and rail. We are also winning content on large green projects in our flow business to support the green energy transition. For example, in 2023, our ‘green project’ orders increased 1.5 times from 2022.
Operational excellence enables continuous supply chain and manufacturing efficiency improvement, which drives our cost competitiveness and allows us to exceed customers’ expectations. In 2023, our Friction business maintained its near-perfect on-time delivery to automotive OE manufacturers, a defect rate below one part per million, and was able to execute strategic pricing actions to offset cost inflation. We also made considerable progress in deploying lean practices throughout our manufacturing plants, which led to a 40 basis-point improvement in operating margin in 2023. We did this while funding new research and development to drive the next generation of innovative technologies across our businesses.
On capital deployment, we continued to fund organic investments, shown by an increase in capital expenditures of 4% in 2023, including approximately $5 million of investments toward green capital expenditure projects to advance our sustainability initiatives and improve our carbon footprint. M&A is a central component of our capital deployment strategy and in 2023, we were active in this area. In May 2023, we acquired Micro-Mode, a differentiated manufacturer of miniature and high-bandwidth specialized connectors for smart defense systems, and in November 2023, we announced the acquisition of Svanehøj (which closed in January 2024). After increases of 20% and 30% in 2022 and 2021, we increased our dividend by another 10% in 2023. Finally, we repurchased $60 million of ITT shares, which, along with the benefit of prior share repurchases, reduced our weighted-average share count by approximately 1%. In total, in 2023, we committed to deploy over $750 million of capital, 1.75 times our annual free cash flow.
Lastly, we made considerable progress on our sustainability and innovation priorities, including a significant reduction in Scope 1 and 2 GHG emissions and continued improvement in key safety metrics towards our objective of zero incidents. We have also demonstrated a commitment to diversity across the organization, including in our leadership ranks and on our Board. Further, we continued to develop innovative products and new environmentally friendly technologies across our portfolio to ensure we and our customers are making the world a more sustainable place.

2023 SUSTAINABILITY HIGHLIGHTS
In October 2023, we released our Sustainability Update, which details our performance across all of ITT’s key environmental, social and governance metrics and progress towards the emissions reduction and diversity, equity and inclusion targets we set in 2022. We continue to drive sustainability into our operations and daily practices, and are building a safer, more inclusive and more energy-efficient company. The following updates demonstrate the significant progress we made:
■
Safety remains our number one priority. Nearly 60% of ITT sites around the world had zero recordable incidents in both 2022 and 2023 and approximately 30% of ITT sites had zero incidents in the last three years. This focus drove an improved Injury Severity Rate of more than 20% versus 2022 while our Injury Frequency Rate of 0.6 remained roughly flat to 2022.

■
We drove a significant reduction in Scope 1 and 2 GHG emissions in 2022, the first full year after establishing the target of a 10% reduction by the end of 2026 against a 2021 baseline. This was despite significantly higher volumes and activity in 2022. We also reduced our water consumption, reduced the amount of waste sent to landfills and increased our recycled materials as compared to 2021.

■
Over 12% of revenue for the period came from our electric and emissions-reducing products. We are focused on accelerating the transition to environmentally friendly and sustainable technologies that reduce waste, limit downtime and remove harmful emissions related to flaring and other sources of pollutants.

■
We drove a 48% increase in our philanthropic efforts overall, including those to empower and serve underrepresented populations.

■
We increased our spending with diverse U.S. suppliers by 10% by strengthening existing partnerships with diverse suppliers and developing new relationships.

■
We announced a $25 million commitment toward green energy projects, including solar panel investments and energy efficiency initiatives in April 2023, and are committed to installing approximately 20,000 solar panels at eight manufacturing facilities globally. A number of these installations began generating electricity in 2023, including at facilities in the United States, the Netherlands, China, Italy, Mexico and South Korea.

ITT INC. | 2024 PROXY STATEMENT	5

PROXY STATEMENT EXECUTIVE SUMMARY SNAPSHOT OF 2024 DIRECTOR NOMINEES

SNAPSHOT OF 2024 DIRECTOR NOMINEES
Our director nominees possess diverse and complementary qualifications and have the skills and attributes necessary for a well-functioning, highly qualified and independent Board. The information below provides highlights of our directors’ roles and characteristics:
DIRECTOR SNAPSHOT
						Board Committees
Name	Age	Director Since	Independent	Other Public Company Boards	Position	Audit	CHC	N&G
Kevin Berryman	65	2023		1	Former CFO and President at Jacobs Solutions, Inc.
Donald DeFosset, Jr.	75	2011		1	Former Chairman, President & CEO of Walter Industries, Inc.
Nazzic S. Keene	63	2023		1	Former CEO at Science Applications International Corporation
Rebecca A. McDonald	71	2013		0	Former CEO of Laurus Energy, Inc.
Christopher O’Shea	50	New Director Nominee		0	CEO of Centrica plc	*
Timothy H. Powers non-executive Chairman	75	2015		0	Former Chairman, President & CEO of Hubbell Incorporated
Luca Savi	58	2019		1	CEO & President of ITT Inc.
Cheryl L. Shavers	70	2018		1	Chair & CEO of Global Smarts, Inc.
Sharon Szafranski	57	2024		0	EVP, Welding Segment at Illinois Tool Works Inc.

Chair

Mr. Powers, as independent chair, is an ex-officio, non-voting member of all Board committees other than the Audit Committee, which he chairs

Committee Member

*
If elected, the Board expects to appoint Mr. O’Shea to the Audit Committee

6	ITT INC. | 2024 PROXY STATEMENT

PROXY STATEMENT EXECUTIVE SUMMARY CORPORATE GOVERNANCE HIGHLIGHTS

DIRECTOR SKILLS, EXPERIENCE AND EXPERTISE

Skill	Count
International Market Exposure	9
Operations	9
Industrial Experience	5
Public Company Board Experience	8
Executive Leadership Experience	9
Experience in One or More End Markets	8
Significant Financial Expertise	5
M&A Experience	9

BALANCED TENURE

4
less than
5 years
5
over
5 years
Average
Tenure
5
years

INDEPENDENCE

89%

AVERAGE AGE

65

CITIZENSHIP DIVERSITY

22%

ETHNIC / RACIAL DIVERSITY

44% Women
11% Racial/Ethnic
Diversity

CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to robust governance practices that protect the long-term interests of our shareholders and establish strong Board and management accountability. The “Corporate Governance and Related Matters” section beginning on page 10 describes our governance framework. We have adopted key corporate governance best practices, including:
WHAT WE DO
Independent Chairman of the Board	Annual Board and committee evaluation and self-assessments
Independent, diverse and qualified Board	Active Board refreshment with three new director appointments within the last year in addition to new director nominee
Annual election of directors	Director skill sets aligned with corporate strategy
Majority voting for uncontested director elections	Limit on outside directorships
Regular executive sessions of the Board and its committees	Meaningful stock ownership guidelines for directors and executive officers
Proxy access right	Formal director orientation and continuing education programs
Shareholder right to call special meetings at 25% threshold	Proactive engagement with shareholders
A policy prohibiting hedging and pledging of the Company’s securities	Directors may not stand for reelection after the year in which they turn 75
ITT INC. | 2024 PROXY STATEMENT	7

PROXY STATEMENT EXECUTIVE SUMMARY SHAREHOLDER ENGAGEMENT AND RESPONSIVENESS

SHAREHOLDER ENGAGEMENT AND RESPONSIVENESS
Fall 2023 Shareholder Engagement Outreach Efforts
Number of Shareholders Contacted:	Percent of Outstanding Shares Contacted:	Percent of Outstanding Shares Engaged:
27	~70%	~26%
Fostering long-term relationships with our shareholders remains a priority for the Board. We have developed a robust engagement program that ensures an active and open, year-round dialogue with shareholders and other stakeholders. The feedback we received from our engagement with shareholders in 2023 was shared with the Board and members of senior management.
Key discussion topics from these conversations included our corporate governance practices and disclosures, our progress towards environmental and social targets released last year and continued alignment of director skills and expertise with our long-term strategy as part of the Board’s ongoing refreshment process. We also discussed with investors our annual incentive plan design, and in particular the potential increase in the weighting of the cash flow metric to drive additional focus on inventory, collection and costs. In the spring, we conduct follow-up conversations with shareholders to address important annual meeting matters, as needed.
These conversations continue to inform the Board’s actions in various areas, including our executive compensation practices, our strategy and disclosure relating to ESG topics and the Board’s approach to diversity and refreshment. These meetings also strengthen ITT’s relationships with our shareholders and reinforce our commitment to be responsive to their feedback.

EXECUTIVE COMPENSATION HIGHLIGHTS
The Compensation and Human Capital Committee continues to firmly believe in pay-for-performance and has structured the executive compensation program to align our executives’ interests with the long-term interests of our shareholders. The Compensation and Human Capital Committee also regularly incorporates feedback from shareholders when structuring our executive compensation program.
Our Chief Executive Officer (“CEO”) and other named executive officers (the “Named Executive Officers” or “NEOs”) have a significant amount of their target pay tied to our Annual Incentive Plan (“AIP”) and long-term incentives (“LTI”), which are at-risk and dependent on ITT’s financial performance and stock price.

2023 CEO TARGET PAY	OTHER NEO AVERAGE TARGET PAY

8	ITT INC. | 2024 PROXY STATEMENT

PROXY STATEMENT EXECUTIVE SUMMARY EXECUTIVE COMPENSATION HIGHLIGHTS

Our 2023 financial performance was very strong and our results exceeded target for each of the four metrics that drive the AIP, which resulted in a bonus payout for our CEO that was 182% of target and for our NEOs that averaged 179% of target. Our Performance Share Unit (“PSU”) payout is based on three-year performance (2021-2023) of ITT’s relative TSR and Return on Invested Capital (“ROIC”). Our three-year ROIC results were significantly above target and our relative TSR results were above the median of our peers, which resulted in a 2021 PSU payout of 170% of target.

2023 CEO AIP PAYOUT	2021 PSU PAYOUT

ITT INC. | 2024 PROXY STATEMENT	9

CORPORATE GOVERNANCE AND RELATED MATTERS
INTRODUCTION
Our robust corporate governance and ethical conduct standards are critical to our ability to maintain full compliance with the laws, rules and regulations that govern our business and report results with accuracy and transparency. We monitor developments in the area of corporate governance, consider the feedback from our shareholders, and review our processes and procedures in light of this input. We also review federal and state laws affecting corporate governance, as well as rules and requirements of the New York Stock Exchange (the “NYSE”). We implement other corporate governance practices we believe are in the best interests of the Company and its shareholders. We also understand that corporate governance practices evolve over time, and we seek to maintain practices that provide the right framework for our operations, that are of value to our shareholders and that positively aid in the governance of the Company.
The following sections provide an overview of ITT’s corporate governance structure and processes, including our leadership structure and certain responsibilities and activities of the Board and its committees.
ITT’s key governance documents, including our Corporate Governance Principles, our Code of Conduct and the charters for the Audit Committee, Compensation and Human Capital Committee and Nominating and Governance Committee, are available on our website at www.investors.itt.com. We have included our website address here and elsewhere in this Proxy Statement as inactive textual references and do not intend for them to be active links to our website. Our website is not incorporated into or a part of this Proxy Statement. Shareholders may also obtain copies of these documents free of charge by sending a written request to ITT Inc., 100 Washington Boulevard, 6th Floor, Stamford, CT 06902, Attention: Corporate Secretary.

CORPORATE GOVERNANCE PRINCIPLES
The Board has adopted Corporate Governance Principles (the “Principles”), as a framework for the operations of the Board and its committees and to guide the Board and ITT’s leadership team in the execution of their respective responsibilities. The Nominating and Governance Committee is responsible for overseeing the Principles. The Nominating and Governance Committee reviews the Principles at least annually and makes recommendations to the Board for updates in response to changing regulatory requirements, issues raised by shareholders or other stakeholders or otherwise as circumstances warrant. The Board may amend, waive, suspend or repeal any of the Principles at any time, with or without public notice, as it determines necessary or appropriate in the exercise of its judgment or fiduciary duties. As noted above, we have posted the Principles on our website at: www.investors.itt.com. The Principles include the following items concerning the Board which we believe constitute best practices in corporate governance and help promote the efficient and effective operations of the Board:
■
directors must be able to devote the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary for good corporate governance;
■
non-employee directors are limited to service on four public company boards (including the ITT Board). If the director serves as an active CEO of a public company, the director is limited to service on two public company boards (including the ITT Board) in addition to service on his or her own board;

■
no director may stand for re-election after the year in which they turn 75;

■
the CEO is limited to service on one public company board (in addition to service on the ITT Board);

■
the CEO reports at least annually to the Board on succession planning and management development;

■
the Board evaluates the performance of the CEO and other senior management personnel at least annually; and

■
the Board maintains a process whereby the Board, its committees and its individual directors are subject to annual evaluation and self-assessment.

10	ITT INC. | 2024 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS OUR BOARD LEADERSHIP STRUCTURE

OUR BOARD LEADERSHIP STRUCTURE
Timothy H. Powers is the independent Chairman of the Board, a position he has held since March 2023, and Luca Savi is our CEO and President. The Board believes that Mr. Powers, who has served on our Board since 2015 and is an industry veteran with deep knowledge of the global manufacturing and engineering sector, is well qualified for the role of Chairman and that the Board operates effectively and efficiently under his leadership. Notwithstanding the separation of these roles since 2011, the Board does not have a formal policy with respect to the separation of the positions of Chairman and CEO and believes the decision on whether or not to separate these functions should be made based on the best interests of the Company and its shareholders at the time. The Board annually reviews its leadership structure, taking into account many factors, including the individuals involved, the culture and performance of the Company, the needs of the business, fulfillment of the duties of the Board, Board succession planning, corporate governance best practices and the best interests of shareholders.
Although the Board may determine to combine the roles of Chairman and CEO in the future, the Board continues to believe that having separate individuals holding the Chairman and CEO positions is the right leadership structure for the Company. This structure allows our CEO to focus on the operations of our business while allowing our independent Chairman to focus on leading the Board in its responsibilities.
Our Chairman’s responsibilities include:
■
presiding over Board meetings;

■
providing senior management with feedback from executive sessions as appropriate;

■
supervising the self-evaluations of the directors in coordination with the Nominating and Governance Committee;

■
serving as Chairman for our annual meeting of shareholders; and

■
serving as an ex-officio, non-voting member for all Board committees (Mr. Powers also serves as Chair of the Audit Committee).

THE BOARD’S ROLE IN LEADERSHIP SUCCESSION PLANNING
The Board is actively engaged in our talent management program. The Compensation and Human Capital Committee oversees the process for succession planning for the CEO and other senior executives and updates the full Board in its executive sessions. The Board holds a formal succession planning and talent review session each year. These sessions include the identification and development of internal candidates and assessment of key capabilities, desired leadership skills, and the ability to influence our business and strategic direction consistent with our core values. As part of the succession planning process, the Board, working through the Nominating and Governance Committee, also reviews and maintains an emergency succession plan for the position of CEO.
Directors interact with ITT leaders through Board presentations, discussions and onsite visits to operating facilities, as well as through informal events and interactions throughout the year such as “breakfast with the Board” events, lunches, dinners and planned small group and one-on-one sessions.

BOARD AND COMMITTEE STRUCTURE
BOARD AND COMMITTEE MEETINGS AND MEMBERSHIP
The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Under the Principles, directors are expected to attend all meetings of the Board and all meetings of the committees of which they are members. Members may attend by telephone or video conference, although in-person attendance at regularly scheduled meetings is strongly encouraged. During the 2023 fiscal year, the Board held eight meetings and there were 22 committee meetings. All directors attended at least 75% of the aggregate of all meetings of the Board and committees on which they served. It is Company practice that all directors attend our annual meetings. All directors who were on the Board at the time attended our 2023 annual meeting of shareholders.

ITT INC. | 2024 PROXY STATEMENT	11

CORPORATE GOVERNANCE AND RELATED MATTERS BOARD AND COMMITTEE STRUCTURE

The Board has an Audit Committee, a Compensation and Human Capital Committee and a Nominating and Governance Committee. The following table summarizes the current Board committee membership of each director:
Name	Audit	Compensation and Human Capital	Nominating and Governance
Kevin Berryman
Donald DeFosset, Jr.
Nicholas C. Fanandakis*
Nazzic S. Keene
Rebecca A. McDonald
Timothy H. Powers
Luca Savi
Cheryl L. Shavers
Sharon Szafranski
Number of Meetings in 2023:	9	5	8

Chair

Mr. Powers, as independent chair, is an ex-officio, non-voting member for all Board committees other than the Audit Committee, which he chairs

Committee member

*
Mr. Fanandakis is not standing for re-election at the Annual Meeting

OVERVIEW OF COMMITTEES
The charters of each of the Audit Committee, Compensation and Human Capital Committee and Nominating and Governance Committee conform to the applicable NYSE listing standards, including that all members of each such committee are independent, and each committee reviews its charter at least annually and as regulatory developments and business circumstances warrant. Each of the committees considers revisions to its respective charter from time to time to reflect evolving best practices. The descriptions below of the roles and responsibilities of each of the committees of the Board are qualified by reference to the complete committee charters, which are available on our website at www.investors.itt.com.

12	ITT INC. | 2024 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS BOARD AND COMMITTEE STRUCTURE

AUDIT COMMITTEE
Attendance	Responsibilities
Meetings Held in 2023: 9 Committee Members Timothy H. Powers (Chair) Kevin Berryman Donald DeFosset, Jr. Nicholas C. Fanandakis Sharon Szafranski
Purpose: assist the Board in fulfilling its responsibility to oversee management’s conduct of the financial reporting process.
The Audit Committee is primarily responsible for:
■
reviewing and discussing with management and the independent auditor the annual audited and quarterly unaudited financial statements and approving those financial statements for inclusion in the Company’s public filings;

■
reviewing and overseeing the Company’s selection and application of accounting principles and matters relating to the Company’s internal controls and disclosure controls and procedures;

■
overseeing the Company’s compliance with legal and regulatory requirements, including reviewing the effect of regulatory and accounting initiatives on the Company’s financial statements;

■
overseeing the structure and scope of the Company’s internal audit function; and

■
overseeing the Company’s policies on risk assessment and management.

The Audit Committee is also directly responsible for the selection and oversight of the Company’s independent registered public accounting firm, including determining the firm’s qualifications, independence, scope of responsibility and compensation.

Audit Committee Report, Page 38
The Audit Committee has established policies and procedures for the pre-approval of all services by our independent registered public accounting firm. The Audit Committee also has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received regarding accounting, internal controls and auditing matters. Additional details on the role of the Audit Committee may be found in “Ratification of Appointment of the Independent Registered Public Accounting Firm (Proxy Item No. 2)” later in this Proxy Statement.
The Board has determined that each member of the Audit Committee is financially literate and independent, as defined by the rules of the Securities and Exchange Commission (the “SEC”) and NYSE listing standards, as well as independent under the Principles. The Board has identified each of Messrs. Berryman, DeFosset, Fanandakis and Powers as Audit Committee financial experts. Should Mr. O’Shea be elected to the Board at the 2024 Annual Meeting, the Board has identified him as an Audit Committee financial expert as well. The Board has evaluated the performance of the Audit Committee in compliance with regulatory requirements.

ITT INC. | 2024 PROXY STATEMENT	13

CORPORATE GOVERNANCE AND RELATED MATTERS BOARD AND COMMITTEE STRUCTURE

COMPENSATION AND HUMAN CAPITAL COMMITTEE
Attendance	Responsibilities
Meetings Held in 2023: 5 Committee Members Rebecca A. McDonald (Chair) Nicholas C. Fanandakis Cheryl L. Shavers
Purpose: provide oversight of the compensation, benefits and human capital management programs provided to employees of the Company.
The Compensation and Human Capital Committee evaluates and approves the compensation plans, policies and programs for the CEO and the other executive officers of ITT, and approves awards under the Company’s equity incentive plans. Its responsibilities also include:
■
setting annual performance goals and objectives with respect to the CEO;

■
approving annual performance objectives, reviewing performance and approving individual compensation actions for the other executive officers;

■
reviewing and discussing the Company’s talent review and development process and succession planning process for executive officers (including the CEO) and other critical senior management roles;

■
providing oversight of the Company’s human capital management programs, including DEI programs and management development; and

■
approving the Compensation Discussion and Analysis included in the Company’s annual proxy statement.

Compensation and Human Capital Committee Report, Page 70
The Board has determined that each member of the Compensation and Human Capital Committee is independent, as defined by the rules of the SEC and NYSE listing standards, as well as independent under the Principles and Section 2.10 of the Company’s Amended and Restated By-laws (the “By-laws”). In addition, each committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (“Exchange Act”). The Board has evaluated the performance of the Compensation and Human Capital Committee in compliance with regulatory requirements.
NOMINATING AND GOVERNANCE COMMITTEE
Attendance	Responsibilities
Meetings Held in 2023: 8 Committee Members Donald DeFosset, Jr. (Chair) Nazzic S. Keene Rebecca A. McDonald Cheryl L. Shavers
Purpose: ensure the Board is appropriately constituted to meet its fiduciary obligations to shareholders of the Company.
The Nominating and Governance Committee oversees the practices, policies and procedures of the Board and its committees. Responsibilities also include:
■
evaluating the size, composition, governance and structure of the Board and the qualifications, compensation and retirement age of directors;

■
identifying, evaluating and proposing nominees for election to the Board;

■
considering the independence and possible conflicts of interest of directors and executive officers and ensuring compliance with applicable laws and NYSE listing standards; and

■
overseeing the Company’s overall enterprise risk management program.

The Nominating and Governance Committee is also charged with:
■
overseeing the self-evaluations of the Board and its committees;

■
reviewing the Principles;

■
oversight of the Company’s policy on political spending and related disclosure;

■
reviewing material related party transactions in accordance with our Related Party Transactions Policy;

■
monitoring our directors’ outside engagements and administering our director resignation procedures when there is a change in a director’s employment status; and

■
evaluating the compensation program for the non-management directors.

The Committee also maintains oversight of the Company’s sustainability initiatives and of activities involving community relations and philanthropy.

14	ITT INC. | 2024 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS BOARD AND COMMITTEE STRUCTURE

The Board has determined that each member of the Nominating and Governance Committee is independent, as defined by the rules of the SEC and NYSE listing standards, as well as independent under the Principles. The Board has evaluated the performance of the Nominating and Governance Committee in compliance with regulatory requirements.
As stated above, the Nominating and Governance Committee evaluates the compensation program for the non-management directors and makes recommendations to the Board regarding their compensation. The Nominating and Governance Committee consults with Pay Governance LLC (“Pay Governance”) as an independent consultant for this purpose.
Pay Governance’s responsibilities include providing market comparison data on non-management director compensation at peer companies, tracking trends in non-management director compensation practices, and advising the Nominating and Governance Committee regarding the components and levels of non-management director compensation. The Nominating and Governance Committee is not aware of any conflict of interest on the part of Pay Governance arising from these services or any other factor that would impair Pay Governance’s independence. Executive officers do not play any role in either determining or recommending non-management director compensation.

EXECUTIVE SESSIONS OF DIRECTORS
Agendas for meetings of the Board include regularly scheduled executive sessions led by the Board’s non-executive Chairman for the independent directors to meet without management present. Board members have access to our employees outside of Board meetings, and the Board encourages directors to visit different Company sites and events periodically and meet with local management at those sites and events, either as part of a regularly scheduled Board meeting or otherwise.

ITT INC. | 2024 PROXY STATEMENT	15

CORPORATE GOVERNANCE AND RELATED MATTERS BOARD AND COMMITTEE ROLES IN OVERSIGHT OF RISK

BOARD AND COMMITTEE ROLES IN OVERSIGHT OF RISK
BOARD

The Board is charged with oversight of the Company’s risk management policies and practices with the objective of ensuring appropriate risk management systems are employed throughout the Company. ITT faces a broad array of risks, including market, operational, strategic, legal, political, international and financial risks. The Board monitors overall corporate performance, the integrity of the Company’s financial controls and the effectiveness of its legal compliance and enterprise risk management programs, risk governance practices and risk mitigation efforts. The Board receives reports from management on risk matters in the context of the Company’s annual strategy session and strategic planning reviews, the annual operating plan, budget reviews and business reports, and other updates provided at Board meetings. Depending on subject matter and time allocation considerations, the Board may choose to maintain direct oversight responsibility for certain material risks or assign oversight to a Board Committee.

Audit Committee	Compensation and Human Capital Committee	Nominating and Governance Committee

Oversees policies on risk assessment and management, and oversees risks related to the Company’s financial statements, cybersecurity, the financial reporting process, accounting matters and other areas of significant financial risk. Assesses risks related to legal and regulatory matters that may have a material impact on the Company’s financial statements.
Oversees risks related to compensation-related matters, management succession planning, human capital management and corporate culture.
Oversees overall risk management program. Also evaluates risks in connection with the Company’s corporate governance structures and processes and risks related to other primarily non-financial matters (for example, business continuity planning and sustainability).

MANAGEMENT

The Company’s internal audit function has primary oversight responsibilities over risk management and engages with other members of management, including our chief compliance officer, who oversees compliance with Company policies and procedures, to monitor and analyze various risks. On a regular basis, the Board and its committees engage with our senior management, our head of internal audit, our chief compliance officer, and other members of management on risk management as part of broad strategic and operational discussions which encompass interrelated risks, as well as on a risk-by-risk basis. Each Board committee also receives regular reports from management within the relevant expertise of that committee. For example, the Compensation and Human Capital Committee reviews and assesses compensation and incentive program risks to ensure the Company’s compensation programs encourage innovation and balance appropriate business risks and rewards without encouraging risk-taking behaviors that may have a material adverse effect on the Company, and periodically receives a report from management evaluating these risks. The Board and each committee meets in executive sessions and with key management personnel and outside advisors when deemed necessary.

ENTERPRISE RISK MANAGEMENT PROGRAM
Our management team has implemented an enterprise risk management (“ERM”) program designed to work across the organization to identify, assess, monitor, and communicate the company’s strategic, operational, financial, compliance, legal and reputational risks. The ERM program provides enterprise-wide insight into individual risks and the overall risks that ITT faces and synthesizes this input to create a dynamic register of risks. The business actively manages these risks as part of standard operating procedure, and not as a separate academic exercise. A Steering Committee, chaired by ITT’s Chief Financial Officer who serves as a liaison to our executive leadership team, leads our ERM program. Risk leaders are assigned to each enterprise risk and are responsible for monitoring the execution of mitigation strategies. ITT’s Nominating and Governance Committee and Audit Committee receive a formal ERM update at least annually; additionally, our full Board receives reports as needed.

16	ITT INC. | 2024 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS BOARD AND COMMITTEE EVALUATION PROCESS

BOARD AND COMMITTEE EVALUATION PROCESS
The Board believes that self-evaluations of the full Board, the committees and individual directors are important elements of corporate governance and essential to ensuring the effective functioning of our Board. Under the Principles, the Board maintains formal mechanisms to annually assess its performance and that of its committees and individual directors. Annually, our Board evaluates its performance and each committee evaluates its own performance. The Board utilizes various approaches in its self-assessment process depending upon the needs and desires of the Board in different years. Historically, the Board utilized a written self-assessment whereby directors completed questionnaires which considered various topics related to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds. In 2022, the Board engaged an independent third party to assist in conducting the Board, committee and individual director self-assessments in recognition of governance best practices that contemplate a facilitated review from time to time. In 2023, the Chair of the
Nominating and Governance Committee conducted individual director interviews to solicit candid feedback from directors across a broad range of areas.
As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness, and responsibilities, as well as the overall mix of director skills, experience, diversity and backgrounds. As set forth in its charter, the Nominating and Governance Committee oversees the Board and committee evaluation process. Annually, the Nominating and Governance Committee reviews the process and considers whether to recommend changes for future years. The Board uses the self-assessment results to evaluate and identify skill sets and experiences that align to our long-term strategic and financial direction which is instrumental to our ongoing refreshment process and helps us identify potential director candidates. The Nominating and Governance Committee and full Board also use the results as an input in the annual evaluation of directors for renomination to the Board.

TOPICS CONSIDERED DURING THE BOARD AND COMMITTEE SELF-ASSESSMENTS INCLUDED:
Board and Committee Functionality	Board Effectiveness	Committee Effectiveness
■ Board and committee composition and alignment of director skill sets with strategic priorities of the Company	■ Areas of strength and areas of improvement for greater effectiveness	■ Effectiveness of committee composition, including whether the number and types of committees is adequate
■ Level of involvement and fulfillment of oversight responsibilities	■ Integration of newly appointed directors	■ The composition of directors
■ Board and committee purpose and appropriate key areas of focus	■ Oversight of succession planning for leadership team	■ Committee reporting to the full Board
■ Conduct of meetings, including encouragement of and time allocated for candid dialogue		■ Effectiveness of committee Chairs
The Company’s Corporate Secretary assisted the Chair of our Nominating and Governance Committee with the administration of this year’s Board self-assessment. The Chair of our Nominating and Governance Committee met individually with each director and then aggregated and summarized all of the directors’ feedback. Responses were not attributed to specific Board or committee members to promote candor and preserve confidentiality. The summaries were shared with the Board and committee members in an executive session to inform their review and discussion. The Chair of the Nominating and Governance Committee led a discussion of the Board and committee results. The Board has an ongoing dialogue throughout the year regarding the self-assessment observations and suggestions.
In addition to the in-person review of the results of the Board and committee self-assessments, at least once per year our independent Chairman has individual one-on-one discussions with each director to elicit any further information about his/her views on the functioning of the Board and its committees. Our Chairman also held one-on-one discussions with each of
Mr. Berryman and Mss. Keene and Szafranski after they attended their first Board meetings and at other times, in each case to solicit their feedback and ensure that they were being integrated properly into the Board and the Company. Feedback from all of these discussions is incorporated into the Board’s overall action plan. Examples of changes made in response to the self-assessment process over the last several years include:
■
increased Board exposure both formally and informally to key executives;

■
additional reserved time for “Board only” discussions to continue to foster openness and cohesiveness among the Board; and

■
a coordinated director education schedule to provide additional education on relevant topics as part of regularly scheduled meetings.

The results of the self-assessment process in 2023 confirmed the Board’s belief that the Board and its committees are currently operating effectively.

ITT INC. | 2024 PROXY STATEMENT	17

CORPORATE GOVERNANCE AND RELATED MATTERS SHAREHOLDER ENGAGEMENT AND COMMUNICATIONS

SHAREHOLDER ENGAGEMENT AND COMMUNICATIONS
Fostering long-term relationships with our shareholders remains a priority for the Board. We proactively engage directly with our shareholders throughout the year to gather useful feedback on a wide variety of topics, including financial performance, corporate governance, executive compensation, sustainability practices and strategic priorities. We have generally received positive feedback regarding our corporate governance practices, including our Board leadership and the composition of our Board, our human capital management practices and policy, and our sustainability efforts. Shareholder feedback continues to inform our practices and the information we disclose to the public to help us effectively address shareholder interests and inquiries.

YEAR-ROUND SHAREHOLDER ENGAGEMENT PROGRAM
We have developed a robust engagement program that ensures an active and open, year-round, dialogue with shareholders and other stakeholders. These meetings strengthen our relationship with our shareholders and reinforce our commitment to incorporate shareholder feedback into various decisions made by the Board and management.

18	ITT INC. | 2024 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS SHAREHOLDER ENGAGEMENT AND COMMUNICATIONS

FALL ENGAGEMENT PROCESS
In 2023, we continued our robust fall shareholder engagement process, contacting shareholders representing approximately 70% of ITT’s outstanding shares, and engaging with shareholders representing approximately 26% of outstanding shares. In addition, we conducted outreach to the two leading proxy advisory firms and met with one. These shareholder engagement efforts are complementary to outreach conducted by members of senior management through ITT’s Investor Relations department as they regularly meet with shareholders and participate in investor conferences.
The feedback we received was shared with the Board and members of senior management and an overview of the specific areas of focus for our shareholders during these meetings is provided in the table below. We believe it is important for the Company to have a direct line of communication with shareholders to allow the Board and management to better assess our policies and practices continually.

Fall 2023 Shareholder Engagement Outreach Efforts
Number of Shareholders Contacted:	Percent of Outstanding Shares Contacted:	Percent of Outstanding Shares Engaged:
27	~70%	~26%
Specific Areas of Focus and Feedback
Corporate Governance	Human Capital Management	Sustainability
Board Diversity & Refreshment	Diversity, Equity and Inclusion	Sustainability Reporting
■ Discussed continued alignment of director expertise with long-term Company strategy as part of the Board’s ongoing refreshment strategy	■ Discussed actions taken to achieve diversity, equity and inclusion (“DEI”) goals set out in the 2022 Sustainability Report, progress made and plans for future achievement	■ Discussed progress toward previously-disclosed environmental and social targets and received positive feedback on disclosure on progress in the 2023 Sustainability Update
■ Discussed board leadership transitions and rationale for providing retirement age waivers during refreshment process	■ Discussed view of the skilled labor market, how we are combating attrition and our efforts to retain diverse talent	■ Discussed plan for measuring and disclosing Scope 3 emissions
■ Shareholders recognized ITT’s commitment to Board diversity, including gender, race/ethnicity, age, citizenship and professional background	■ Discussed our positive relationship with our labor unions and how that contributes to employee engagement and productivity	■ Shareholders were interested to understand the financial returns from our green energy investments

Governance	Compensation	Board Oversight of ESG
■ Discussed transparency in political spending and our disclosure regarding political contributions and trade association memberships	■ Received positive feedback on potential updates to AIP design to increase weighting of cash flow and reduce individual performance metric	■ Discussed Board and committee oversight of ESG initiatives including oversight over our Environmental Task Force and the ITT Environmental, Safety, Health and Security Council
■ Shareholders appreciated ITT’s strong governance practices and robust disclosure on corporate governance	■ Discussed weighting of LTIP metrics (ROIC/TSR)	■ Discussed cybersecurity experience and background of board members
ITT INC. | 2024 PROXY STATEMENT	19

CORPORATE GOVERNANCE AND RELATED MATTERS ESG OVERVIEW

RECENT BOARD ACTIONS IN RESPONSE TO INVESTOR FEEDBACK
■
Increased Transparency in Political Spending: In response to our discussions with shareholders regarding transparency in our political spending, we have posted our formal political contributions policy on the Governance section of our website, as well as our 2023 Political Contributions Report, which describes our political spending for the year covered by the report. This policy and the 2023 Political Contributions Report have been reviewed and approved by the Nominating and Governance Committee, which will review and approve any material future changes to the policy. In addition, the Nominating and Governance Committee will annually review the Company’s website disclosure regarding political contributions.

■
Sustainability: We continue to evolve and enhance our sustainability practices and disclosure, taking into account shareholder feedback. Our 2023 Sustainability Update detailed our progress on our previously released GHG emissions target and DEI goals. We remain committed to progressing our efforts and issuing future sustainability reports outlining our goals and initiatives.

We encourage shareholders to continue to engage with us and let us know their thoughts about ITT or bring matters to our attention. Please feel free to write directly to us at ITT Inc., 100 Washington Boulevard, 6th Floor, Stamford, CT 06902, Attention: Corporate Secretary.

COMMUNICATION WITH THE BOARD OF DIRECTORS
Shareholders and other interested parties may contact any of our directors (including the non-executive Chairman), a committee of the Board, the Board’s non-management directors as a group, or the Board as a whole by writing to them c/o ITT Inc., 100 Washington Boulevard, 6th Floor, Stamford, CT 06902, Attention: Corporate Secretary. Communications are distributed to the Board, or to any individual director(s), as appropriate under the facts and circumstances. Junk mail, advertisements, product inquiries or complaints, resumes, spam and surveys are not forwarded to the Board. Material that is threatening, unduly hostile or deemed by the Corporate Secretary to be trivial, irrelevant or inappropriate will also not be forwarded. Any non-management director may request any communications that have been excluded be made available.

ESG OVERVIEW
ESG OVERSIGHT
Our Board, executive leadership and employees are committed to effectively managing ESG topics. We design our governance policies and processes to provide appropriate Board-level oversight of significant ESG issues relevant to ITT. Our ESG governance structure, policies, processes and areas of focus are informed by ESG reporting standards and our proactive engagement with investors, customers and other stakeholders.
Management works closely with the Board to identify relevant ESG risks and opportunities to enhance our bottom line and deliver long-term financial value to our shareholders. The Nominating and Governance Committee has overall oversight responsibility for sustainability and our other ESG initiatives. In addition, each committee has primary responsibility for oversight of other specific aspects of the Company’s ESG initiatives, consistent with their areas of responsibility as reflected in their respective charters and described below.
The Environmental, Safety, Health and Security (“ESH&S”) Council is an internal team of senior executives led by our
General Counsel that establishes corporate-wide processes and strategies and oversees ESH&S matters across the Company. The ESH&S Council meets monthly and includes, among others, our General Counsel, our Director of Environmental Affairs and each of our three Value Center ESH&S leaders. Members of the ESH&S Council provide regular reports to the Board and our committees, including an annual review of our environmental liabilities provided to our Audit Committee.
Our Environmental Task Force is comprised of leaders in our ESH&S Council, finance, research and development and supply chain management, is led by our CFO and meets monthly to discuss green capex initiatives, establish corporate-wide environmental and sustainability goals and identify sustainability-related opportunities across our Value Centers.

20	ITT INC. | 2024 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS ESG OVERVIEW

BOARD OF DIRECTORS
Receives regular reports from management regarding matters related to ESH&S and provides oversight of sustainability and other ESG initiatives, primarily through its committees
Audit Committee	Nominating and Governance Committee	Compensation and Human Capital Committee

■
Oversight of environmental liabilities and assets, including the accuracy of budgeting and the forecasting process related to environmental liabilities

■
Oversees and reviews cybersecurity and other information technology risks, controls and procedures

■
Oversees sustainability in general and maintains an informed status on key ESG initiatives, engagement with key stakeholders, non-governmental organizations and ESG rating organizations

■
Receives updates from our investor relations department regarding sustainability initiatives at least annually

■
Oversees human capital management programs, including responsibilities relating to the compensation and benefits of our executive officers, and the recruitment, development and retention of diverse talent necessary to ensure our success

■
Receives regular briefings from our Chief Human Resources Officer regarding diversity, equity and inclusion as well as written reports at least once a quarter

Environmental Task Force	Environmental, Safety, Health & Security Council
Internal management team that establishes corporate-wide environmental and sustainability goals and identifies sustainability-related opportunities across our Value Centers	Internal management team that establishes corporate-wide processes and strategies and oversees ESH&S matters across the Company
ESG HIGHLIGHTS
In October 2023, with the oversight of our Nominating and Governance Committee, we published our 2023 Sustainability Update (available on our website), which details our approach to sustainability and our progress towards the emissions reduction and DEI targets we established in November 2022.

ENVIRONMENTAL HIGHLIGHTS
We have made significant progress towards our GHG emissions reduction target through the increased implementation of renewable energy sources, including the use of solar energy. As we continue to focus on reducing our footprint, in April 2023, we announced a $25 million commitment toward green energy projects, including solar panel installations at eight manufacturing facilities globally. Once completed, we expect the solar installations to reduce ITT’s carbon emissions by approximately 6,000 tons of CO2 per year. Over the past year, we also drove a reduction in water consumption and an increase in materials recycled across our facilities.
We continue to innovate to solve our customers’ most challenging problems with environmentally friendly and sustainable technologies that reduce waste, limit downtime and remove harmful emissions related to flaring and other sources of pollutants. For example, our twin-screw and multiphase pumping technology are deployed on large decarbonization projects across the world. In one oil and gas application, our pumping technology was projected to help our customer reduce more than 300,000 tons of CO2 in a single year and avoid fines. We continue to further the development of key technologies that help ensure our customers are preparing for upcoming regulations in transportation and energy and can meet increasing demand in the growing electric vehicle market.

ITT INC. | 2024 PROXY STATEMENT	21

CORPORATE GOVERNANCE AND RELATED MATTERS DIRECTOR ORIENTATION AND CONTINUING EDUCATION

SOCIAL HIGHLIGHTS
Occupational health and safety is a top priority at ITT. Our focus on driving proactive, zero-incident workplace cultural behaviors as well as our granular, root-cause approach towards identifying improvement actions permeates our organization. These efforts are reflected in the continued progress we are making. Nearly 60% of ITT sites around the world had zero recordable incidents in both 2022 and 2023 and approximately 30% of ITT sites had zero incidents in the last three years. This focus drove an improved Injury Severity Rate of more than 20% versus 2022 while our Injury Frequency Rate of 0.6 remained roughly flat to 2022.
We are also invested in our employees and provide meaningful opportunities to support professional and personal development at ITT. We offer a range of programs to elevate both the technical and leadership skills of our employees and facilitate networking programs to enable our employees to grow and thrive. Our development philosophy is built around a “know-do” framework which includes both formal training and experiential learning. Tailored learning programs, coaching and mentoring elevate both technical and other skills (the “know”) while challenging, well-planned work experiences and global assignments prepare ITTers for current and future roles (the “do”). Successful employee development is also supported by thoughtful plans built in partnership between employees and their managers. Our development planning tools and processes ensure targeted, concrete action planning, and we promote continuous feedback and regular check-ins. For example, over the past few years, ITT has expanded enrollment in our leadership programs through UP Academy for emerging leaders, which we developed in partnership with the European Centre for Executive Development.
Finally, we are committed to the principle of having a diverse and inclusive workforce and to creating a higher-performance culture. We support inclusive hiring practices, have implemented programs related to unconscious bias training, promote local inclusion efforts to identify site-specific needs and sponsor employee resource group development, including the global “I-Win” Women’s Interest Network. We are focused on demonstrating our commitment to diversity, equity and inclusion through our actions. We work to create an environment where all ITTers can fully engage, achieve their personal potential and freely share ideas that guide us toward more innovative thinking and better business decisions and solutions.
In service to our commitment to provide transparency to our stakeholders, we first disclosed our employee diversity targets in our 2022 Sustainability Report, and we have posted our annual consolidated EEO-1 report since 2021, including the 2023 report, on our website at www.itt.com/our-people/eeo-1-report. We will continue to focus on driving results relating to human capital management initiatives and enhancing disclosure on human capital strategy and metrics.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION
Given the appointment of three new directors within the last year and the nomination of an additional new director candidate for election at the 2024 Annual Meeting, our director onboarding process is an important element of our Board’s overall approach to providing strong oversight. As part of ITT’s director orientation program, new directors participate in one-on-one introductory meetings with members of ITT’s leadership team and other functional leaders. This director orientation familiarizes the directors with our business and strategic plans, significant financial, accounting and risk management issues, human resources matters, our compliance programs and other controls, policies and procedures. The orientation also addresses Board procedures, our Principles and our Board committee charters and provides directors with the opportunity to meet with our officers and other key members of senior management. Finally, in order to provide our new directors with a resource for questions and insight about our business, culture and governance practices, and to foster collegiality on our Board, each new director is informally paired with another director or member of management who can assist the new director in obtaining whatever information they may need.
The Company also endeavors to provide ongoing director education throughout the year. Our annual strategy session, where senior management presents the strategic plans for each of the businesses and the Company as a whole, is one component of that ongoing education. We aim to periodically hold the annual strategy session at an ITT facility in order to increase the Board’s understanding of the Company’s people, operations, product lines and overall business. Members of our senior management as well as outside advisors and industry experts also present topics throughout the year to the Board in order to increase directors’ understanding of the Company’s business operations, strategies, risks and opportunities.
Directors may also enroll in external continuing education programs at ITT’s expense on topics associated with a director’s service on a public company board in order to provide a forum for them to maintain their insight into leading governance practices, exchange ideas with peers and keep current their skills and understanding of their duties as directors.

22	ITT INC. | 2024 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS BOARD AND GOVERNANCE POLICIES

BOARD AND GOVERNANCE POLICIES
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Compensation and Human Capital Committee during 2023 or as of the date of this Proxy Statement in 2024 has been an officer or employee of the Company and no executive officer of the Company has served on the compensation committee or board of any company that employed any member of our Compensation and Human Capital Committee or Board.

CODE OF CONDUCT
The Company has adopted the ITT Code of Conduct which was updated in 2022 and applies to all employees (including part-time and temporary workers and contractors), including the CEO, CFO, and Principal Accounting Officer and, where applicable, to its non-management directors. The ITT Code of Conduct is available on our website at www.itt.com/newsroom/publications/code-of-conduct. We disclose on our website any changes to or waivers from the Code of Conduct for the Company’s CEO, CFO, Principal Accounting Officer, non-management directors and other executive officers. In addition, the Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our CEO, CFO, and Principal Accounting Officer, or persons performing similar functions. We intend to do this by posting such information on our website as set forth above rather than by filing a Form 8-K with the SEC.
The Company has established a confidential ethics phone line and website to respond to employees, suppliers, contractors and customers’ questions and reports of ethical concerns. Also, the Audit Committee has established a policy with procedures to receive, retain and treat complaints received by the Company regarding accounting, internal controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters. ITT does not allow any form of retaliation against anyone who raises a concern in good faith.

POLICIES FOR APPROVING RELATED PARTY TRANSACTIONS
The Board has adopted a written Related Party Transaction Policy (the “RPT Policy”) that addresses the reporting, review and approval or ratification of transactions with related parties. The RPT Policy covers (but is not limited to) those related party transactions and relationships required to be disclosed under Item 404(a) of the SEC’s Regulation S-K, and applies to each director or executive officer of the Company, any nominee for election as a director of the Company, any security holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities, and any immediate family member of any of the foregoing persons (each, a “Related Party”).
The Company recognizes transactions with Related Parties may involve potential or actual conflicts of interest and pose the risk they may be, or be perceived to have been, based on considerations other than the Company’s best interests. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between Related Parties and the Company may be incidental to the normal course of business, may provide an opportunity that is in the best interests of the Company to pursue, or may not otherwise be inconsistent with the best interests of the Company. In other cases it may be inefficient for the Company to pursue an alternative transaction. The RPT Policy therefore is not designed to prohibit Related Party transactions; rather, it is designed to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them. The RPT Policy supplements the provisions of our Code of Conduct concerning potential conflict of interest situations. Under the RPT Policy, an amendment to an arrangement that is considered a Related Party transaction is, unless clearly incidental in nature, considered a separate Related Party transaction.
The RPT Policy provides for the Nominating and Governance Committee to review all Related Party transactions and, wherever possible, to approve such transactions in advance of any such transaction being given effect. In connection with approving or ratifying a Related Party transaction, the Nominating and Governance Committee considers, in light of the relevant facts and circumstances, whether or not the transaction is in, or consistent with, the best interests of the Company, including, as applicable, consideration of the following factors:
■
the position within or relationship of the Related Party with the Company;

■
the materiality of the transaction to the Related Party and the Company, including the dollar value of the transaction, without regard to profit or loss;

■
the business purpose for and reasonableness of the transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

ITT INC. | 2024 PROXY STATEMENT	23

CORPORATE GOVERNANCE AND RELATED MATTERS BOARD AND GOVERNANCE POLICIES

■
whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms the Company offers generally to persons who are not Related Parties;

■
whether the transaction is in the ordinary course of our business and was proposed and considered in the ordinary course of business; and

■
the effect of the transaction on our business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures,

and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.
The RPT Policy provides standing pre-approval for certain types of transactions the Nominating and Governance Committee has determined do not pose a significant risk of conflict of interest, either because a Related Party would not have a material interest in a transaction of that type or due to the nature, size and/or degree of significance to the Company. The Board reevaluates the RPT Policy periodically.

HEDGING AND PLEDGING
Our directors and certain employees (including executive officers) are prohibited from hedging and speculative trading in the Company’s securities, including short sales and leverage transactions such as puts, calls and listed and unlisted options. We also prohibit our directors and certain employees, including our executive officers, from pledging Company securities as collateral for a loan.
24	ITT INC. | 2024 PROXY STATEMENT

DIRECTORS’ QUALIFICATION
AND SELECTION PROCESS
BOARD COMPOSITION AND REFRESHMENT
The Board manages its composition and refreshment with significant support from the Nominating and Governance Committee, taking into consideration the skills, experiences and attributes of the existing directors, both individually and as a group. As part of its ongoing refreshment strategy, the Board has been and is currently engaged in a thoughtful and deliberate search process to add new directors with capabilities that align to our long-term strategic and financial direction. The Board is committed to diversity among its members including gender and ethnic/racial diversity as well as diversity of backgrounds, perspectives and cultural experiences.
In October 2023, the Board appointed Nazzic Keene and Kevin Berryman, and in January 2024, the Board appointed Sharon Szafranski, to the ITT Board. The Board is also nominating Christopher O’Shea as a new director nominee for election at the 2024 Annual Meeting. These four individuals were each selected as candidates by a sub-committee of our Board, working with the assistance of a third-party professional search firm which sourced suitable candidates based on the specific skills and attributes desired by the Board. The Nominating and Governance Committee also reviewed the skills, experiences and attributes of all director candidates before recommending their election to the full Board.
Ms. Keene brings broad public company experience to our Board while Mr. Berryman brings extensive financial and operational experience on a global scale. Both are experienced public company directors and bring deep mergers and acquisitions and integration experience. Ms. Szafranski is an accomplished executive with more than thirty years of manufacturing experience and who also brings broad strategy and innovation experience. Mr. O’Shea is the CEO of a multinational energy and services company and brings current experience in transforming business and financial performance. Biographical information about Ms. Keene, Mr. Berryman, Ms. Szafranski and Mr. O’Shea can be found in the section entitled “Election of Directors (Proxy Item No. 1)—2024 Director Nominees.”
These appointments and nominations represent an important step in the Board’s refreshment strategy and in the continued evolution of director capabilities and skill sets. Looking ahead, the Board intends to continue to proactively manage its composition and pursue refreshment in light of various factors, particularly the Board’s mix of skills, experience and attributes, to ensure that the Board is well prepared for its governance responsibilities.

BOARD MEMBERSHIP CRITERIA
The Nominating and Governance Committee regularly considers and reviews with the Board the appropriate skills and characteristics for Board members in fulfilling its responsibility to identify and recommend qualified candidates for membership on the Board. As part of the membership criteria for new Board members, the Principles state that individuals who are nominated are expected to have significant accomplishments and recognized business stature and possess attributes and experiences such as diversity, management skills and business, technological and international experience. The Nominating and Governance Committee’s top priority is therefore ensuring the Board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the long-term interests of shareholders.
Criteria for identifying and evaluating candidates for the Board include:
■
personal qualities and characteristics, accomplishments and reputation in the business community;

■
current knowledge and contacts in the Company’s business communities and industries;

■
the fit of the individual’s skills and personality with those of other directors in building a Board that is effective, collegial and responsive;

■
ability and willingness to commit adequate time to Board and committee matters;

■
diversity of viewpoints, background, experience and other demographics;

■
independence (including independence from the interests of a particular group of shareholders);

■
absence of potential conflicts with our interests; and

■
such other criteria as the Board may from time to time determine relevant.

ITT INC. | 2024 PROXY STATEMENT	25

DIRECTORS’ QUALIFICATION AND SELECTION PROCESS DIRECTOR NOMINEE SKILLS AND DIVERSITY

DIRECTOR NOMINEE SKILLS AND DIVERSITY
Our director nominees possess relevant experience, skills and qualifications which contribute to a well-functioning Board that effectively oversees the Company’s strategy and management. All of our director nominees bring to the Board a balance of executive leadership experience derived from their diverse professional backgrounds and areas of expertise that are relevant to ITT. As a group, they have global industrial and financial expertise, leadership and public company board experience, and sound business acumen. In identifying and evaluating candidates for the Board, the Nominating and Governance Committee considers the overall diversity of the Board as a specific factor, including diversity of skills, experience and backgrounds, as well as ethnic and gender diversity. We believe our Board nominees appropriately reflect a diversity of experience and skills and of professional, gender, ethnic and personal backgrounds. The Board is committed to maintaining these different facets of diversity among its members.

	Berryman	DeFosset	Keene	McDonald	O’Shea	Powers	Savi	Shavers	Szafranski	Total
International Market Exposure International business and/or management experience supports the Board’s oversight of key risks involving our global customer and supplier bases and our challenges managing global compliance systems										9
Operations General management operations experience at a publicly traded or private company allows directors to critically evaluate our operations and product development										9
Industrial Experience Significant business or management experience with a company in the multi-industrial segment enables enhanced oversight of product development and sharpens focus on safety and quality										5
Public Company Board Experience Service on the board of directors of at least one public company other than ITT provides directors with similar oversight experience										8
Executive Leadership Experience Experience in a senior level management position (preferably CEO or reporting to CEO or Cabinet Member) of a publicly traded company, large private company or governmental department facilitates effective oversight of management and sharpens the Board’s succession planning process										9
26	ITT INC. | 2024 PROXY STATEMENT

DIRECTORS’ QUALIFICATION AND SELECTION PROCESS PROCESS FOR IDENTIFYING AND SELECTING NEW BOARD MEMBERS

	Berryman	DeFosset	Keene	McDonald	O’Shea	Powers	Savi	Shavers	Szafranski	Total
Experience in One or More End Markets Business or management experience in one or more end markets allows directors to evaluate our market strategy, contracting and relationships with key customers										8
Significant Financial Experience CFO, Audit Committee Chair or Audit Committee Financial Expert (as per NYSE listing standards) or other employment or financial educational experience enhances the Board’s deliberations regarding capital allocation, long-term strategy and regulatory compliance										5
Mergers & Acquisition Experience Significant experience in mergers, acquisitions or other business combinations enables oversight of our strategy of growth through targeted acquisitions										9
Race/Ethnicity
White										8
Ethnic/Racial Diversity										1
Gender
Male										5
Female										4
Citizenship	U.S.	U.S.	U.S.	U.S.	U.K.	U.S.	Italy	U.S.	U.S.
All skills are self-assessed.
PROCESS FOR IDENTIFYING AND SELECTING NEW BOARD MEMBERS
The Nominating and Governance Committee identifies director candidates through a variety of sources including independent search firms, personal references and business contacts.
Shareholders who wish to recommend candidates may contact the Nominating and Governance Committee in the manner described in “Corporate Governance and Related Matters —Shareholder Engagement and Communications—Communication with the Board of Directors.” Shareholder nominations must be made according to the procedures required by our By-laws and described in this Proxy Statement under the heading “Information about the Proxy Statement & Voting.” Shareholder recommended candidates and shareholder nominees whose nominations comply with these procedures and who meet the criteria referred to above will be evaluated by the Nominating and Governance Committee in the same manner as other nominees.
A key component to the nomination (and re-nomination) process is the Nominating and Governance Committee’s consideration of the results of the Board’s self-evaluation process. The results generated from this evaluation process include nominee attributes and experiences that will individually and collectively complement the existing Board, taking into account the Board’s needs for expertise and recognizing that having a diverse Board will benefit the Company’s businesses and operations, which are diverse and global in nature.
Prior to recommending nominees for election as directors, the Nominating and Governance Committee, and then the full

ITT INC. | 2024 PROXY STATEMENT	27

DIRECTORS’ QUALIFICATION AND SELECTION PROCESS BOARD TENURE

Board, engages in a deliberative process and considers the criteria discussed in “Board Membership Criteria” above to ensure the nominee will contribute to an effective Board. Biographical information for each director candidate is evaluated and candidates participate in interviews with existing Board members and management. We conduct thorough background checks on each candidate and nominees must meet the requirements of the Company’s By-laws and the Principles.
Balanced and effective Board composition, supplemented by a thoughtful approach to refreshment, is a priority for ITT. The selection of a qualified group of directors with an appropriate mix of skills, experience and attributes is essential to the Board’s successful oversight of our business.

BOARD TENURE
The Board strives to maintain an appropriate balance of tenure and refreshment among directors and acknowledges that these priorities may shift over time. The Board believes there are benefits from the valuable experience and familiarity with the Company and its people and processes that longer-tenured directors bring, as well as significant benefits from the fresh perspectives and ideas that new directors bring. The average tenure of our director nominees is approximately five years. The Board aims to continue to refresh its membership over time.

DIRECTOR INDEPENDENCE
The Board, through the Nominating and Governance Committee, conducts an annual review of the independence of its members. With the assistance of legal counsel to the Company, the Nominating and Governance Committee has reviewed the applicable standards for Board and committee member independence, as well as the standards established by the Principles. A summary of the answers to annual questionnaires completed by each of the directors and a report of transactions with director-affiliated entities are also made available to the Nominating and Governance Committee to enable its comprehensive independence review. On the basis of this review, the Nominating and Governance Committee has delivered a report to the full Board, and the Board has made its independence determinations based upon the committee’s report and the supporting information.
Under NYSE listing standards, an independent director must not have any material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The NYSE requirements pertaining to director independence also include a series of objective tests, such as the requirement that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. The Board also considers whether directors have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The SEC has a separate independence requirement for Audit Committee members that overlays the NYSE requirements. The NYSE also requires directors who serve on compensation committees to satisfy additional independence requirements specific to that service.
The Board has determined that Mr. Savi is not “independent” because of his employment as CEO of the Company. The Board has reviewed all relationships between the Company and each other member of the Board and has affirmatively determined all of the members of the Board other than Mr. Savi are “independent” pursuant to the applicable listing standards of the NYSE. None of these directors were disqualified from “independent” status under the objective tests set forth in the NYSE standards. In assessing independence under the subjective relationships test described above, the Board took into account the criteria for disqualification set forth in the NYSE’s objective tests, and reviewed and discussed additional information provided by each director and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management. The Board considered transactions occurring since the beginning of the Company’s 2021 fiscal year between the Company and entities associated with the directors or members of their immediate families. All identified transactions that appear to relate to the Company and a person or entity with a known connection to a director were presented to the Board for consideration. The Board also considered in its analysis the Company’s contributions to tax-exempt organizations with respect to each of the non-management directors. Based on the foregoing, as required by the NYSE, the Board made the subjective determination as to each of these directors that no material relationships with the Company exist and no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of such director. The Board also determined that the current members of the Audit Committee and of the Compensation and Human Capital Committee meet the applicable SEC and NYSE listing standard independence requirements with respect to membership on such committees. The Company did not make any contributions to any tax exempt organizations in which any non-management director serves as an executive officer within the past three fiscal years where such contributions exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenues.

28	ITT INC. | 2024 PROXY STATEMENT

ELECTION OF DIRECTORS
(PROXY ITEM NO. 1)
ELECTION PROCEDURES
Each director must be elected by a majority of the votes cast by the shareholders represented at the virtual meeting or by proxy at the Annual Meeting. A “majority of the votes cast” means the number of votes cast “for” a director must exceed the number of votes cast “against” that director (with abstentions and broker non-votes not counted as votes cast with respect to that director). In a contested election for directors (an election in which the number of nominees for election as directors is greater than the number of directors to be elected), the vote standard would be a plurality of votes cast.
In accordance with our By-laws and the Principles, the Board will only nominate director candidates who agree to tender an irrevocable resignation promptly following their failure to receive the required vote for re-election in an uncontested election. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board.
If an incumbent director fails to receive the required vote for re-election in an uncontested election and submits his or her resignation to the Chairman of the Board or the Corporate Secretary, then the Nominating and Governance Committee (or the equivalent committee then in existence) shall promptly consider the resignation and all relevant facts and circumstances concerning any vote and the best interests of the Company and its shareholders. After such consideration, the Nominating and Governance Committee will make a recommendation to the Board regarding whether the resignation should be accepted or rejected, or whether any other action should be taken. The Board will act on the Committee’s recommendation no later than its next regularly scheduled Board meeting (after certification of the shareholder vote) or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision.
Each nominee elected as a director will continue in office until the earlier of the 2025 Annual Meeting of Shareholders, his or her successor having been duly elected and qualified, or his or her death, resignation or removal.
The nine nominees for election to the Board in 2024 have agreed to serve if elected, and management has no reason to believe such nominees will be unavailable to serve. In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, then the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board. The individuals named as proxies in the proxy card intend to vote your proxy (if you are a shareholder of record) for the election of each of these nominees, unless you indicate otherwise on the proxy card.

2024 DIRECTOR NOMINEES
Eight members of our Board and one new director nominee are standing for election to hold office until the 2025 Annual Meeting of Shareholders.
We believe our 2024 director nominees evidence our commitment to maintain an appropriate balance of tenure, turnover, diversity, skills and experience on the Board. Of the nine directors who are nominees for election at the Annual Meeting, four are female, one is racially or ethnically diverse and two are citizens of a non-U.S. country. As discussed in detail in our nominees’ biographies, the nominees come from varied professional backgrounds and industries, including manufacturing, finance, energy and technology. Each of our 2024 director nominees was recommended for election by the Nominating and Governance Committee, and such recommendation was approved unanimously by the Board.

ITT INC. | 2024 PROXY STATEMENT	29

ELECTION OF DIRECTORS (PROXY ITEM NO. 1) 2024 DIRECTOR NOMINEES

The principal occupation and certain other biographical information about the nominees is set forth on the following pages.
KEVIN BERRYMAN
Age: 65 Director since: October 2023 Former Chief Financial Officer and President at Jacobs Solutions, Inc. Independent
CAREER:
Kevin Berryman served as the Chief Financial Officer and President of Jacobs Solutions Inc. (“Jacobs”), a multi-billion dollar global technical services company that specializes in engineering, design, and consulting, from 2015 to August 2023. He currently serves as Special Advisor to the CEO of Jacobs. Prior to joining Jacobs, Mr. Berryman was the Executive Vice President and Chief Financial Officer of International Flavor and Fragrances, Inc., a global manufacturer of flavors and fragrances to consumers, a role that he served from 2009 to 2014. Mr. Berryman also spent 23 years in a number of leadership positions at Nestle, S.A., including Chief Financial Officer of one its largest acquisitions, Purina PetCare Company. Mr. Berryman is currently a director of Sealed Air Corporation where he has served since 2021 (Audit Committee; People and Compensation Committee).

REASONS FOR ELECTION TO THE BOARD OF ITT:
In considering Mr. Berryman for director of the Company, the Board considered his financial and operational experience as President and Chief Financial Officer of a global technical service company as well as his deep mergers and acquisitions and integration experience.

	BOARD COMMITTEES: ■ Audit Committee	CURRENT PUBLIC COMPANY BOARDS: ■ Sealed Air Corporation (SEE)
SKILLS AND QUALIFICATIONS:
DONALD DEFOSSET, JR.
Age: 75 Director since: October 2011 Former Chairman, President & CEO of Walter Industries, Inc. Independent
CAREER:
Donald DeFosset, Jr. retired in 2005 as Chairman, President & Chief Executive Officer of Walter Industries, Inc., a diversified public company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset had served since November 2000 as President & CEO, and since March 2002 as Chairman, of Walter Industries. Over his career, Mr. DeFosset held significant leadership positions in major multinational corporations, including Dura Automotive Systems, Inc., Navistar International Corporation and AlliedSignal, Inc. Mr. DeFosset is currently a director of Terex Corporation, where he has served since 1999 (Chairman of the Compensation and Human Capital Committee; Governance, Nominating and Corporate Responsibility Committee). Mr. DeFosset is also a director of various private companies and not-for-profit organizations.

REASONS FOR ELECTION TO THE BOARD OF ITT:
In considering Mr. DeFosset for director of the Company, the Board considered his extensive experience as a CEO of a large diversified industrial company and as a senior executive of an international machinery manufacturer. His service on the boards of directors of a variety of large public companies further enhances his experience and adds value to the Company’s Board.

	BOARD COMMITTEES: ■ Nominating and Governance Committee (Chair) ■ Audit Committee	CURRENT PUBLIC COMPANY BOARDS: ■ Terex Corporation (TEX)
	SKILLS AND QUALIFICATIONS:	FORMER PUBLIC COMPANY BOARDS: ■ National Retail Properties, Inc. (2008-2022) ■ Regions Financial Corporation (2005-2022)
30	ITT INC. | 2024 PROXY STATEMENT

ELECTION OF DIRECTORS (PROXY ITEM NO. 1) 2024 DIRECTOR NOMINEES

NAZZIC S. KEENE
Age: 63 Director since: October 2023 Former Chief Executive Officer at Science Applications International Corporation Independent
CAREER:
Nazzic S. Keene retired in 2023 from her position as Chief Executive Officer and a director of Science Applications International Corporation (“SAIC”), a multi-billion-dollar global company engaged in integrating information technology systems that manage engineering, large-scale IT modernization, and security, logistics, simulation and data analytics for government bodies, a role in which she served since 2019. She was appointed to the position of CEO and elected as a director after having served as Chief Operating Officer of SAIC from 2017 to 2019 and as the President of Global Markets & Missions from 2013 to 2017. Ms. Keene is currently a director of Automatic Data Processing Inc. where she has served since 2020 (Chair of the Nominating/Corporate Governance Committee; Audit Committee).

REASONS FOR ELECTION TO THE BOARD OF ITT:
In considering Ms. Keene for director of the Company, the Board considered her extensive public company experience as CEO of a multi-billion-dollar global organization where she demonstrated a history of driving growth and change. In addition, Ms. Keene has deep mergers and acquisitions and integration background in the information technology industry and is an experienced public company director.

	BOARD COMMITTEES: ■ Nominating and Governance Committee	CURRENT PUBLIC COMPANY BOARDS: ■ Automatic Data Processing Inc. (ADP)
	SKILLS AND QUALIFICATIONS:	FORMER PUBLIC COMPANY BOARDS: ■ Science Applications International Corporation (2019-2023)
REBECCA A. MCDONALD
Age: 71 Director since: December 2013 Former CEO of Laurus Energy Inc. Independent
CAREER:
Rebecca A. McDonald retired in 2012 as CEO of Laurus Energy Inc., a privately held company involved in underground coal gasification development, a role in which she served since 2008. She previously served as President, Gas and Power, at BHP Billiton from March 2004 to September 2007, and, from October 2001 to January 2004, she served as President of the Houston Museum of Natural Science. Ms. McDonald has more than 25 years of experience in the energy industry. She has been responsible for the development, construction and operation of natural gas and liquids pipelines, gas and electricity distribution companies, as well as power plant and gas processing facilities in North America, Asia, Africa and South America.

REASONS FOR ELECTION TO THE BOARD OF ITT:
In considering Ms. McDonald for director of the Company, the Board considered her significant expertise in the oil and gas industry, as well as her executive-level experience and extensive knowledge of business systems and operations. The Board also considered her experience as a director of a variety of public and private companies within the energy industry.

BOARD COMMITTEES: ■ Compensation and Human Capital Committee (Chair) ■ Nominating and Governance Committee
SKILLS AND QUALIFICATIONS:
ITT INC. | 2024 PROXY STATEMENT	31

ELECTION OF DIRECTORS (PROXY ITEM NO. 1) 2024 DIRECTOR NOMINEES

CHRISTOPHER O’SHEA
Age: 50 New Director Nominee CEO of Centrica plc Independent
CAREER:
Christopher O’Shea has served as the CEO of Centrica plc, a multi-billion dollar integrated energy company listed on the London Stock Exchange, since 2020 and also sits on Centrica’s Board of Directors. He was appointed to the position of CEO after serving as Centrica’s CFO from 2018-2020. Mr. O’Shea also served as CFO of Smiths Group plc, a U.K. public company engaged in global diversified industrial, security, and medical technology, from 2015-2017. In addition, Mr. O’Shea served as CFO of Vesuvius plc, a public company and global leader in metal flow engineering, from 2012-2015. Mr. O’Shea previously held various leadership roles with BG Group plc, Shell plc, and Ernst & Young from 1998-2012.

REASONS FOR ELECTION TO THE BOARD OF ITT:
In considering Mr. O’Shea for director of the Company, the Board considered his strong global and engineering background, as well as his strong track record of transforming businesses through cultural change, structural simplification and improving optimal performance. The Board also considered his extensive financial foundation, including his experience as CFO, and in raising capital and structuring innovative commercial financing arrangements.

	BOARD COMMITTEES: ■ Audit Committee* * If elected, the Board expects to appoint Mr. O’Shea to the Audit Committee	CURRENT PUBLIC COMPANY BOARDS: ■ Centrica plc
SKILLS AND QUALIFICATIONS:
TIMOTHY H. POWERS
Age: 75 Director since: February 2015 Chairman of the Board of ITT Inc. Former Chairman, President & CEO of Hubbell Incorporated Independent
CAREER:
Timothy H. Powers retired in 2013 as Chairman, President & Chief Executive Officer of Hubbell Incorporated, a public company engaged in the global manufacturing of electrical products and utility solutions, a role in which he served since 2004. He was appointed to the position of Chairman after having served as the President and CEO of Hubbell from 2001 to 2004 and as the Senior Vice President and Chief Financial Officer from 1998 to 2001. Mr. Powers also served as Executive Vice President, Finance and Business Development Americas Region at ABB, Inc. and as Vice President and Corporate Controller for BBC Brown Boveri, Inc. Mr. Powers served as a director of WestRock Company (formerly MeadWestvaco Corporation) from 2006 until January 2021. In addition, Mr. Powers served as a director of the National Electric Manufacturers Association and as a trustee for Manufacturers Alliance for Productivity and Innovation until 2013.

REASONS FOR ELECTION TO THE BOARD OF ITT:
In considering Mr. Powers for director of the Company, the Board considered his significant experience as a chief executive officer and finance officer in global manufacturing and engineering companies. The Board also considered his experience in the areas of management, strategic planning, and mergers and acquisitions in the manufacturing industry.

	BOARD COMMITTEES: ■ Audit Committee (Chair) ■ Compensation and Human Capital Committee (ex-officio) ■ Nominating and Governance Committee (ex-officio)	FORMER PUBLIC COMPANY BOARDS: ■ WestRock Company (2006-2021)
SKILLS AND QUALIFICATIONS:
32	ITT INC. | 2024 PROXY STATEMENT

ELECTION OF DIRECTORS (PROXY ITEM NO. 1) 2024 DIRECTOR NOMINEES

LUCA SAVI
Age: 58 Director since: January 2019 CEO & President of ITT Inc.
CAREER:
Luca Savi was appointed CEO, President and a director of the Company in January 2019. He previously served as President and Chief Operating Officer of the Company since August 2018 and as Executive Vice President and Chief Operating Officer since January 2017. Prior to that, he served as Executive Vice President and President, Motion Technologies since February 2016 and as Senior Vice President and President, Motion Technologies since November 2011. Prior to joining the Company, Mr. Savi served as Chief Operating Officer, Comau Body Welding at Comau, a subsidiary of the Fiat Group responsible for producing and serving advanced manufacturing systems, from 2009 to 2011 and as CEO, Comau North America from 2007 to 2009. Mr. Savi previously held leadership roles at Honeywell International Inc. and Royal Dutch Shell plc and technical roles at Ferruzzi-Montedison Group. Mr. Savi is currently a director of MSA Safety Incorporated (Compensation Committee).

REASONS FOR ELECTION TO THE BOARD OF ITT:
In considering Mr. Savi for director of the Company, the Board considered Mr. Savi’s significant experience in many of the Company’s most important end markets. The Board also considered his extensive operations, strategy, growth and innovation experience with industrial companies and, in particular, his knowledge of the Company’s business and operations having served as the President of the Company’s largest business unit and as its Chief Operating Officer.

	SKILLS AND QUALIFICATIONS:	CURRENT PUBLIC COMPANY BOARDS: ■ MSA Safety Incorporated (MSA)
CHERYL L. SHAVERS
Age: 70 Director since: October 2018 Chair & CEO of Global Smarts, Inc. Independent
CAREER:
Dr. Cheryl L. Shavers has served as the Chair & CEO of Global Smarts, Inc., an advisory services and strategy firm that specializes in integration of capital, technology and information across national borders, since February 2001. From 1999 to 2001, Dr. Shavers served as the Undersecretary of Commerce for Technology at the U.S. Department of Commerce, where she oversaw the Office of Technology Policy and the Technology Administration, the focal point for partnerships between the U.S. government and the private sector pertaining to commercial and industrial innovation, productivity and economic growth. In that role, she also headed the National Institute of Standards & Technology of the U.S. Department of Commerce, which is responsible for the development of encryption standards, the U.S. cybersecurity framework as well as other technology and standards. She also served as Undersecretary Designate from April 1999 to November 1999. Dr. Shavers has also served as a director of the Knowles Corporation since 2017 (Chair of the Nominating and Governance Committee; Compensation Committee). Dr. Shavers previously served as the chair of the Technology and Cybersecurity Committee at Rockwell Collins, Inc.

REASONS FOR ELECTION TO THE BOARD OF ITT:
In considering Dr. Shavers for director of the Company, the Board considered her extensive experience as a highly regarded and sought after technical and business expert and her extensive experience with technology development, innovation and management of growth opportunities.

	BOARD COMMITTEES: ■ Nominating and Governance Committee ■ Compensation and Human Capital Committee	CURRENT PUBLIC COMPANY BOARDS: ■ Knowles Corporation (KN)
SKILLS AND QUALIFICATIONS:
ITT INC. | 2024 PROXY STATEMENT	33

ELECTION OF DIRECTORS (PROXY ITEM NO. 1) 2024 DIRECTOR NOMINEES

SHARON SZAFRANSKI
Age: 57 Director since: January 2024 Executive Vice President, Welding Segment, Illinois Tool Works Inc. (ITW) Independent
CAREER:
Sharon Szafranski has served as the Executive Vice President of the Welding segment at Illinois Tool Works, Inc. (“ITW”), a Fortune 200 global manufacturing leader, since 2022. Ms. Szafranski previously served as the Executive Vice President of ITW’s Construction Products segment from 2020 to 2021 and Group President of the Test and Measurement segment from 2019-2020. Ms. Szafranski has held eleven different roles of increasing responsibility in ITW since beginning her career in their sales training program in 1994.

REASONS FOR ELECTION TO THE BOARD OF ITT:
In considering Ms. Szafranski for director of the Company, the Board considered her multi-industry and global business expertise, as well as her extensive manufacturing experience resulting from holding several leadership positions in an international manufacturing company. The Board also considered her significant experience fostering innovation with highly engineered products.

BOARD COMMITTEES: ■ Audit Committee
SKILLS AND QUALIFICATIONS:
RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NINE NOMINEES LISTED ABOVE AS DIRECTORS. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF THE NINE NOMINEES LISTED ABOVE AS DIRECTORS.

34	ITT INC. | 2024 PROXY STATEMENT

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROXY ITEM NO. 2)
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and considers whether the independent registered public accounting firm should be rotated and the potential impact of selecting a different independent registered public accounting firm.
The Audit Committee has selected, and the Board has ratified the selection of, Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for 2024. Deloitte has served as the Company’s independent registered public accounting firm since 2002. In accordance with SEC rules and Deloitte policies, audit partners are subject to rotation requirements that limit the number of consecutive years an individual partner may provide service to our Company. For lead partners and engagement quality review partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full committee and with management.
The Audit Committee and full Board believe the continued retention of Deloitte as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm for 2024. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event our shareholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider the selection of a different firm. In addition, even if shareholders ratify the selection of Deloitte, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and our shareholders.

Deloitte is a registered public accounting firm regulated by the Public Company Accounting Oversight Board (the “PCAOB”). Representatives of Deloitte attended all regularly scheduled meetings of the Audit Committee during 2023. The Audit Committee discussed with the independent registered public accounting firm all communications required by auditing standards of the PCAOB. In addition, the committee discussed with the registered public accounting firm its independence from the Company and its management, the scope of Deloitte’s audit, the Company’s critical accounting estimates, significant accounting policies and the critical audit matters addressed during the audit. The Audit Committee annually reviews and considers Deloitte’s performance of the Company’s audit, including the following performance factors:
■ independence	■ leadership	■ compliance and ethics program
■ experience	■ non-audit services	■ industry insight
■ technical capabilities	■ management structure	■ financial strength
■ client service assessment	■ peer review program	■ appropriateness of fees charged
■ responsiveness	■ commitment to quality report
The Audit Committee also reviewed the terms and conditions of Deloitte’s engagement letter including an agreement between the Company and Deloitte to submit disputes between Deloitte and the Company to a dispute resolution process.
The Audit Committee discussed the engagement letter, as well as Deloitte’s fees and services with Deloitte and Company management. The Audit Committee also determined any non-audit services (services other than those described in the annual audit services engagement letter) provided by Deloitte were permitted under the rules and regulations concerning auditor independence promulgated by the SEC and rules promulgated by the PCAOB. Representatives of Deloitte will be present at the Annual Meeting to answer questions. Representatives of Deloitte also will have the opportunity to make a statement if they desire to do so.

ITT INC. | 2024 PROXY STATEMENT	35

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROXY ITEM NO. 2) INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
Aggregate fees to the Company for the fiscal years ended December 31, 2023 and 2022 represent fees by Deloitte and its foreign affiliates.
Fiscal Year Ended (in thousands)	2023	2022
Audit Fees(1)	$3,972	$3,861
Audit-Related Fees(2)	99	35
Tax Fees:(3)
Tax Compliance Services	26	51
Tax Planning Services	530	293
Total Tax Services (sum of Tax Fees)	557	344
All Other Fees	—	—
TOTAL	$4,628	$4,240

(1)
Fees for audit services in 2023 and 2022 consisted of:

•
audit of the Company’s annual financial statements and internal control over financial reporting;

•
reviews of the Company’s quarterly financial statements;

•
statutory and regulatory audits, consents and other services related to SEC matters; and

•
financial accounting and reporting consultations.

(2)
Fees for audit-related services in 2023 and 2022 consisted of miscellaneous attest services.

(3)
Fees for tax services in 2023 and 2022 consisted of tax compliance and tax planning and advice:

•
tax compliance services are services rendered, based upon facts already in existence or transactions that have already occurred, to document, compute and obtain government approval for amounts to be included in tax filings consisting primarily of:

-
federal, foreign, state and local income tax return assistance;

-
Internal Revenue Code and foreign tax code technical consultations; and

-
transfer pricing analyses.

•
tax planning services are services and advice rendered with respect to proposed transactions or services to analyze an anticipated tax result. Such services consisted primarily of tax advice related to intra-group restructuring.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES
The Audit Committee pre-approves audit services provided by Deloitte. The Audit Committee has a policy on pre-approval of permitted non-audit services provided by Deloitte. The purpose of the policy is to identify thresholds for services, project amounts and circumstances where Deloitte may perform permitted non-audit services. A second level of review and approval by the Audit Committee is required when such permitted non-audit services, project amounts or circumstances exceed the specified amounts.
The Audit Committee has determined that, where practical, all permitted non-audit services shall first be placed for competitive bid prior to selection of a service provider. Management may select the party deemed best suited for the particular engagement, which may or may not be Deloitte. The policy is reviewed and reaffirmed on a regular basis to assure conformance with applicable rules.
The Audit Committee has approved specific categories of audit, audit-related and tax services incremental to the normal auditing services, which Deloitte may provide without further Audit Committee pre-approval. These categories include, among others, the following:
1.
Due diligence, closing balance sheet audit services, purchase price dispute support and other services related to mergers, acquisitions and divestitures;

2.
Employee benefit advisory services, independent audits and preparation of tax returns for the Company’s defined contribution, defined benefit and health and welfare benefit plans, preparation of the associated tax returns or other employee benefit advisory services;

3.
Tax compliance and certain tax planning and advice work; and

4.
Accounting consultations and support related to GAAP.

36	ITT INC. | 2024 PROXY STATEMENT

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROXY ITEM NO. 2) PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee has also approved specific categories of audit-related services, including the assessment and review of internal controls and the effectiveness of those controls, which outside internal audit service providers may provide without further approval.
If fees for any pre-approved non-audit services provided by either Deloitte or any outside internal audit service provider exceed a pre-determined threshold during any calendar year, any additional proposed non-audit services provided by that service provider must be submitted for second-level approval by the Audit Committee. Other audit, audit-related and tax services that have not been pre-approved are subject to specific prior approval. The Audit Committee reviews the fees paid or committed to Deloitte during regularly scheduled meetings and at other times as necessary.

The Company has policies and procedures in place prohibiting, in some cases, employment of former Deloitte employees who were members of the audit engagement team.
RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2024 FISCAL YEAR. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE RATIFICATION OF DELOITTE.

ITT INC. | 2024 PROXY STATEMENT	37

AUDIT COMMITTEE REPORT
ROLE OF THE AUDIT COMMITTEE
The Audit Committee of the Board provides oversight on matters relating to the Company’s financial reporting process and ensures the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. This includes responsibility for, among other things:
■
determination of qualifications and independence of Deloitte, the Company’s independent registered public accounting firm;

■
appointment, compensation and oversight of Deloitte in preparing or issuing audit reports and related work;

■
review of financial reports and other financial information provided by the Company, its systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements;

■
oversight and review of procedures developed for consideration of accounting, internal accounting controls and auditing-related complaints;

■
review of the Company’s policies with respect to risk assessment, risk management and the Company’s major financial risk exposures;

■
monitoring all elements of the Company’s internal control over financial reporting; and

■
adoption of and monitoring the implementation and compliance with the Company’s Non-Audit Services Policy.

The Audit Committee also has oversight responsibility for confirming the scope and monitoring the progress and results of internal audits conducted by the Company’s internal auditor. The Audit Committee discussed with the Company’s internal auditors and Deloitte the plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, and discussed the results of their examinations, their evaluation of the Company’s internal controls, and the Company’s financial reporting.
The Company’s management has primary responsibility for the financial statements, including the Company’s system of disclosure and internal controls. The Audit Committee may investigate any matter brought to its attention. In that regard, the Audit Committee has full access to all books, records, facilities and personnel of the Company, and the Audit Committee may retain outside counsel, auditors or other independent experts to assist the Committee in performing its responsibilities. Any individual may also bring matters to the Audit Committee by following the procedures set forth in this Proxy Statement under the heading “Corporate Governance and Related Matters—Shareholder Engagement and Communications—Communication with the Board of Directors.”

AUDIT COMMITTEE CHARTER
The Board has adopted a written charter for the Audit Committee, which the Board and the Audit Committee review and at least annually update and reaffirm. The charter sets out the purpose, membership and organization, and key responsibilities of the Audit Committee.

REGULAR REVIEW OF FINANCIAL STATEMENTS
During 2023, the Audit Committee reviewed and discussed the Company’s audited financial statements with management. The Audit Committee, management and Deloitte reviewed and discussed the Company’s unaudited financial statements before the release of each quarter’s earnings report and filing on Form 10-Q, and the Company’s audited financial statements before the annual earnings release and filing on Form 10-K.

COMMUNICATIONS WITH DELOITTE
The Audit Committee has reviewed and discussed with management and Deloitte the matters required to be discussed under the standards of the PCAOB. These discussions included Deloitte’s responsibilities under generally accepted auditing standards in the United States, the scope of Deloitte’s audit, significant accounting policies and management judgments, the quality of the Company’s accounting principles and accounting estimates, new accounting guidance and any critical matters addressed during the audit. The Audit Committee met privately with Deloitte eight times during 2023.

38	ITT INC. | 2024 PROXY STATEMENT

AUDIT COMMITTEE REPORT INDEPENDENCE OF DELOITTE

INDEPENDENCE OF DELOITTE
Deloitte is directly accountable to the Audit Committee and the Board. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence from management and the Company, any disclosed relationships and the impact of those relationships on Deloitte’s independence.

RECOMMENDATION REGARDING ANNUAL REPORT ON FORM 10-K
In performing its oversight function with regard to the 2023 financial statements, the Audit Committee relied on financial statements and information prepared by the Company’s management. It also relied on information provided by the internal audit staff as well as Deloitte. The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2023. Based on these discussions, and the information received and reviewed, the Audit Committee recommended to the Company’s Board that the Company’s financial statements be included in the Company’s 2023 Annual Report on Form 10-K.

This report is furnished by the members of the Audit Committee.
■ Kevin Berryman	■ Donald DeFosset, Jr.	■ Nicholas C. Fanandakis
■ Timothy H. Powers (Chair)	■ Sharon Szafranski
ITT INC. | 2024 PROXY STATEMENT	39

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(PROXY ITEM NO. 3)
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our Named Executive Officers as defined by the SEC in Item 402 of Regulation S-K as disclosed later in this Proxy Statement in the Compensation Discussion and Analysis. The following resolution will be submitted for a shareholder vote at the Annual Meeting:
“RESOLVED, that the shareholders of ITT Inc. (the “Company”) approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to Item 402 of the Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”
In considering their vote, shareholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the NEOs presented in this Proxy Statement in the Compensation Discussion and Analysis.
In particular, shareholders should note the Company’s Compensation and Human Capital Committee bases its executive compensation decisions on the following:
■
alignment of executive and shareholder interests by providing incentives linked to the performance of certain financial metrics;

■
the ability for executives to achieve long-term shareholder value creation without undue business risk;

■
creating a clear link between an executive’s individual contribution and performance and his or her compensation;

■
the extremely competitive nature of the industries in which we operate and our need to attract and retain the most creative and talented industry leaders; and

■
comparability to the practices of peers in the industries in which we operate and other comparable companies generally.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. This vote is advisory in nature and non-binding; however, the Board will review and consider the shareholder vote when determining executive compensation. Although SEC rules require ITT to submit to shareholders a non-binding shareholder advisory vote to approve the compensation of ITT’s executives only every three years, we believe the “say-on-pay” advisory vote should occur annually as a corporate governance best practice, and our shareholders agreed pursuant to a non-binding vote in 2023. Therefore, we currently conduct non-binding advisory votes on executive compensation on an annual basis. At the 2023 annual meeting of shareholders, 98.2% of the votes cast favored our “Say on Pay” proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS MANAGEMENT PROPOSAL.

40	ITT INC. | 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY
BUSINESS ENVIRONMENT AND FINANCIAL RESULTS
ITT delivered strong results in 2023, surpassing $3 billion of revenue and reaching a new record operating margin. Demand for ITT products and services remained strong across most end markets. We drove robust orders and revenue growth in all three segments and exited 2023 with an ending backlog of over $1.2 billion. From a top line perspective, we continued to execute our value-based pricing strategy, while driving share gains in our automotive, rail, energy and flow businesses. A combination of profitable growth and margin expansion enabled ITT to reach nearly $5 of earnings per share. On cash flow, we generated over $500 million of net cash from operating activities, an improvement of more than $250 million compared to the prior year. Our growth and profitability were bolstered organically by more than $100 million of investments in growth, capacity and productivity to support share gains, and inorganically through the acquisitions of Micro-Mode and Svanehøj, the latter of which closed in January 2024. Finally, we continued to pay down commercial paper balances to lower interest expense while growing our dividend and repurchasing $60 million of ITT shares. The below table provides a summary of our financial performance for 2023 and comparisons to 2022.
Table reflects GAAP figures, other than free cash flow and year-over year changes to organic revenue, adjusted operating income, adjusted EPS and free cash flow.
ITT INC. | 2024 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE SUMMARY

Organic revenue, organic orders, adjusted operating income, adjusted EPS and free cash flow are non-GAAP financial measures. Please refer to Appendix A for the definition of these non-GAAP financial measures, the reasons why we use these measures and for reconciliations to the most directly comparable measures calculated in accordance with GAAP.
OUR NAMED EXECUTIVE OFFICERS
This Compensation Discussion and Analysis describes the compensation of the following NEOs:
Name	Age	Title	ITT Career
Luca Savi	58	CEO and President	Joined ITT in 2011 as President of Motion Technologies and was appointed CEO and President in January 2019
Emmanuel Caprais	49	SVP and CFO	Joined ITT in 2012 as CFO of Motion Technologies and was appointed ITT CFO in 2020
Lori B. Marino	49	SVP, General Counsel and Corporate Secretary	Previously worked for ITT as VP, Deputy General Counsel and Corporate Secretary from 2013 to 2019; rejoined ITT as SVP and GC in January 2023
Davide Barbon	54	SVP and President, MT and Asia Pacific Region	Joined ITT in 2010 and was appointed SVP and President, MT and APAC in October 2023
Bartek Makowiecki	45	SVP, Strategy and Business Development	Joined ITT in 2021 as SVP, Strategy and Business Development
Carlo Ghirardo	53	Former SVP and President, MT	Mr. Ghirardo separated from ITT on October 23, 2023
OUR COMMITMENT TO PAY FOR PERFORMANCE ALIGNMENT
We have designed our compensation programs to align the pay of our senior executives with both our short-term and long-term financial results and the performance of our stock. The significant majority of pay for our CEO and other NEOs is “at risk”, meaning it is directly impacted by our financial results and stock price performance.
2023 CEO TARGET PAY	OTHER NEO AVERAGE TARGET PAY

42	ITT INC. | 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE SUMMARY

ALIGNMENT OF OUR 2023 INCENTIVE PLANS TO BUSINESS RESULTS
Our business strategy drives the design and metrics of our incentive plans. Our 2023 AIP includes metrics and weightings that encourage both growth (20% Adjusted EPS and 20% Organic Revenue) and operational excellence (20% Free Cash Flow and 20% Adjusted Operating Margin), in addition to a 20% component that rewards executive officers for individual and team performance. 2023 was the final performance year of our 2021 PSU award, which had a payout determined by our return on invested capital (“ROIC”), which is intended to encourage efficient and disciplined use of capital, and relative total shareholder return (“TSR”), which is intended to directly align executive pay with shareholder return relative to our peer companies. More information on how ROIC and relative TSR are calculated can be found under “2023 Long-Term Incentive Compensation—Performance Stock Units.”
Because all of the financial performance metrics that drive the AIP payout were above target in 2023, the payouts of our incentive plans were also above target.
■
Our CEO, Mr. Savi, received an AIP payout that was 182% of target, and the average payout to our other NEOs who were employed by ITT at the end of 2023 was 179%.

■
The 2021 PSU award paid out at 170% of target.

2023 CEO AIP PAYOUT	2021 PSU PAYOUT

ITT INC. | 2024 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE SUMMARY

CEO PAY DECISIONS
In the first quarter of each year, the Compensation and Human Capital Committee meets to determine CEO pay decisions for base salary, AIP and LTI award grants inclusive of both prior year performance and appropriate positioning versus the Representative Peer Group described on page 46. The following table displays the decisions made with respect to CEO compensation.
Pay Component	2023 Target Pay	2024 Target Pay	Drivers for Pay Decisions
Base Salary	$1,100,000	$1,150,000
The Committee considered Mr. Savi’s performance, relative pay positioning to peers, as well as the inflationary environment and competitive labor market, and approved an increase of his 2024 base salary by 4.5%.

Annual Incentive Plan Target	$1,485,000	$1,552,500
Mr. Savi received a bonus payout of $2,702,700 for 2023 performance, which was 182% of target. 80% of the AIP payout was tied directly to ITT’s financial results and was awarded at 142% of target. 20% of the AIP payout was for the individual component and was awarded at 200% of target because Mr. Savi:
■
Drove exceptional financial results, including record achievement in the following metrics: organic revenue, adjusted operating margin, free cash flow and adjusted EPS;

■
Demonstrated exceptional leadership in an environment that continues to be challenged by supply chain disruptions and global macroeconomic and political uncertainty; and

■
Created additional value for ITT shareholders through strategic capital deployment to all key priorities including organic investments, M&A, share repurchases and dividends.

The Committee did not change Mr. Savi’s AIP percentage target for 2024, which remains at 135% of salary.

Long-Term Incentives (LTI)(1)	$4,700,000	$5,300,000
The Committee considered Mr. Savi’s performance, relative pay positioning to peers, as well as the compensation philosophy to emphasize variable, performance-based pay and increased the 2024 LTI award to $5,300,000. LTI ties the actual amount that Mr. Savi will receive in pay to ITT’s financial performance and stock price, and encourages retention.

TOTAL TARGET COMPENSATION	$7,285,000	$8,002,500

(1)
The 2023 LTI value for Mr. Savi here differs from what is displayed in the Summary Compensation Table (“SCT”) and Grants of Plan-Based Awards in 2023 table, each of which present the grant date fair value of the LTI awards as calculated under GAAP. Mr. Savi’s 2024 LTI award was granted in March 2024 and is not included in the SCT or the Grants of Plan-Based Awards table.

44	ITT INC. | 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS GOVERNANCE AND COMPENSATION

GOVERNANCE AND COMPENSATION
EXECUTIVE COMPENSATION PHILOSOPHY
We have designed our compensation programs to help us recruit and retain the executive talent required to successfully manage our business, achieve our business objectives and maximize their long-term contributions to our success. We include compensation elements that are designed to align the interests of executives with our goals of enhancing shareholder value and achieving our long-term strategies. We determine total annual compensation by reviewing the median of the competitive market, then position compensation at, above or below the median based on experience, performance, critical skills and the general talent market for each senior executive.

BEST PRACTICES THAT SUPPORT OUR EXECUTIVE COMPENSATION PHILOSOPHY
The Compensation and Human Capital Committee oversees the design and administration of our executive compensation programs and evaluates these programs against competitive practices, legal and regulatory developments and corporate governance trends.
The Compensation and Human Capital Committee has incorporated the following best practices into our programs:
WHAT WE DO	WHAT WE DON’T DO
Emphasize Long-Term Compensation to Ensure Alignment of Pay with Long-Term Performance	No Hedging or Pledging of Company Stock
Significant Majority of Pay is Performance-Based and Not Guaranteed	No Accelerated Vesting of Equity Awards or Severance Benefits Solely Upon a Change in Control
Stock Ownership Requirements Require Meaningful Holdings	No Tax Gross-Ups (unless related to international assignment or relocation)
Double-Trigger Change in Control Vesting of Equity Awards	No Golden Parachutes
Clawback Policy That Applies to Our Annual Incentive Plan and Equity Awards	No Repricing of Stock Options
Proactive Engagement with Shareholders	No Supplemental Defined Benefit Pension for Executives
Engage an Independent Compensation Consultant	No Excessive Perquisites or Personal Benefits
KEY PARTICIPANTS IN THE COMPENSATION PROCESS
ROLE OF THE COMPENSATION AND
HUMAN CAPITAL COMMITTEE
The Compensation and Human Capital Committee reviews and approves the compensation elements and the compensation targets for each of our executive officers, including the NEOs. The Compensation and Human Capital Committee also makes determinations with respect to the AIP as it relates to our executive officers, including the approval of annual performance goals and subsequent full-year achievement against those goals. It administers all elements of the Company’s long-term incentive plan, and approves the benefits and perquisites offered to executive officers. Further, the Compensation and Human Capital Committee evaluates the Company’s compensation programs on an annual basis to ensure our plans do not induce or encourage excessive risk-taking by participants. Pursuant to its charter, the Compensation and Human Capital Committee may delegate authority to act upon specific matters to a subcommittee.
ROLE OF MANAGEMENT
During 2023, each of our CEO and Chief Human Resources Officer made recommendations to the Compensation and Human Capital Committee regarding executive compensation actions and incentive awards. The Chief Human Resources Officer serves as the liaison between the Compensation and Human Capital Committee and Pay Governance, providing internal data on an as-needed basis so Pay Governance can produce comparative analyses for the Compensation and Human Capital Committee. In 2023, the Company’s human resources, finance and legal departments supported the work of the Compensation and Human Capital Committee by providing information, answering questions and responding to various requests of committee members.

ITT INC. | 2024 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS GOVERNANCE AND COMPENSATION

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT
In 2023, the Compensation and Human Capital Committee continued to use the services of Pay Governance in fulfilling its obligations under its charter, the material terms of which are described elsewhere in this Proxy Statement under the heading “Corporate Governance and Related Matters—Board and Committee Structure—Overview of Committees—Compensation and Human Capital Committee.”
Pay Governance attended the five regularly scheduled meetings of the Compensation and Human Capital Committee in 2023 and provided the Committee with objective expert analyses, assessments, research and recommendations for executive compensation programs, incentives, perquisites and compensation standards. In this capacity, they provided services that related solely to work performed for, and at the direction of, the Compensation and Human Capital Committee, including analysis of material prepared by management for the Committee’s review. Pay Governance also provides advice related to compensation for directors to the Nominating and Governance Committee.
The Compensation and Human Capital Committee selected Pay Governance to serve as its independent compensation consultant only after assessing the firm’s independence. As part of its independence review, the Compensation and Human Capital Committee reviewed the Company’s relationship with Pay Governance and determined no conflicts of interest existed. The Compensation and Human Capital Committee has the sole authority to retain and terminate consultants, including Pay Governance, with respect to compensation matters.

EXTERNAL BENCHMARKING
In 2023, as in prior years, the Compensation and Human Capital Committee considered competitive market compensation data, in addition to other factors, in determining policies and programs that address executive compensation, benefits and perquisites.
For 2023 pay decisions for the CEO and CFO, the Committee reviewed a peer group of 20 companies comparable to ITT in terms of revenue, market capitalization and industry in order to better evaluate executive compensation market practices (the “Representative Peer Group”). When making pay decisions the Committee also considers other factors such as individual experience and performance, the need for critical skills and the general talent market for each senior executive. The Committee annually reviews and evaluates this Representative Peer Group to ensure it remains appropriate.
2023 Representative Peer Group
■ AMETEK, Inc. (AME)	■ ESAB Corporation (ESAB)	■ Moog Inc. (MOG-A)
■ Barnes Group Inc. (B)	■ Flowserve Corporation (FLS)	■ Nordson Corporation (NDSN)
■ Carlisle Companies Incorporated (CSL)	■ Graco Inc. (GGG)	■ Pentair plc (PNR)
■ Crane Company (CR)	■ Hubbell Incorporated (HUBB)	■ Sensata Technologies Holding plc (ST)
■ Curtiss-Wright Corporation (CW)	■ IDEX Corporation (IEX)	■ Watts Water Technologies, Inc. (WTS)
■ Donaldson Company, Inc. (DCI)	■ Ingersoll Rand Inc. (IR)	■ Woodward, Inc. (WWD)
■ Enpro Inc. (NPO)	■ Lincoln Electric Holdings, Inc. (LECO)
There were no changes to the Representative Peer Group for 2024. The Compensation and Human Capital Committee’s review of the external compensation market also included data and practices from general compensation surveys and other compensation survey information provided by Pay Governance. This data provides a broader view of executive compensation from companies that are similar in size and industry to ITT.

46	ITT INC. | 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS ELEMENTS OF COMPENSATION

ELEMENTS OF COMPENSATION
NEO COMPENSATION ELEMENTS AT A GLANCE
The compensation of our executive officers, including our NEOs, is reviewed in detail by the Compensation and Human Capital Committee during the first quarter of every year. NEO direct compensation for 2023 consisted of a base salary, an AIP award and LTI award, each of which is detailed below.
2023 Compensation Element	Form	Metrics & Weightings	Rationale for Providing
Base Salary	Cash	Not Applicable	Base salary is a competitive fixed pay element tied to role, experience, performance and criticality of skills.
Annual Incentive Plan Award	Cash	■ Adjusted EPS (20%) ■ Adjusted Operating Margin (20%) ■ Free Cash Flow (20%) ■ Adjusted Revenue (20%) ■ Individual and Team Goals (20%)
The AIP is designed to reward achievement of the Company, business unit (where applicable) and individual performance objectives. The AIP is structured to emphasize overall performance and collaboration among the business units. It uses metrics that are fundamental short-term drivers of shareholder value. Each NEO also has 20% of his or her AIP tied to the achievement of individual and team goals. AIP may pay out from 0% to 200% of target.

Long-Term Incentive Awards	Stock	PSU Awards: ■ Relative TSR (50%) ■ ROIC (50%)
The LTI plan is designed to reward performance that drives long-term shareholder value through the use of three-year cliff vesting:
■
PSUs (60% of LTI mix) provide rewards linked to stock price performance (due to denomination as ITT share units) and can go up or down based on relative TSR and ROIC, equally weighted, and aligned with long-term growth. PSUs may pay out from 0% to 200% of target.

■
RSUs (40% of LTI mix) link compensation to absolute stock price performance and strengthen retention value.

The grant date of PSUs and RSUs is determined on the date which the Compensation and Human Capital Committee approves these awards, and is typically in March.

The Company also provides benefits and limited perquisites to its NEOs it believes are competitive with the external market for talent. For a more detailed discussion of these benefits and perquisites, see the discussion under the heading “Benefits and Perquisites.”
2023 BASE SALARY INCREASES
The Compensation and Human Capital Committee reviewed the compensation level of each NEO compared to the Representative Peer Group and/or the external survey data. Based on the Committee’s targeted pay positioning and evaluation of each NEO’s performance, the Committee awarded base salary merit increases effective in March 2023 as reflected in the following table.
Named Executive Officer	2022 Annual Base Salary	2023 Annual Base Salary	Percent Increase
Luca Savi	$1,031,000	$1,100,000	6.7%
Emmanuel Caprais(1)	600,000	600,000	N/A
Lori B. Marino(2)	N/A	480,000	N/A
Davide Barbon(3)	337,260	451,000	33.7%
Bartek Makowiecki	420,000	440,000	4.8%
Carlo Ghirardo(4)	435,050	435,050	—%

(1)
Mr. Caprais received a salary increase in October 2022 and did not receive a salary increase during 2023.

(2)
Ms. Marino rejoined ITT on January 1, 2023.

ITT INC. | 2024 PROXY STATEMENT	47

COMPENSATION DISCUSSION AND ANALYSIS 2023 ANNUAL INCENTIVE PLAN

(3)
Mr. Barbon received a 7.6% salary increase in March 2023 and an additional 24% salary increase in October 2023 when he was appointed President of Motion Technologies in recognition of his performance and his increased responsibilities as President of ITT’s largest Value Center. Mr. Barbon’s salary has been converted from Euros to U.S. Dollars using the 2023 average exchange rate of 1.1.

(4)
Mr. Ghirardo separated from ITT on October 23, 2023. His salary has been converted from Euros to U.S. Dollars using the 2023 average exchange rate of 1.1.

2023 ANNUAL INCENTIVE PLAN
Our financial performance was very strong in 2023 and our results exceeded target for each of the metrics that drive the AIP payout. The AIP payout for our CEO was 182% of target and averaged 179% of target for our NEOs who were serving at the end of 2023 and received a bonus. The Company’s AIP provides for an annual cash payment to participating executives established as a target percentage of base salary. In setting AIP awards, the Compensation and Human Capital Committee approves target AIP awards after careful consideration of external data, individual roles and responsibilities and individual performance.
The Company pays for AIP performance that demonstrates substantial achievement of plan goals. We established strong incentives and set aggressive goals for all financial metrics. The Company must achieve a certain threshold for each of the four financial performance metrics discussed below in order for each performance component to be considered in the calculation of the AIP payout. Performance below the threshold performance level results in a zero payout for that particular performance component.

The formula to determine each NEO’s AIP total potential payment is as follows:
2023 AIP Potential Payout =
(Base Salary Rate) x (Target Award Percentage) x (AIP Performance Factor)
AIP award payouts are capped at 200% of an individual’s annual cash bonus target.
2023 AIP AWARDS PAID IN 2024
The 2023 AIP awards paid in March 2024 are as follows:
Named Executive Officer	2023 Target AIP Awards as Percentage of Base Salary	2023 AIP Target Amounts	2023 AIP Awards (Paid in 2024)	2023 AIP Awards as Percentage of Target (Paid in 2024)
Luca Savi	135%	$1,485,000	$2,702,700	182%
Emmanuel Caprais	75%	450,000	729,000	162%
Lori B. Marino	75%	360,000	655,200	182%
Davide Barbon(1)	75%	338,250	676,500	200%
Bartek Makowiecki	75%	330,000	567,600	172%
Carlo Ghirardo(2)	N/A	—	—	N/A

(1)
Mr. Barbon’s 2023 AIP Target and 2023 AIP Award (paid in 2024) have been converted from Euros to U.S. Dollars using the 2023 average exchange rate of 1.1.

(2)
Mr. Ghirardo separated from ITT on October 23, 2023 and did not receive a 2023 AIP payout.

48	ITT INC. | 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS 2023 ANNUAL INCENTIVE PLAN

2023 AIP PERFORMANCE METRICS AND WEIGHTINGS
Based on the Company’s 2023 business objectives, the Compensation and Human Capital Committee identified four financial performance metrics and an individual component for the 2023 performance year, which together comprise the AIP Performance Factor.
Metric	Weighting	Reason for Selection	Details
Adjusted Earnings Per Share (“Adjusted EPS”)	20%	Important measure of the value provided to shareholders
Adjusted EPS is defined as income from continuing operations attributable to ITT per diluted share, adjusted to exclude special items on an after-tax basis. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred.

Free Cash Flow and Segment Free Cash Flow	20%	Important measure of how the Company converts its net earnings into deployable cash
Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, adjusted for cash payments for restructuring costs, realignment actions and other significant items that impact current results which management views as unrelated to the Company’s ongoing operations and performance. Segment Free Cash Flow is defined as segment level net cash provided by operating activities less capital expenditures, adjusted for special items and the impact of foreign currency fluctuations.

Adjusted Operating Margin and Adjusted Segment Operating Margin	20%	Emphasizes the importance of maintaining healthy margins
Adjusted Operating Margin and Adjusted Segment Operating Margin are defined as the ratio of Adjusted Operating Income or Adjusted Segment Operating Income, over Organic Revenue, adjusted to exclude special items that include, but are not limited to, restructuring, divestiture-related costs, certain asset impairment charges, certain acquisition-related impacts, and unusual or infrequent operating items. Special items represent significant charges or credits that impact the current results, which management views as unrelated to the Company’s ongoing operations and performance.

Organic Revenue and Organic Segment Revenue	20%	Reflects the Company’s emphasis on growth
Organic Revenue is defined as revenue, excluding the estimated impact of foreign currency fluctuations and acquisitions. Organic Segment Revenue is defined as segment level revenue excluding the estimated impact of foreign currency fluctuations, acquisitions and divestitures. In both cases, divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation.

Individual Component	20%	Provides focus on supporting enterprise initiatives that will create growth and increase shareholder value
Each NEO establishes several personal or team goals related to Company initiatives or segment-specific initiatives that are aligned with the strategy of the business and the goals of the CEO. For 2023, the areas established at the start of the performance period were:
■
Financial: Deliver on our financial commitments.

■
Culture and Talent: Operationalization of our Higher Performance Culture; strengthen and develop our talent pipeline; advance Diversity, Equity & Inclusion; engage and energize employees around our strategy.

■
Execution: Drive customer-centered fundamentals and cultivate customer relationships; achieve operational excellence by differentiating through safety, effectiveness, and efficiencies; ensure the organization is optimized and delivering on customer commitments with premier profitability.

■
Growth and Innovation: Advance our technology and capabilities to create new opportunities and growth for the medium and long-term.

■
Capital Deployment: Drive actions to maximize returns of our organic investments and cultivate value-creating, inorganic growth opportunities.

ITT INC. | 2024 PROXY STATEMENT	49

COMPENSATION DISCUSSION AND ANALYSIS 2023 ANNUAL INCENTIVE PLAN

As permitted by the ITT Annual Incentive Plan for Executive Officers, the Compensation and Human Capital Committee may exclude the impact of acquisitions, divestitures and other special items in computing AIP awards. Special items represent significant charges or credits that impact current results, which management views as unrelated to the Company’s ongoing operations and performance. Special items may include, but are not limited to, restructuring costs, realignment costs, pension settlement and other curtailment costs, certain acquisition-related expenses, income tax settlements or adjustments, and unusual and infrequent items. The four financial performance metrics applicable to each NEO are non-GAAP financial measures and should not be considered a substitute for measures determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similar measures reported by other companies or those that we use in our Form 10-K or other external financial presentations.

2023 AIP PERFORMANCE TARGETS AND RESULTS
The Adjusted EPS, Free Cash Flow, Adjusted Operating Margin and Organic Revenue targets were approved in February 2023 based on the Company’s operating budget. The target of each financial metric was set higher than our 2022 actual results. The Compensation and Human Capital Committee reviewed the operating budget with management to ensure the targets were appropriate and determined the achievement of the combination of financial goals would be challenging and reflect strong performance. In addition to these metrics, ITT Inc. and each of the business segments have working capital financial targets that if not achieved will result in up to a five-point reduction of the final AIP financial score. The table below sets forth the target and actual results for each 2023 AIP financial performance metric at the corporate level.

ITT INC. FINANCIAL PERFORMANCE TARGETS
The financial targets for Mr. Savi, Mr. Caprais, Ms. Marino and Mr. Makowiecki reflect ITT Inc. targets.
Metric	Threshold (50%)	Target (100%)	Maximum (200%)	2023 Results	2023 Payout
Adjusted Earnings Per Share	$4.28	$4.75	$5.23	$5.21	198%
Free Cash Flow	$323M	$380M	$437M	$438.5M	200%
Adjusted Operating Margin	15.3%	16.1%	16.9%	17.1%	200%
Organic Revenue	$2,903M	$3,225M	$3,548M	$3,262M	111%
SEGMENT FINANCIAL PERFORMANCE TARGETS
The financial targets for Mr. Barbon reflect the APAC region, in addition to the ITT Inc. Adjusted Earnings Per Share target. Business segments receive an additional benefit to their financial score and bonus payout pool when they meet or exceeds their financial targets. As a result, Mr. Barbon received an additional 28 points toward his AIP financial score, which are not reflected in the table below.
Financial Targets and results of the APAC region, which apply to Mr. Barbon, are in the table below.
Metric	Threshold (50%)	Target (100%)	Maximum (200%)	2023 Results	2023 Payout
Adjusted Segment Free Cash Flow	$81M	$95M	$110M	$105M	169%
Adjusted Segment Operating Margin	21.1%	22.3%	23.4%	23.3%	193%
Organic Segment Revenue	$485M	$539M	$593M	$546M	113%
Mr. Ghirardo separated from ITT on October 23, 2023 and did not receive a 2023 AIP payout.
50	ITT INC. | 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS 2023 LONG-TERM INCENTIVE COMPENSATION

AIP INDIVIDUAL COMPONENT CONSIDERATIONS
Each NEO has 20% of their AIP bonus target based on the individual component, which rewards achievement of their individual and team goals. The Compensation and Human Capital Committee considered the following achievements when determining the individual component payout of each NEO. The considerations for the CEO were described previously in the “Executive Summary.” Mr. Ghirardo separated from ITT on October 23, 2023 and did not receive a 2023 AIP payout.
■
Emmanuel Caprais, Senior Vice President and Chief Financial Officer:

●
Supported delivery of a record year for ITT’s financial results

●
Relentless focus on operational performance and cost takeout

●
Continued to provide critical leadership in driving ITT’s focus on environmental projects and reporting

■
Lori B. Marino, Senior Vice President, General Counsel and Corporate Secretary:

●
Provided exceptional leadership and direction on all global legal matters

●
Ensured strong execution of critical corporate governance initiatives

●
Supported strategic capital deployment investments including M&A

■
Davide Barbon, Senior Vice President and President, Motion Technologies and APAC:

●
Delivered record financial results for the APAC region

●
Drove unprecedented customer focus and won key orders and projects

●
Continued to build and retain a high performing APAC team in a competitive talent market

■
Bartek Makowiecki, Senior Vice President, Strategy and Business Development

●
Developed and drove comprehensive enterprise strategy and venture capabilities

●
Delivered two strategic acquisitions and one divestiture

●
Continued to lead a high performing team with strong partnerships across ITT’s Value Centers

CHANGES TO OUR AIP DESIGN IN 2024
Each year we review our compensation plans with the Compensation and Human Capital Committee, including the design of our AIP and LTIP, to ensure alignment with our business strategy and market practices. As we continue to invest in projects and acquisitions that drive long-term growth and value for our stakeholders, we understand that strong cash flow is critical for execution of our strategy. For 2024, the Compensation and Human Capital Committee approved an update to the AIP formula to increase the weighting of the free cash flow metric from 20% to 25%, and reduce the weighting of the individual component from 20% to 15%. This update aligns with our strategy and continues to tie AIP payouts for executive officers directly to our financial performance, while balancing the need to reward individual performance and accomplishments. During our annual investor engagement process in November and December, we specifically ask for feedback on the current design of our plans, and we ask for input on any potential changes we are considering. We continue to receive support for our incentive plans and generally received positive feedback about this change in weighting to our metrics.

2023 LONG-TERM INCENTIVE COMPENSATION
In 2023, the Compensation and Human Capital Committee approved two types of grants for the Company’s annual LTI awards with each addressing long-term shareholder value alignment in different ways. The Committee believes that granting a combination of PSUs and RSUs provides alignment with shareholder interests, retention value and a direct connection between pay and the performance of our Company over the long term. The 2023 LTI award grants for our NEOs were allocated as follows:
60% PSUs	+	40% RSUs
The following table shows the target value of the 2023 LTI award grants made to NEOs in March 2023 as part of the Company’s annual compensation process. These LTI values were determined by taking into account base pay and annual incentive values, assessing market competitive total compensation levels and seeking to find an appropriate mix of fixed versus variable and short-term versus long-term incentives. These values also considered each NEO’s role, potential long-term contribution, performance, experience and skills.
ITT INC. | 2024 PROXY STATEMENT	51

COMPENSATION DISCUSSION AND ANALYSIS 2023 LONG-TERM INCENTIVE COMPENSATION

Named Executive Officer	PSUs (Target Award)	RSUs	Total(1)
Luca Savi	$2,820,000	$1,880,000	$4,700,000
Emmanuel Caprais	900,000	600,000	1,500,000
Lori B. Marino	390,000	260,000	650,000
Davide Barbon	360,000	240,000	600,000
Bartek Makowiecki	450,000	300,000	750,000
Carlo Ghirardo(2)	210,000	140,000	350,000

(1)
The values in this table reflect target amounts approved by the Compensation and Human Capital Committee; the values reported in the SCT and the Grants of Plan-Based Awards tables present the grant date fair value as calculated under GAAP.

(2)
Mr. Ghirardo separated from ITT on October 23, 2023.

PERFORMANCE STOCK UNITS
PSUs are settled in shares after a three-year performance vesting period, with performance tied equally to the Company’s three-year TSR performance relative to a group of peer companies and the Company’s ROIC.
Delivery of shares generally requires employment throughout the three-year performance period. PSUs provide alignment with absolute stock performance, relative stock performance, Company performance and potential retention value. For each eligible employee, there may be up to three outstanding PSU award periods at any time. No dividend equivalents are paid on unvested PSUs.
ROIC (50% WEIGHTING)
■
The Compensation and Human Capital Committee approved ROIC as a metric to align executive pay with the Company’s performance in driving efficient and disciplined deployment of capital.

■
The ROIC target is a three-year average of the annual ROIC results within the performance period.

■
ROIC for the 2023 PSUs is a percentage that will be calculated by dividing (A) after-tax income from continuing operations attributable to the Company, adjusted to exclude the after-tax impact from special items, interest income or expense and amortization of expense from intangible assets by (B) average total assets from continuing operations, less non-interest bearing current liabilities for the five preceding quarterly periods. Special items represent significant charges or credits that impact results, such as unbudgeted acquisitions or divestitures, but may not be related to the Company’s ongoing operations and performance, as disclosed in the Company’s filings with the SEC.

■
The Compensation and Human Capital Committee establishes the ROIC targets during February or early March each year, before the PSU awards are granted, and the targets for currently outstanding PSUs are reflected in the table below. The ROIC targets will be adjusted annually during the performance period for certain one-time events such as material acquisitions and divestitures and changes in law or accounting principles.

PSU ROIC Targets
PSU Award	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
2023-2025 PSU	13.0%	14.5%	15.9%
2022-2024 PSU	13.0%	14.4%	15.8%
2021-2023 PSU	11.0%	12.2%	13.4%
The 2021 ROIC targets were set during the COVID-19 pandemic during which there was significant uncertainty in the markets that we serve.
RELATIVE TSR (50% WEIGHTING)
■
Relative TSR was approved by the Committee to ensure executive compensation is aligned with shareholder value creation.

■
The relative TSR peer group includes companies in the S&P 400 Capital Goods index and additional companies from the transportation and industrial pump/flow industries (collectively, the “TSR peer group”) in order to provide a broad set of companies that align with ITT’s portfolio mix.

■
TSR performance is measured by comparing the average closing stock price for the month of December prior to the start of the three-year performance cycle, to the average closing stock price for the month of December that concludes the three-year period.

■
Vesting at the end of the applicable three-year performance period is based on the Company’s TSR performance ranked against the TSR performance of the other companies within the TSR peer group.

52	ITT INC. | 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS 2023 LONG-TERM INCENTIVE COMPENSATION

If Company’s Relative Total Shareholder Return Performance is:	Payout Factor for TSR Component of PSUs*
at the 80th percentile or greater	200%
at the 50th percentile	100%
at the 35th percentile	50%
less than the 35th percentile	0%

*
Payouts for performance between the percentiles shown are interpolated.

PAYOUT ON PSUs GRANTED IN 2021
In 2021, ITT granted PSUs to certain executives, including each of the NEOs. The three-year performance targets were based equally on the Company’s TSR performance relative to the performance of companies in the TSR peer group and the Company’s ROIC performance. The payout of the 2021 PSUs was 170% of target based on the following results:
■
ROIC Results (50% weighting): In July 2021, ITT divested its legacy asbestos liabilities and insurance assets to Delticus HoldCo L.P. In April 2022, ITT completed the acquisition of Habonim Industrial Valves and Actuators Ltd. and in May 2023, ITT completed the acquisition of Micro-Mode. The 2021 ROIC targets were adjusted for these transactions in accordance with the Company’s 2021 PSU award agreement, which states that targets will be adjusted for material acquisitions, divestitures or other one-time events, or material changes in laws, regulations or accounting principles. ITT’s three-year average ROIC was 13.9%, which met the adjusted maximum threshold of 13.4%, resulting in a payout of 200% of target.
■
2021-2023 Relative TSR Results (50% weighting): During the three-year performance period, ITT’s TSR was at the 62nd percentile of the TSR peer group. The payout for the TSR metric was 140% of target.

RESTRICTED STOCK UNITS
RSUs are settled in shares after a three-year vesting period and provide alignment with stock performance and retention value. Grants of RSUs provide NEOs with stock ownership of ITT shares after the restrictions lapse. NEOs receive RSU awards because, in the judgment of the Compensation and Human Capital Committee, and based on management recommendations, these individuals are in positions most likely to influence the achievement of the Company’s long-term value creation goals and to create shareholder value over time. The Compensation and Human Capital Committee reviews all grants of RSUs for executive officers prior to the award, including awards based on performance, retention-based awards, and awards contemplated for new employees as part of employment offers. The CEO has the authority to grant RSUs to other employees in certain situations. These grants are reviewed by the Compensation and Human Capital Committee at its next scheduled meeting. RSUs do not grant dividend or voting rights to the holder over the vesting period, however, dividend equivalents are accrued and paid after vesting. In certain cases, such as for new hires or to facilitate retention, selected employees may receive RSUs subject to different vesting terms.

PERFORMANCE-RELATED GRANTS
In addition to annual LTI awards, the Compensation and Human Capital Committee may award other grants in the form of PSUs, RSUs or stock options. These grants are used to attract new senior executives to ITT, provide additional retention incentive or reward extraordinary performance. The Compensation and Human Capital Committee approved a $300,000 RSU award that was granted in January 2023 with 3-year cliff vesting to
Ms. Marino as part of a competitive and attractive compensation package to rejoin ITT. The Committee also approved a 2023 PSU award with a target value of $300,000 for Mr. Barbon on October 23, 2023 because of the additional responsibilities he assumed as leader of the Motion Technologies Value Center, and to encourage his retention.

ITT INC. | 2024 PROXY STATEMENT	53

COMPENSATION DISCUSSION AND ANALYSIS BENEFITS AND PERQUISITES

BENEFITS AND PERQUISITES
All of the NEOs are eligible to participate in the Company’s broad-based U.S. employee benefits program other than Mr. Barbon, who receives benefits as employees of ITT Italy Holdings s.r.l. Prior to his separation from ITT, Mr. Ghirardo also received benefits as an employee of ITT Italy Holdings s.r.l. The U.S. employee benefits program includes the ITT Retirement Savings Plan, group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance and other benefit plans.
All of the NEOs except for Mr. Barbon and Mr. Ghirardo, together with most of the Company’s other salaried employees who work in the United States, participate in the ITT Retirement Savings Plan, a tax-qualified savings plan, which allows employees to contribute to the plan on a before-tax basis, on an after-tax basis or as a Roth contribution. The Company makes a core contribution of 3% or 4% of pay to the plan for all eligible employees and matches 50% of employee contributions, up to
6% of pay. The core contribution is 3% for employees whose age plus years of service is less than 50, and 4% for employees whose age plus years of service is at least 50.
The Company provides only those perquisites it considers to be reasonable and consistent with competitive practices. Perquisites available for our U.S.-based NEOs are financial and estate planning reimbursements of up to $15,000 per year. Mr. Barbon receives a company car, which is a common market practice for senior executives based in Shanghai, China and Italy. Mr. Ghirardo received a company car before his separation from ITT in October.
Amounts reported as perquisites also include reimbursement of certain relocation-related expenses, which are described in detail in the notes to the “All Other Compensation Table” in the section entitled “Compensation Tables.”

RETIREMENT AND BENEFITS PLAN FOR MR. BARBON
Mr. Barbon is employed by ITT’s Italian subsidiary and is eligible for statutory retirement and health and welfare benefits that are generally provided to our employees in Italy that have the classification of Dirigenti (Executive). He also participates in a Motion Technologies (Italy) supplemental retirement plan provided under the terms of the collective bargaining agreement applicable to executives of industrial companies.
These benefits are provided in addition to the Italian government-provided retirement benefits.
During Mr. Barbon’s assignment in China, he and his family were covered by ITT’s international healthcare plan, which covers all employees that participate in an international assignment.

OTHER COMPENSATION AND BENEFITS
POST-EMPLOYMENT COMPENSATION
ITT DEFERRED COMPENSATION PLAN
For periods prior to 2020, U.S. executives were eligible to participate in the ITT Deferred Compensation Plan. This plan provided an opportunity to defer receipt of between 2% and 90% of any AIP awards they earned. The amount of deferred compensation ultimately would also reflect the performance of benchmark investment funds made available under the plan as selected by the executive. Participants in the ITT Deferred Compensation Plan may elect a fund that tracks the performance of ITT’s common stock. Beginning in 2020, executives were no longer able to defer compensation under the ITT Deferred Compensation Plan, but will still be entitled to receive any compensation deferred prior to 2020 in accordance with the plan. None of our NEOs have a deferred amount under the ITT Deferred Compensation Plan.
SEVERANCE PLAN ARRANGEMENTS
The Company maintains severance arrangements for most of its senior executives, including all of the NEOs. These arrangements are included in two plans, one covering most severance circumstances (the “ITT Senior Executive Severance Pay Plan”), and the other covering severance following a change-in-control event (the “ITT Senior Executive Change in Control Severance Pay Plan”). These plans do not allow for the payment of tax gross-ups on severance pay or other benefits.
The purpose of the ITT Senior Executive Severance Pay Plan is to provide a period of transition for senior executives upon termination of employment. The terms of the ITT Senior Executive Severance Pay Plan apply to Mr. Savi, Mr. Caprais, Ms. Marino, and Mr. Makowiecki. The severance terms for Mr. Barbon are covered under the National Collective Agreement for the Industrial Sector Managers in Italy. This agreement provides Mr. Barbon with termination benefits in the event his employment is terminated other than for cause. Mr. Ghirardo separated from ITT in October 2023 and is no longer covered by any ITT severance plans. Senior executives who are full-time salaried employees of the Company or any subsidiary, who are paid under a U.S. payroll and who report directly to the CEO are covered by the ITT Senior Executive

54	ITT INC. | 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS POLICIES

Severance Pay Plan. The plan generally provides for severance payments if the Company terminates a senior executive’s employment without cause. In the event any payment would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code, as amended (the “Code”), then the aggregate of all payments would be reduced so the present value of the aggregate of all payments is maximized, but is not subject to excise tax under Section 4999 of the Code or the deduction limitation of Section 280G of the Code.
The purpose of the ITT Senior Executive Change in Control Severance Pay Plan is to provide compensation in the case of termination of employment in connection with an acceleration event (defined under the heading “Compensation Tables—Potential Post-Employment Compensation—Change in Control Arrangements”) including a change in control. The ITT Senior
Executive Change in Control Pay Plan applies to all NEOs. The provisions of this plan are specifically designed to address the inability of senior executives to influence the Company’s future performance after certain change of control events. The plan is structured to encourage executives to act in the best interests of shareholders by providing for certain compensation and retention benefits and payments in the case of an acceleration event and qualifying termination of employment.
These plans, including the potential post-employment payments our NEOs would receive pursuant to these plans, are described in more detail elsewhere in this Compensation Discussion and Analysis under the heading “Compensation Tables—Potential Post-Employment Compensation.” The severance plans apply to our key employees as defined by Section 409A of the Code.

POLICIES
THE ROLE OF RISK AND RISK MITIGATION
The Compensation and Human Capital Committee regularly reviews risk factors associated with our businesses in determining compensation structure and pay practices. The structure of the Board’s committees facilitates this evaluation and determination. Further, overall enterprise risk is considered and discussed at Board meetings, providing additional important information to the Compensation and Human Capital Committee. The CEO attends those portions of the Compensation and Human Capital Committee meetings at which plan features and design configurations of our annual and LTI plans are considered and approved.

ITT INC. | 2024 PROXY STATEMENT	55

COMPENSATION DISCUSSION AND ANALYSIS POLICIES

We believe our executive compensation program appropriately balances risk with maximizing long-term shareholder value. The following features of our executive compensation program help to contribute to the achievement of this goal.
Emphasis on Long-Term Compensation
By granting long-term incentive compensation at 31% to 65% of our NEOs’ total compensation package, the Compensation and Human Capital Committee believes it is encouraging strategies that correlate with the long-term interests of the Company. Our LTI awards, described elsewhere in this Compensation Discussion and Analysis under the heading “2023 Long-Term Incentive Compensation,” feature a three-year vesting threshold at the senior vice president level and above, encouraging behavior focused on long-term value creation. PSUs focus on ITT’s three-year TSR and ROIC performance, encouraging behavior focused on long-term goals.

Pay Mix
15% to 39% of total target compensation is fixed for NEOs while the remaining total compensation is tied to performance, consistent with our pay-for-performance philosophy. As scope of responsibility increases, the amount of performance-based pay increases and fixed pay decreases relative to other officers. Our incentive design provides multiple performance time frames and a variety of financial measures that are intended to drive profitable and sustained growth.

Clawback Policy
We have an SEC-compliant policy that:
■
provides for the recoupment of certain compensation from our executive officers (including our NEOs) in the event of an accounting restatement resulting from material noncompliance with any financial reporting requirements under the federal securities laws on a “no-fault” basis; and

■
provides for recoupment of performance-based compensation if the Board determines a senior executive (including our NEOs) has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of the Company’s financial results.

Required Executive Stock Ownership
NEOs are required to own Company shares or share equivalents with a value equal to a multiple of their base salary, as discussed in more detail below. We believe this requirement aligns their interests with the interests of the Company’s shareholders and also discourages behavior that places focus only on the short-term.

Prohibition Against Speculating, Hedging or Pledging Stock
We have a policy prohibiting employees from hedging and speculative trading in and out of the Company’s securities, including short sales and leverage transactions, such as puts, calls, and listed and unlisted options. We also prohibit employees from pledging Company securities as collateral for a loan.

Rule 10b5-1 Trading Plans
The Board has authorized the use by executive officers of prearranged trading plans under Rule 10b5-1 under the Exchange Act. Rule 10b5-1 permits insiders to adopt predetermined plans for selling specified amounts of stock or exercising stock options under specified conditions and at specified times. Executive officers may only enter into a trading plan during an open trading window, they must not possess material nonpublic information regarding the Company at the time they adopt the plan and must act in good faith with respect to the plan. Using trading plans, insiders can diversify their investment portfolios while avoiding concerns about transactions occurring at a time when they might possess material nonpublic information. Generally, under these trading plans, the individual relinquishes control over the transactions once the plan is put into place. Accordingly, sales may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving the Company. Both new plans and modifications are subject to a statutory “cooling-off period” designed to safeguard the plans from manipulation or market timing. Trading plans adopted by executive officers are reviewed and approved by our legal department.

56	ITT INC. | 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS POLICIES

EXECUTIVE STOCK OWNERSHIP GUIDELINES
The Company maintains stock ownership guidelines for all of its executive officers, including the NEOs. Executive officers have five years in order to meet the guidelines.
Stock ownership guidelines for officers specify the desired levels of Company stock ownership and encourage a set of behaviors for each officer to reach the guideline levels. The guidelines specify expected stock ownership levels expressed as a multiple of base salary, as set forth in the table below. Only the following equity holdings count toward achieving these ownership levels: shares owned outright, Company unvested RSUs, shares held in the Company’s dividend reinvestment plan, shares owned in the ITT Retirement Savings Plan and “phantom” shares held in a fund that tracks an index of the Company’s stock in the deferred compensation plan. Unvested PSUs, which comprise a significant percentage of total compensation for the CEO and other NEOs, do not count towards the achievement of our executive stock ownership guidelines. The guidelines, and compliance with the guidelines, are monitored periodically. As of December 31, 2023 all NEOs either have met the guidelines, or are on track to meet the guidelines.
Chief Executive Officer	6 x Annual Base Salary
Executive Vice Presidents	4 x Annual Base Salary
Senior Vice Presidents	3 x Annual Base Salary
Selected Vice Presidents	1 x Annual Base Salary
HEDGING POLICY
Our NEOs are subject to the Company’s hedging policy described at page 24.
CONSIDERATIONS OF TAX AND ACCOUNTING IMPACTS
In establishing total compensation for the executive officers, the Compensation and Human Capital Committee has considered the effect of Section 162(m) of the Code and the accounting rules associated with the Company’s compensation programs. As a general matter, Section 162(m) disallows a tax deduction for compensation over $1,000,000 paid for any fiscal year to the CEO, the CFO and the three other highest-paid NEOs.
The Compensation and Human Capital Committee did not design the 2023 executive compensation program to preserve the deductibility of compensation that is paid to executive officers, as it did prior to the adoption of the Tax Cuts and Jobs Act of 2017.

ITT INC. | 2024 PROXY STATEMENT	57

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The following table provides information regarding the compensation earned by each of our NEOs.
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Comp(2)	Change in Pension Value and Non-qualified Deferred Comp Earnings	All Other Comp(3)	Total
Luca Savi Chief Executive Officer and President	2023	$1,086,733	$—	$5,388,142	$2,702,700	$—	$158,983	$9,336,558
	2022	1,025,037	—	4,529,297	1,090,800	—	196,984	6,842,118
	2021	996,922	—	4,723,075	1,794,000	—	168,132	7,682,129
Emmanuel Caprais Senior Vice President and Chief Financial Officer	2023	600,000	—	1,719,861	729,000	—	78,787	3,127,648
	2022	495,307	—	1,516,165	436,500	—	73,657	2,521,629
	2021	450,000	—	1,012,655	491,400	—	46,933	2,000,988
Lori B. Marino(4) Senior Vice President, General Counsel and Corporate Secretary	2023	480,000	200,000	1,046,185	655,200	—	32,573	2,413,958
Davide Barbon(5) Senior Vice President and President, Motion Technologies and Asia Pacific Region	2023	380,600	—	1,059,782	676,500	—	848,936	2,965,818
	2022	336,050	—	655,665	311,130	—	735,292	2,038,137
	2021	342,000	—	427,554	297,882	—	382,289	1,449,725
Bartek Makowiecki Senior Vice President, Strategy and Business Development	2023	436,157	—	860,446	567,600	—	47,642	1,911,845
	2022	420,000	370,000	679,433	258,300	—	25,200	1,752,933
Carlo Ghirardo(6) Former Senior Vice President and President, Motion Technologies	2023	352,362	—	401,548	—	—	1,866,535	2,620,445

(1)
Amounts include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for PSUs and RSUs. A discussion of the assumptions used in calculating these values may be found in Note 17, Long-Term Incentive Employee Compensation, to the Consolidated Financial Statements in our 2023 Annual Report on Form 10-K.

(2)
As described in the “2023 Annual Incentive Plan” section of the Compensation Discussion and Analysis, the amounts reported reflect compensation earned for performance under the annual incentive compensation program for that year.

(3)
Amounts in this column for 2023 represent items specified in the All Other Compensation Table below.

(4)
Ms. Marino received a cash bonus in March 2023 as an incentive to rejoin ITT in January 2023.

(5)
Mr. Barbon’s compensation was converted from Euros to U.S. Dollars using the 2023 average exchange rate of 1.1.

(6)
Mr. Ghirardo separated from ITT on October 23, 2023. His compensation was converted from Euros to U.S. Dollars using the 2023 average exchange rate of 1.1.

58	ITT INC. | 2024 PROXY STATEMENT

COMPENSATION TABLES ALL OTHER COMPENSATION TABLE

ALL OTHER COMPENSATION TABLE
	Luca Savi	Emmanuel Caprais	Lori B. Marino	Davide Barbon	Bartek Makowiecki	Carlo Ghirardo
Executive Perquisites:
Financial Counseling(1)	$6,615	$4,250	$450	$—	$5,974	$—
Company Car	—	—	—	—	—	11,000
Assignment and Relocation Expense(2)	—	—	—	841,016	—	—
Total Perquisites	6,615	4,250	450	841,016	5,974	11,000
All Other Compensation:
Tax Reimbursements	—	—	—	—	—	—
Retirement Plan Contributions(3)	152,368	74,537	32,123	7,920	41,668	—
Employment Separation Costs(4)	—	—	—	—	—	1,855,535
Total All Other Compensation	$158,983	$78,787	$32,573	$848,936	$47,642	1,866,535

(1)
Amounts represent taxable financial and estate planning services fees paid during 2023.

(2)
During 2023 Mr. Barbon was on an international assignment in China. ITT provides allowances for the costs that Mr. Barbon and his family incur in excess of their costs had they remained in Italy. The total amount includes: housing costs ($148,869), cost for a child to attend school ($36,663), cost of living and hardship allowances ($69,594), medical insurance ($26,326) transportation costs ($34,300) and other assignment related costs including immigration. Also included are tax gross ups ($523,165) to offset the additional personal income tax impact of the international assignment.

(3)
Amounts represent the total employer contributions under the ITT Retirement Savings Plan and the ITT Supplemental Retirement Savings Plan. 2023 contributions to the ITT Retirement Savings Plan are: $23,041 for Mr. Savi, $25,082 for Mr. Caprais, $22,269 for Ms. Marino and $19,800 for Mr. Makowiecki. Contributions to the ITT Supplemental Retirement Savings Plan represent the remaining amount of this item and are discussed in the 2023 Nonqualified Deferred Compensation Table. The amount for Mr. Barbon includes the employer contribution to the Italian statutory termination indemnity fund (Previndai) that would be paid upon his termination from the Company and have been converted from Euros to U.S. Dollars using a 2023 average exchange rate of 1.1.

(4)
Mr. Ghirardo separated from ITT on October 23, 2023. The mutually agreed upon separation arrangement included the following payments, which have been converted from Euros to U.S Dollars using an exchange rate of 1.1: $1,320,000 for severance; $497,035 for non-competition agreement and $38,500 for legal fees and waivers.

ITT INC. | 2024 PROXY STATEMENT	59

COMPENSATION TABLES GRANTS OF PLAN-BASED AWARDS IN 2023

GRANTS OF PLAN-BASED AWARDS IN 2023
The following table provides information about 2023 equity and non-equity awards for the NEOs. The table includes the grant date for equity-based awards, the estimated future payouts under non-equity incentive plan awards (which consist of potential payouts under the 2023 AIP) and estimated future payouts under 2023 equity incentive plan awards, which consist of potential payouts related to the PSUs granted in 2023 for the 2023-2025 performance period. Also provided is the number of shares underlying all other stock awards, which for 2023 were composed solely of RSU awards. The grants in the following table were made under the 2011 Omnibus Incentive Plan.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value: Equity Incentive Plan Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Luca Savi	3/3/2023	742,500	1,485,000	2,970,000
	3/3/2023				15,608	31,215	62,430		3,507,789
	3/3/2023							20,040	1,880,353
Emmanuel Caprais	3/3/2023	225,000	450,000	900,000
	3/3/2023				4,983	9,965	19,930		1,119,818
	3/3/2023							6,395	600,043
Lori B. Marino	3/3/2023	180,000	360,000	720,000
	3/3/2023				2,160	4,320	8,640		485,460
	3/3/2023							2,775	260,378
	1/3/2023							3,665	300,347
Davide Barbon	3/3/2023	169,125	338,250	676,500
	3/3/2023				1,993	3,985	7,970		447,815
	3/3/2023							2,560	240,205
	10/23/2023				1,655	3,310	6,620		371,762
Bartek Makowiecki	3/3/2023	165,000	330,000	660,000
	3/3/2023				2,493	4,985	9,970		560,190
	3/3/2023							3,200	300,256
Carlo Ghirardo	3/3/2023	163,144	326,288	652,576
	3/3/2023				1,163	2,325	4,650		261,272
	3/3/2023							1,495	140,276

(1)
Amounts reflect the threshold, target and maximum payment levels, respectively, if an award payout is achieved under the AIP. These potential payments are based on achievement of specific performance metrics and are completely at risk. The AIP Target award is computed based upon the applicable range of net estimated payments denominated in dollars where the target award is equal to 100% of the award potential, the threshold is equal to 50% of target, and the maximum is equal to 200% of target. Zero payment is possible for performance below the threshold.

(2)
Amounts reflect the threshold, target and maximum unit levels, respectively, of potential PSU award payouts. These potential unit amounts are based on achievement of specific performance metrics and are completely at risk. The PSU is computed based upon the applicable range of net estimated payments denominated in units where the target award is equal to 100% of the award potential, the threshold is equal to 50% of target and the maximum is equal to 200% of target. Zero payment is possible for performance below the threshold.

(3)
Amounts reflect RSU awards granted in 2023 to the NEOs.

(4)
Amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 for PSU and RSU awards granted to the NEOs in 2023. A discussion of assumptions relating to these LTI awards may be found in Note 17, Long-Term Incentive Employee Compensation, to the Consolidated Financial Statements in our 2023 Form 10-K.

60	ITT INC. | 2024 PROXY STATEMENT

COMPENSATION TABLES OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR END

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR END
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Luca Savi	3/4/2021	—	—	—	—	—	19,940	2,379,241	52,457	6,262,868
	3/4/2022	—	—	—	—	—	22,535	2,688,876	70,390	8,398,935
	3/3/2023	—	—	—	—	—	20,040	2,391,173	62,430	7,449,148
Emmanuel Caprais	3/4/2021	—	—	—	—	—	4,275	510,093	11,254	1,342,827
	3/4/2022	—	—	—	—	—	5,510	657,453	17,210	2,053,497
	9/26/2022	—	—	—	—	—	—	—	12,630	1,507,012
	3/3/2023	—	—	—	—	—	6,395	763,051	19,930	2,378,048
Lori B. Marino	1/3/2023	—	—	—	—	—	3,665	437,308	—	—
	3/3/2023	—	—	—	—	—	2,775	331,113	8,640	1,030,925
Davide Barbon	3/4/2021	—	—	—	—	—	1,805	215,373	4,752	567,009
	3/4/2022	—	—	—	—	—	2,505	298,897	11,750	1,402,010
	3/3/2023	—	—	—	—	—	2,560	305,459	7,970	950,980
	10/23/2023	—	—	—	—	—	—	—	6,620	789,898
Bartek Makowiecki	9/14/2021	—	—	—	—	—	780	93,070	2,040	243,413
	3/4/2022	—	—	—	—	—	3,380	403,302	10,560	1,260,019
	3/3/2023	—	—	—	—	—	3,200	381,824	9,970	1,189,620
Carlo Ghirardo	3/4/2021	—	—	—	—	—	—	—	5,041	601,492
	3/4/2023	—	—	—	—	—	—	—	3,652	435,757
	3/3/2023	—	—	—	—	—	—	—	1,162	138,650

(1)
RSUs generally vest 100% on the third anniversary of the grant date. PSUs vest upon the completion of a three-year performance period beginning January 1 of the grant year and are shown at maximum payout, with the exception of the PSUs granted on March 4, 2021 which are shown at 170% of target based on the actual three-year relative TSR and ROIC results.

(2)
Reflects the Company’s closing stock price of  $119.32 on December 29, 2023. Under the Equity Incentive Plan Awards column, the 2021 PSUs granted on March 4, 2021 are reflected as having vested on December 31, 2023 and are shown at 170% of target based on three-year TSR and ROIC results.

ITT INC. | 2024 PROXY STATEMENT	61

COMPENSATION TABLES OPTION EXERCISES AND STOCK VESTED IN 2023

OPTION EXERCISES AND STOCK VESTED IN 2023
The following table provides information regarding the values realized by our NEOs upon the vesting of stock awards in 2023.
	Option Awards		Stock Awards
Named Executive Officer	# of Shares Acquired on Exercise	Value Realized on Exercise	# of Shares Acquired on Vesting	Value Realized on Vesting
Luca Savi	—	—	44,513	$4,144,160
Emmanuel Caprais	—	—	7,577	711,419
Lori B. Marino(1)	—	—	—	—
Davide Barbon	—	—	3,021	287,454
Bartek Makowiecki	—	—	1,390	129,409
Carlo Ghirardo(2)	—	—	8,306	776,847

(1)
Ms. Marino rejoined ITT in 2023 and did not have any stock awards vest in 2023.

(2)
Mr. Ghirardo separated from ITT on October 23, 2023. The stock awards values above include shares that vested upon termination pursuant to the stock award agreements.

2023 PENSION BENEFITS
Effective on October 31, 2011, all of the Company’s pension benefits for salaried US employees were frozen, and the cumulative liability of these benefits was assumed by Exelis
Inc. None of our NEOs were U.S. employees prior to October 31, 2011, and therefore none are eligible for pension benefits.

2023 NONQUALIFIED DEFERRED COMPENSATION
ITT DEFERRED COMPENSATION PLAN
The ITT Deferred Compensation Plan is a tax deferral plan that was frozen to new deferrals effective as of 2020. The ITT Deferred Compensation Plan permitted eligible employees with a base salary of at least $200,000 to defer between 2% and 90% of their AIP payment. The amount of deferred compensation ultimately would also reflect the performance of benchmark investment funds made available under the plan as selected by the executive. Participants in the ITT Deferred
Compensation Plan may elect a fund that tracks the performance of ITT’s common stock. Beginning in 2020, executives were no longer able to defer compensation under the ITT Deferred Compensation Plan but will still be entitled to receive any compensation deferred prior to 2020 in accordance with the plan. None of our NEOs had a balance in the ITT Deferred Compensation Plan in 2023.

ITT SUPPLEMENTAL RETIREMENT SAVINGS PLAN
Since federal law limits the amount of compensation that can be used to determine employee and employer contribution amounts to the tax-qualified plan ($330,000 in 2023), the Company has established and maintains a non-qualified unfunded ITT Supplemental Retirement Savings Plan to allow for Company contributions based on base salary and actual annual bonus paid in excess of these limits. All balances under this plan are maintained on the books of the Company and earnings are credited to the accumulated savings under the plan based on the earnings in the Stable Value Fund in the tax-qualified plan. Benefits will be paid in a lump sum in the seventh month following the last day worked. Effective January 1, 2012, the plan was amended to no longer permit employee contributions.

62	ITT INC. | 2024 PROXY STATEMENT

COMPENSATION TABLES POTENTIAL POST-EMPLOYMENT COMPENSATION

2023 NONQUALIFIED DEFERRED COMPENSATION TABLE
The table below shows nonqualified deferred compensation activity for the NEOs for 2023.
Name(1)	Executive Contributions Last Fiscal Year	Registrant Contributions Last Fiscal Year(2)	Aggregate Earnings Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Luca Savi
Non-qualified savings	$—	$129,327	$12,438	$—	$557,727
Emmanuel Caprais
Non-qualified savings	$—	$49,455	$4,859	$—	$221,607
Lori B. Marino
Non-qualified savings	$—	$9,854	$39	$—	$9,893
Davide Barbon(3)
Non-qualified savings	$—	$—	$—	$—	$—
Bartek Makowiecki
Non-qualified savings	$—	$21,868	$411	$—	$29,198

Note:
“Non-qualified savings” represent amounts in the ITT Supplemental Retirement Savings Plan.

(1)
Mr. Ghirardo separated from ITT in October 2023 and, as an employee of ITT’s Italian subsidiary, was not eligible for non-qualifed deferred compensation.

(2)
Amounts represent the core, match and applicable transition employer contributions into the ITT Supplemental Retirement Savings Plan (Non-qualified savings).

(3)
Mr. Barbon is employed by ITT’s Italian subsidiary and is not eligible for non-qualified deferred compensation.

POTENTIAL POST-EMPLOYMENT COMPENSATION
The potential post-employment compensation tables reflect the amount of compensation payable to each of the NEOs in the event their ITT employment ceases, including voluntary termination, termination for cause, death or disability, termination without cause or termination in connection with a change of control. Post-separation compensation of our NEOs, other than Mr. Barbon, is governed by the ITT Senior Executive Severance Pay Plan. In addition, post-separation compensation of all of our NEOs is governed by the ITT Senior Executive Change in Control Severance Pay Plan (applicable to situations involving a change of control) and our equity award agreements.
The amounts shown in the potential post-employment compensation tables are estimates, assuming the triggering event occurred on December 31, 2023, including amounts that would be earned through such date (or that would be earned during a period of severance), and where applicable, are based on the closing price of the Company’s stock on December 29, 2023, the last trading day of 2023, which was $119.32.
The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

PAYMENTS AND BENEFITS PROVIDED GENERALLY TO SALARIED EMPLOYEES
The amounts shown in the tables in this section do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:
■
Accrued salary and vacation pay; and

■
Distributions of plan balances under the ITT Retirement Savings Plan and amounts under the ITT Supplemental Retirement Savings Plan.

No perquisites are available to any NEOs in any of the post-employment compensation circumstances.

ITT SENIOR EXECUTIVE SEVERANCE PAY PLAN
The ITT Senior Executive Severance Pay Plan provides overall cash severance benefits to executives, provides participants with outplacement assistance for one year and provides six months of eligibility for healthcare benefits. The amount of

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COMPENSATION TABLES POTENTIAL POST-EMPLOYMENT COMPENSATION

severance pay under this plan depends on the executive’s base pay and years of service, not to exceed two times the executive’s annual compensation for the year preceding the severance date. The Company considers these severance pay provisions appropriate transitional provisions given the job responsibilities and competitive market in which senior executives function.
No severance is provided if an employee is terminated for cause because the Company believes employees terminated for cause should not receive additional compensation. In addition, the Company’s obligation to continue severance payments stops if the executive does not comply with the Company’s Code of Conduct. We consider this cessation provision to be critical to the Company’s emphasis on ethical behavior. The Company’s obligation to continue severance payments also stops if the executive does not comply with non-competition provisions of the ITT Senior Executive Severance Pay Plan. These provisions protect the integrity of our businesses and are consistent with typical commercial arrangements.
If a covered executive receives or is entitled to receive other compensation from the Company, the amount of that other compensation could be used to offset amounts otherwise payable under the ITT Senior Executive Severance Pay Plan. Severance pay will start within 60 days following the covered executive’s scheduled termination date.

ITT SENIOR EXECUTIVE CHANGE IN CONTROL SEVERANCE PAY PLAN
This plan provides two levels of benefits for covered executives, based on their position within the Company. The Compensation and Human Capital Committee considered two levels of benefits to be appropriate based on the relative ability of each level of employee to influence future Company performance. Our CEO and Senior Vice Presidents receive the higher level and certain Vice Presidents the second level. Under the ITT Senior Executive Change in Control Severance Pay Plan, if a covered executive is terminated within two years of a change in control or in contemplation of a change in control event that ultimately occurs or if the covered executive terminates his or her employment for good reason within two years of a change in control, he or she would be entitled to:
■
Any accrued but unpaid base salary, bonus (AIP award), vacation and unreimbursed expenses;

■
Two or three times the current base salary and target annual incentive as of the termination date;

■
A lump sum payment equal to two or three times the highest annual base salary rate during the three years preceding termination or an acceleration event times the highest percentage rate of the Company’s contributions to the ITT Retirement Savings Plan and the ITT Supplemental Retirement Savings Plan, such percentage rate not to exceed 7% per year;

■
Subsidized healthcare benefits for six months after termination; and

■
One year of outplacement assistance.

All of the NEOs are (or were, prior to separation from ITT) covered at the highest level of benefits.

CHANGE IN CONTROL ARRANGEMENTS
There are change of control provisions in various Company plans which were adopted to mitigate the concern that, in the event the Company is considering a change in control transaction, the employees involved in considering the transaction might otherwise be motivated to act in their own interests rather than in the interests of the shareholders.
All current long-term incentive awards (PSUs and RSUs) have included a “double trigger” provision, whereby no benefits will be paid to an executive unless (i) a change in control of the Company has occurred and (ii) there has been a specified change in the employment status of the executive within a period of time following the change in control. For example, if a covered executive is terminated without cause within two years of a change in control or terminates his or her employment for good reason within two years of a change in control, or is terminated before the change in control occurs, but after its announcement or at the request of a participant, he or she would be entitled to vesting of long-term incentive awards pursuant to the award agreements. The ITT Senior Executive Change in Control Severance Pay Plan and ITT Change in Control Severance Pay Plan also have double trigger provisions. We utilize “double trigger” vesting to ensure management talent will be available to assist in the successful integration following a change in control and to align with prevailing governance practices. The payment or vesting of awards or benefits under the ITT Annual Incentive Plan for Executive Officers, the Deferred Compensation Plan and the Supplemental Retirement Savings Plan have a single trigger provision and are accelerated solely upon the occurrence of a change in control of the Company.
The 2011 Omnibus Incentive Plan, 2003 Equity Incentive Plan, ITT Annual Incentive Plan for Executive Officers, ITT Senior Executive Change in Control Severance Pay Plan, ITT Change in Control Severance Pay Plan, Deferred Compensation Plan

64	ITT INC. | 2024 PROXY STATEMENT

COMPENSATION TABLES POTENTIAL POST-EMPLOYMENT COMPENSATION

and Supplemental Retirement Savings Plan consider a change in control to have occurred if one of the following acceleration events occurs:
1.
A report on Schedule 13D was filed with the SEC disclosing any person, other than the Company or one of its subsidiaries or any employee benefit plan that is sponsored by the Company or a subsidiary, had become the beneficial owner of 20% or more of the Company’s outstanding stock.

2.
A person other than the Company or one of its subsidiaries or any employee benefit plan that is sponsored by the Company or a subsidiary purchased the Company’s shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 20% or more of the Company’s outstanding stock.

3.
The shareholders of the Company approved:

a.
Any consolidation, business combination or merger of the Company other than a consolidation, business combination or merger in which the shareholders of the Company immediately prior to the merger would hold 50% or more of the combined voting power of the Company or the surviving corporation of the merger and would have the same proportionate ownership of common stock of the surviving corporation they held in the Company immediately prior to the merger; or
b.
Any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company.

4.
A majority of the members of the Board of the Company changed within a 12 month period, unless the election or nomination for election of each of the new directors by the Company’s shareholders had been approved by two-thirds of the directors still in office who had been directors at the beginning of the 12 month period or whose nomination for election or election was recommended or approved by a majority of directors who were directors at the beginning of the 12 month period.

5.
Any person other than the Company or one of its subsidiaries or any employee benefit plan sponsored by the Company or a subsidiary became the beneficial owner of 20% or more of the Company’s outstanding stock.

Under the 2011 Omnibus Incentive Plan, 2003 Equity Incentive Plan, ITT Annual Incentive Plan for Executive Officers, ITT Senior Executive Change in Control Severance Pay Plan and ITT Change in Control Severance Pay Plan, a change of control additionally requires consummation of the transactions described in 3(a) and (b) above.

ITT INC. | 2024 PROXY STATEMENT	65

COMPENSATION TABLES POTENTIAL POST-EMPLOYMENT COMPENSATION

Potential post-employment compensation arrangements are more fully described for the NEOs in the following table. As noted above, this table assumes a triggering event as of December 31, 2023.
	Resignation or Termination for Cause	Death or Disability	Termination Not for Cause	Termination Not For Cause or With Good Reason After Change of Control
Luca Savi
Cash Severance(1)	$—	$—	$1,100,000	$3,300,000
AIP	—	—	—	4,455,000
Unvested Equity Awards(2)	—	21,646,140	14,651,253	27,192,968
ITT Supplemental Retirement Savings Plan(3)	—	—	—	231,000
Other Benefits(4)	—	—	41,177	41,177
TOTAL(5)	$—	$21,646,140	$15,792,430	$35,220,145
Emmanuel Caprais
Cash Severance(1)	$—	$—	$600,000	$1,800,000
AIP	—	—	—	1,350,000
Unvested Equity Awards(2)	—	5,230,607	4,320,742	9,261,177
ITT Supplemental Retirement Savings Plan(3)	—	—	—	126,000
Other Benefits(4)	—	—	41,177	41,177
TOTAL(5)	$—	$5,230,607	$4,961,919	$12,578,354
Lori B. Marino
Cash Severance(1)	$—	$—	$480,000	$1,440,000
AIP	—	—	—	1,080,000
Unvested Equity Awards(2)	—	1,283,883	388,221	1,644,707
ITT Supplemental Retirement Savings Plan(3)	—	—	—	100,800
Other Benefits(4)	—	—	33,900	33,900
TOTAL(5)	$—	$1,283,883	$902,121	$4,299,407
Davide Barbon
Cash Severance(1)	$—	$—	$568,500	$1,353,000
AIP	—	—	—	1,014,750
Unvested Equity Awards(2)	—	2,958,122	1,772,578	4,058,133
ITT Supplemental Retirement Savings Plan(3)	—	—	—	—
Other Benefits(4)	—	—	30,000	30,000
TOTAL(5)	$—	$2,958,122	$2,371,078	$6,455,883
Bartek Makowiecki
Cash Severance(1)	$—	$—	$440,000	$1,320,000
AIP	—	—	—	990,000
Unvested Equity Awards(2)	—	2,346,428	1,262,207	3,203,802
ITT Supplemental Retirement Savings Plan(3)	—	—	—	79,200
Other Benefits(4)	—	—	37,229	37,229
TOTAL(5)	$—	$2,346,428	$1,739,436	$5,630,231
Carlo Ghirardo(6)			1,855,535

(1)
Under the ITT Senior Executive Severance Pay Plan, executives would receive base salary after termination without cause for the following severance periods: Mr. Savi 12 months; Mr. Caprais 12 months; Ms. Marino 12 months; Mr. Makowiecki 48 weeks; and Mr. Barbon the severance benefits afforded by his status as a Dirigenti (executive level employee) under the Italy national labor contract, which is equal to 12 months of pay based on his average annual compensation over the past three years. In the event of termination following a change of control, all NEOs are covered under the Company’s ITT Senior Executive Change in Control

66	ITT INC. | 2024 PROXY STATEMENT

COMPENSATION TABLES CEO PAY RATIO

Severance Pay Plan described elsewhere in this section and, under the terms of the plan, would be paid a lump sum payment equal to the sum of  (x) three (3) times the current annual base salary rate paid at the time of termination of employment, and (y) three (3) times the annual bonus awarded.
(2)
Unvested equity awards reflect the market value of stock based on the Company’s December 29, 2023 closing stock price of  $119.32. The value of PSUs under Termination Not for Cause or With Good Reason After Change of Control is calculated using a payout of 170%, which is the greater of target payout and last year’s (2023) PSU payout. Termination provisions are set forth in the specific award agreements.

(3)
No additional ITT Supplemental Retirement Savings Plan payments are made in the event of voluntary or involuntary termination, or termination for cause. Amount reflects the additional cash payment representing Company contributions, which would be made following a change of control as described in the ITT Senior Executive Change in Control Severance Pay Plan.

(4)
Under the ITT Senior Executive Severance Pay Plan and the ITT Senior Executive Change in Control Severance Pay Plan, eligible executives will continue to receive subsidized healthcare benefits during the severance period for the first six months after termination without cause. Senior executives are eligible for up to one year of outplacement services with an estimated value of  $30,000. As a Dirigenti employee (executive), Mr. Barbon’s estate is eligible for a payment of eight times his salary ($3,608,000) in the event of his death. The amounts for Mr. Barbon have been converted from Euros to U.S. Dollars using the 2023 average exchange rate of 1.1.

(5)
Values in this table show the full payments per the applicable plan documents under the potential termination scenarios. In the event of a change of control a “best net” provision would apply, which provides either an unreduced benefit or a reduction in payments sufficient to avoid triggering an excise tax, whichever is better after-tax.

(6)
Mr. Ghirardo separated from ITT on October 23, 2023. The numbers in the table reflect the actual amounts received by Mr. Ghirardo according to the mutually agreed upon separation arrangement.

CEO PAY RATIO
We are required to calculate and report a reasonable estimate of the ratio of the annual total compensation of our CEO to the median annual total compensation of our other employees. For 2023, we calculated the CEO Pay Ratio to be 168 times the median employee.
There have been no significant changes to our employee population, our compensation programs, or our median employee’s employment status that would significantly affect our CEO pay ratio disclosure. Accordingly, as permitted by SEC rules, we calculated the 2023 CEO pay ratio using the same median employee used to calculate the 2021 CEO pay ratio. The following describes the process we used to identify the median employee in 2021.
The date used to determine the median employee was December 31, 2021. We used annual salary rate as the consistently applied measure to determine the median employee. To account for employees paid in currencies other than in U.S. dollars, we used currency exchange rates as of December 31, 2021 to convert their compensation into U.S. dollars. We started with 10,334 full time, part-time and temporary employees who were paid directly by ITT or our subsidiaries, and also included contractors for whom ITT or our subsidiaries determine compensation, but were employed by third parties as of December 31, 2021.
We then excluded all 511 of our employees in Colombia, Poland, and Venezuela under an applicable exemption for limited numbers of non-U.S. employees. The excluded employees in Colombia, Poland, and Venezuela represented less than 5% of our total employee population. No cost of living adjustments were utilized in identifying our median employee or calculating the annual total compensation.
We identified the median employee to be a full-time hourly employee located in the U.S. We then determined the annual total compensation of the median employee, which included actual annual salary, overtime and contributions to the employee’s 401(k) account. The total annual compensation of our median employee was determined to be $55,734. For 2023, the annual compensation for Mr. Savi was $9,336,558, which is shown in the Summary Compensation Table.

PAY VERSUS PERFORMANCE
Pursuant to SEC rules adopted in August 2022, we are required to disclose Compensation Actually Paid (“CAP”) to our Principal Executive Officer (“PEO”) and the average CAP to our other
NEOs, as well as the relationship of that pay with the financial performance of the Company, for the past four years.

ITT INC. | 2024 PROXY STATEMENT	67

COMPENSATION TABLES PAY VERSUS PERFORMANCE

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)(5)	Company- Selected Measure(6)
					Total Shareholder Return(3)	Peer Group Total Shareholder Return(4)
2023	$9,336,558	$20,000,560	$2,607,943	$3,918,660	$262	$251	$410.5	$5.21
2022	6,842,118	(2,317,626)	1,979,464	866,354	176	183	367.0	4.44
2021	7,682,129	16,989,404	1,724,038	2,829,322	218	203	316.3	4.05
2020	6,625,380	5,026,488	1,492,468	1,094,288	163	159	72.5	3.20
2019	7,068,573	12,612,311	1,844,792	4,111,507	155	133	325.1	3.81

(1)
The PEO for each year presented is Luca Savi, who began serving as our Chief Executive Officer and President on January 1, 2019. The non-PEO NEOs for each year presented include the following:

•
2023: Emmanuel Caprais, Senior Vice President and Chief Financial Officer; Lori B. Marino, Senior Vice President, General Counsel and Corporate Secretary; Bartek Makowiecki, Senior Vice President of Strategy and Business Development; Davide Barbon, Senior Vice President and President of Motion Technologies and Asia Pacific; and Carlo Ghirardo, our former Senior Vice President and President of Motion Technologies.

•
2022: Emmanuel Caprais, Senior Vice President and Chief Financial Officer; Mary Beth Gustafsson, Senior Vice President and General Counsel; Bartek Makowiecki, Senior Vice President of Strategy and Business Development; and Davide Barbon, Senior Vice President and President of Asia Pacific.

•
2021: Emmanuel Caprais, Senior Vice President and Chief Financial Officer; Mary Beth Gustafsson, Senior Vice President and General Counsel and Corporate Secretary; Ryan Flynn, Senior Vice President and President of Connect & Control Technologies; and Davide Barbon, Senior Vice President and President of Asia Pacific.

•
2020: Emmanuel Caprais, Senior Vice President and Chief Financial Officer (effective October 2020); Mary Beth Gustafsson, Senior Vice President and General Counsel; Ryan Flynn, Senior Vice President and President of Connect & Control Technologies; George Hanna, Senior Vice President and President of Industrial Process; and Tom Scalera, Executive Vice President and Chief Financial Officer.

•
2019: Tom Scalera, Executive Vice President and Chief Financial Officer; Mary Beth Gustafsson, Senior Vice President, General Counsel and Corporate Secretary and Chief Compliance Officer; Farrokh Batliwala, Senior Vice President and President of Connect & Control Technologies; and Carlo Ghirardo, Senior Vice President and President of Motion Technologies.

(2)
The tables below summarizes the adjustments made to the Summary Compensation Table total compensation amount to arrive at CAP for our PEO and non-PEO NEOs. Excluded from these adjustments are the following: (i) dividends paid, given that we do not pay any dividends on unvested stock awards; and (ii) pension plan benefits, given none were paid to our PEO or other non-PEO NEOs during any of the years presented.

	PEO					Average of Non-PEO NEOs
	2023	2022	2021	2020	2019	2023	2022	2021	2020	2019
Summary Compensation Table Total	$9,336,558	$6,842,118	$7,682,129	$6,625,380	$7,068,573	$2,607,943	$1,979,464	$1,724,038	$1,492,468	$1,844,792
Subtract: Grant Date Fair Value of LTIP Awards Granted During Covered Year	(5,388,142)	(4,529,297)	(4,723,075)	(3,993,378)	(3,498,822)	(1,017,564)	(888,950)	(720,105)	(707,784)	(724,772)
Add: Fair Value as of 12/31 of Outstanding and Unvested LTIP Awards Granted During Covered Year	8,257,377	2,809,473	7,462,255	3,769,393	5,234,375	1,469,539	522,146	1,137,742	687,058	1,084,288
Add: Change in Fair Value as of 12/31 of Outstanding and Unvested LTIP Awards Granted in Prior Years	7,259,052	(6,016,736)	6,298,983	(1,003,634)	3,606,915	818,378	(634,570)	641,171	(234,021)	1,741,906
Add: Change in Fair Value of LTIP Awards Granted in Prior Years that Vested During Covered Year	535,715	(1,423,184)	269,112	(371,273)	201,270	40,364	(111,736)	46,476	(143,433)	165,293
Compensation Actually Paid	20,000,560	(2,317,626)	16,989,404	5,026,488	12,612,311	3,918,660	866,354	2,829,322	1,094,288	4,111,507
68	ITT INC. | 2024 PROXY STATEMENT

COMPENSATION TABLES PAY VERSUS PERFORMANCE

(3)
ITT Total Shareholder Return represents the one-, two-, three-, four-, and five-year growth of the value of an initial $100 investment in ITT stock on December 31, 2018, and assumes that any dividends paid are reinvested.

(4)
The S&P 400 Capital Goods Index, in which ITT is included, was selected as the peer group.

(5)
Net income presented is on a GAAP basis.

(6)
Adjusted EPS was selected as the most important financial metric that links CAP to company financial performance because it is a key factor in our AIP payout and is a driver of stock price. Please refer to Appendix A for the definition of adjusted EPS, the reason we disclose this measure and for a reconciliation to the most directly comparable measure calculated in accordance with GAAP.

Discussion of Relationship Between Financial Performance and Executive Compensation
Compensation actually paid to our PEO and other NEOs aligns with our financial performance as summarized below.
■
2023: We had a record year for financial results including record EPS and record net income. In addition, our TSR was 49% during 2023, which outpaced the S&P 400 Capital Goods Index and the S&P 500 Index. This strong financial performance aligns with the increase of CAP to our PEO and other NEOs compared to last year.

■
2022: CAP to our PEO was negative and the CAP of our other NEOs was lower than the previous years due to the year-over-year stock price decline, which resulted in a lower fair value of stock awards granted in previous years. Although we reported record adjusted EPS and strong net income, our TSR was lower than that of our peer group.

■
2021: We had strong financial results which included significant increases in net income and adjusted EPS as compared to 2020. Additionally, our relative TSR was higher than that of our peers, which drove CAP to our PEO and other NEOs to be higher than in 2020. Our stock price also increased significantly from 2020.
■
2020: Due to the impact of the COVID-19 pandemic, our net income and adjusted EPS decreased significantly from 2019. Additionally, relative TSR in 2020 was down compared to 2019 and correspondingly CAP to our PEO and other NEOs was lower than in both 2019 and 2021. Our stock price also decreased from 2019.

■
2019: We had strong relative TSR and financial results, which resulted in CAP to our PEO at the third highest value of the five years shown. These results also contributed to the CAP to our other NEOs having the highest value of the five years shown.

Most Important Financial Performance Measures
The following table lists the most important financial performance measures in 2023 that we used to link compensation actually paid to our PEO and other NEOs to company performance.
Financial Performance Measure	Explanation
Adjusted EPS	This measure is a factor in our AIP payout and is a driver of our stock price.
Relative TSR	Weighted equally with ROIC, this measure is used to determine PSU payouts, which comprises 60% of each NEO’s annual LTI award value.
ROIC	Weighted equally with relative TSR, this measure is used to determine PSU payouts, which comprises 60% of each NEO’s annual LTI award value.
For additional discussion of these financial performance measures, refer to the section titled, “Compensation Discussion and Analysis—Elements of Compensation.”
ITT INC. | 2024 PROXY STATEMENT	69

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
ITT’s Compensation and Human Capital Committee is responsible for the overall design and governance of the Company’s executive compensation program, senior leadership development and talent management programs. The Compensation and Human Capital Committee’s primary objective is to establish a competitive executive compensation program that clearly links executive compensation to business performance and shareholder return. The Compensation and Human Capital Committee considers and monitors appropriate risk factors in structuring compensation to discourage unnecessary or excessive risk-taking behaviors and encourage long-term value creation.

RECOMMENDATION REGARDING COMPENSATION DISCUSSION AND ANALYSIS
In performing its governance function, with regard to the Compensation Discussion and Analysis, the Compensation and Human Capital Committee relied on statements and information prepared by the Company’s management. It also relied on information provided by Pay Governance. The Compensation and Human Capital Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Compensation and Human Capital Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2023 Annual Report on Form 10-K and this Proxy Statement.

This report is furnished by the members of the Compensation and Human Capital Committee.
■ Nicholas C. Fanandakis	■ Timothy H. Powers (ex-officio)
■ Rebecca A. McDonald (Chair)	■ Cheryl L. Shavers
70	ITT INC. | 2024 PROXY STATEMENT

2023 NON-MANAGEMENT DIRECTOR COMPENSATION
The table below represents the 2023 compensation for our non-management directors. As discussed in more detail in the narrative following the table, all non-management directors receive the same cash fees and stock awards for their service, which consists of a $100,000 annual cash retainer and an annual RSU award with a value of $140,000, except for the following: Mr. Powers, as our independent Chairman during 2023, received an additional $62,500 cash payment and an additional RSU award with a value of $62,500; Mr. Powers, as Audit Committee Chair during 2023, received an additional $20,000 cash payment; Ms. McDonald, as Compensation and Human Capital Committee Chair during 2023, received an additional $15,000 cash payment; and Mr. DeFosset, as the Nominating and Governance Committee Chair during 2023 received an additional $15,000 cash payment. As a management director, Mr. Savi does not receive compensation for Board service.
Compensation is paid to non-management directors in a lump sum following the annual meeting at which they are elected. Non-management directors who join the Board during the course of a year receive their compensation promptly following their election, in amounts that are pro-rated to reflect their partial year of service on the Board. For periods prior to 2020, our non-management directors were eligible to participate in the ITT Deferred Compensation Plan. Because of changes to the Plan described on page 62, for periods after 2020, non-management directors may only choose to defer receipt of their equity retainer. The grant date fair value of stock awards granted to non-management directors in 2023 is provided in footnote 1 to the table below. Stock awards are composed of RSUs.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Kevin Berryman(2)	$66,667	$93,333	$160,000
Donald DeFosset, Jr.	115,000	140,000	255,000
Nicholas C. Fanandakis	100,000	140,000	240,000
Nazzic S. Keene(2)	66,667	93,333	160,000
Richard P. Lavin(3)	100,000	—	100,000
Rebecca A. McDonald	115,000	140,000	255,000
Timothy H. Powers	182,500	202,500	385,000
Cheryl L. Shavers	100,000	140,000	240,000
Sabrina Soussan(4)	100,000	70,000	170,000

(1)
Awards are made in RSUs and they reflect a grant date fair value computed in accordance with GAAP. The grant date fair value of the RSUs granted on May 10, 2023 was based on the ITT stock closing price of  $82.81. Non-management directors may elect to defer the receipt of their RSUs until a later date or when they leave the Board.

(2)
Mr. Berryman and Ms. Keene joined the Board in October 2023. Reflects pro-rated award.

(3)
Mr. Lavin retired from the ITT Board in December 2023.

(4)
Ms. Soussan retired from the ITT Board in October 2023.

ITT INC. | 2024 PROXY STATEMENT	71

2023 NON-MANAGEMENT DIRECTOR COMPENSATION

NON-MANAGEMENT DIRECTOR STOCK AWARDS OUTSTANDING AT DECEMBER 31, 2023 FISCAL YEAR-END
Non-Management Director Name	Stock Awards
Kevin Berryman	974
Donald DeFosset, Jr.	12,244
Nicholas C. Fanandakis	7,669
Nazzic S. Keene	952
Richard P. Lavin	11,988
Rebecca A. McDonald	15,660
Timothy H. Powers	19,280
Cheryl L. Shavers	1,704
Sabrina Soussan	1,704
Outstanding stock awards include unvested RSUs granted under the 2011 Omnibus Incentive Plan and vested but deferred restricted shares and RSUs granted under the 2011 Omnibus Incentive Plan. RSUs granted to non-management directors vest one business day prior to the next annual meeting. Unvested RSUs do not earn dividends or carry voting rights while unvested, however dividend equivalents are accrued during this period and are paid out in cash following vesting of the award.
ITT reimburses directors for expenses they incur to travel to and from Board, committee and shareholder meetings and for other Company business-related expenses (including travel expenses of spouses if they are specifically invited to attend an event for appropriate business purposes).

NON-MANAGEMENT DIRECTOR STOCK OWNERSHIP GUIDELINES
ITT’s stock ownership guidelines currently provide for non-management directors to achieve stock ownership levels of five times the annual base cash retainer amount within five years of joining the Board. Non-management directors receive a portion of their retainer in RSUs, which are paid in shares when the RSUs vest. Non-management directors are required to hold such shares until their total share ownership meets or exceeds the ownership guidelines. Both the guidelines, and compliance with the guidelines, are monitored periodically. All non-management directors with at least one full year of service on the Board own stock in the Company.

INDEMNIFICATION AND INSURANCE
As permitted by its By-laws, ITT indemnifies its directors to the fullest extent permitted by law and maintains insurance to protect the directors from liabilities, including certain instances where ITT could not otherwise indemnify them. All directors may elect to participate in an optional accidental death and dismemberment insurance plan that provides each of them with up to $1,000,000 of coverage. Non-management directors also are covered under a non-contributory life insurance policy that provides $100,000 of coverage.

HEDGING POLICY
Our directors are subject to the Company’s policy prohibiting hedging and speculative trading in and out of the Company’s securities, including short sales and leverage transactions, such as puts, calls, and listed and unlisted options, as described on page 24.
72	ITT INC. | 2024 PROXY STATEMENT

CONSIDERATION OF A SHAREHOLDER PROPOSAL REGARDING POLITICAL SPENDING
(PROXY ITEM NO. 4)
The following shareholder proposal has been submitted by Mr. John Chevedden, the beneficial owner of 50 shares of our common stock, and will be voted on at the Annual Meeting if properly presented by or on behalf of the shareholder proponent. Other than minor formatting changes, we are reprinting the proposal and supporting statement as they were submitted to us, and we have not endeavored to correct any erroneous statements or typographical errors contained therein. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278. Our Board has recommended a VOTE AGAINST the proposal for the reasons set forth following the proposal.
Proposal 4—Transparency in Political Spending
Resolved, Shareholders request that ITT Corporation prepare and semiannually update a report, which shall be presented to the pertinent board of directors committee and posted on the Company’s website, disclosing the Company’s:
(a) Policies and procedures for making electoral contributions and expenditures (direct and indirect) with corporate funds, including the board’s role (if any) in that process; and
(b) Monetary and non-monetary contributions or expenditures that could not be deducted as an “ordinary and necessary” business expense under section 162(e)(1)(B) of the Internal Revenue Code, including (but not limited to) contributions or expenditures on behalf of candidates, parties, and committees and entities organized and operating under section 501(c)(4) of the Internal Revenue Code, as well as the portion of any dues or payments made to any tax-exempt organization (such as a trade association) used for an expenditure or contribution that, if made directly by the Company, would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code.
The report shall be made available within 12 months of the annual meeting and identify all recipients and the amount paid to each recipient from Company funds. This proposal does not encompass lobbying spending.

Supporting Statement
As a long-term shareholder of ITT, I support transparency and accountability in corporate electoral spending. A company’s reputation, value, and bottom line can be adversely impacted by election spending conducted through third-parties.
The Conference Board’s 2021 “Under a Microscope” report warns “a new era of stakeholder scrutiny, social media, and political polarization has propelled corporate political activity—and the risks that come with it—into the spotlight. Political activity can pose increasingly significant risks for companies, including the perception that political contributions—and other forms of activity—are at odds with core company values.”
ITT discloses a policy regarding direct corporate contributions to candidates and parties but this is deficient because ITT’s policy does not address all direct and indirect corporate-funded election-related spending, including payments to 501(c)(4) social welfare organizations, payments to 527 groups, payments to trade associations, independent expenditures, and payments to influence the outcome of ballot measures.
Information on indirect electoral spending through 501(c)(4) groups and trade associations cannot be obtained by shareholders unless the Company discloses it. This proposal asks the Company to disclose all of its electoral spending, direct and indirect. This would bring ITT in line with a growing number of leading companies, including Sensata Technologies Holding plc (ST), General Electric Co., and Fortive Corp., which present this information on their websites.
Without knowing the recipients of ITT’s political dollars shareholders cannot sufficiently assess whether ITT’s election-related spending aligns with its policies and core values. Thus it will be a best practice for ITT to expand its political spending disclosure.

ITT INC. | 2024 PROXY STATEMENT	73

CONSIDERATION OF A SHAREHOLDER PROPOSAL REGARDING POLITICAL SPENDING (PROXY ITEM NO. 4)

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board has carefully considered the proposal and unanimously recommends a VOTE AGAINST the proposal. The Board believes this proposal is not in the best interests of the Company and our shareholders and that our existing policies and disclosure achieve the proposal’s stated goals of transparency and accountability in political spending.
Key Reasons to Vote Against this Proposal
■ The Company has a Political Contributions Policy governing direct and indirect political contributions with corporate funds that is publicly available and includes disclosure requirements.
■ The Company has a longstanding practice of prohibiting Company contributions to parties, PACs and candidates for office, and the Company does not have a voluntary, employee-funded PAC.
■ The cost of preparing and semiannually updating a report would exceed any benefit to shareholders given our limited political contributions.
■ Our Nominating and Governance Committee provides effective oversight of our political contributions.
■ We have an established record of strong governance practices, particularly when it comes to Board accountability and shareholder engagement.
The Company has a Political Contributions Policy governing direct and indirect political contributions with corporate funds that is publicly available and includes disclosure requirements.
ITT’s Political Contributions Policy (the “Policy”) was first adopted by management in 2011 and was revised and adopted by the Nominating and Governance Committee of the Board in early 2024 in response to shareholder feedback. The Policy:
■
prohibits direct political contributions by the Company to political parties, political action committees (“PACs”) and candidates for office;

■
prohibits the maintenance of voluntary, employee-funded PACs;

■
prohibits payments to 527 groups, independent political expenditures and payments to influence the outcome of ballot measures;

■
limits payments to entities organized under Section 501(c)(4) of the Internal Revenue Code to those for non-political activities; and

■
limits payments to trade associations to those for membership dues and other non-political activities, such as conferences and trainings, and prohibits Company contributions to trade associations specifically to support the organization’s political activity.

The Policy also provides that the Company will disclose on its website membership dues in excess of $25,000 paid to trade associations on an annual basis. Exceptions to the Policy may only be granted by the Company’s Chief Executive Officer or General Counsel, and only upon a determination that the use of corporate resources for political purposes will promote the interests of the Corporation and align with our policies and values. If the Company does make political contributions, such contributions will be disclosed on its website.
The cost of preparing and semiannually updating a report would exceed any benefit to shareholders given our limited political contributions.
As noted above, ITT does not make contributions from corporate funds to candidates for office, political parties, PACs or 527 groups and does not operate a PAC. ITT also does not make any payments using corporate funds for independent political expenditures or to influence the outcome of ballot measures. ITT pays membership fees, including on behalf of its employees, to certain industry trade associations that we have determined are meaningful to our business and our employees’ professional development, and not with the intent to have such fees used for political activity. Our participation with these organizations does not mean we endorse every position taken by the organization or the views of its leaders or members. However, we value the industry expertise that these organizations provide and believe that our participation in these associations is beneficial to advancing the interests of ITT and its shareholders.
Given that ITT does not make direct political contributions and is already providing transparent disclosure with regard to indirect political contributions, we believe that the cost of preparing and semiannually updating a report would far exceed any benefit to the Company’s shareholders.
Our Nominating and Governance Committee provides significant oversight of our political contributions.
Our Nominating and Governance Committee oversees compliance with the Policy in accordance with the Nominating and Governance Committee Charter. The Nominating and Governance Committee reviewed and approved the Policy and will review and approve any material future changes to the Policy. Additionally, the Committee will annually review the Company’s website disclosure regarding political contributions.

74	ITT INC. | 2024 PROXY STATEMENT

CONSIDERATION OF A SHAREHOLDER PROPOSAL REGARDING POLITICAL SPENDING (PROXY ITEM NO. 4)

We have an established record of strong governance practices, particularly when it comes to Board accountability and shareholder engagement.
In considering the shareholder proposal, our Board encourages shareholders to consider our existing Political Contributions Policy in the context of other provisions already included in our Articles, By-laws, Corporate Governance Principles and other practices that are designed to promote accountability of our Board and management to our investors and to foster shareholder engagement. These include the following highlights:
■
A process exists for shareholders to submit recommendations of director candidates for consideration by the Nominating and Governance Committee;

■
As described elsewhere in this Proxy Statement, ITT has a strong shareholder engagement process, and the Company has adopted the Political Contributions Policy and enhanced disclosure of political contributions in response to shareholder feedback;

■
We actively review and refresh our Board;

■
Our Board is declassified and elected annually by a majority of the votes cast in uncontested elections; and

■
All members of the Board, other than the chief executive officer, are independent (89% are independent).

CONCLUSION
The Board believes, as described in detail above, that the Company already complies, or is committed to complying, with the vast majority of the requests contained within the proposal and that the Company’s Political Contributions Policy and the disclosures required by the Policy, in conjunction with the Company’s other corporate governance practices, provide appropriate transparency and accountability with regard to the Company’s political contributions.
RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL.
ITT INC. | 2024 PROXY STATEMENT	75

OTHER MATTERS
INFORMATION ABOUT THE PROXY STATEMENT & VOTING
PROXY STATEMENT
This Proxy Statement is furnished to the shareholders of record of ITT Inc., an Indiana corporation, in connection with the solicitation of proxies on behalf of the Board of Directors, for use at the Annual Meeting to be held on May 15, 2024. The Annual Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/ITT2024.

WHY DID I RECEIVE THESE PROXY MATERIALS?
Beginning on or about April 2, 2024, this Proxy Statement is being mailed or made available, as the case may be, to shareholders who were shareholders as of March 19, 2024, the record date, as part of the Board’s solicitation of proxies for the Annual Meeting, including any adjournment or postponement thereof. This Proxy Statement and the ITT 2023
Annual Report to Shareholders (the “Annual Report”) and Annual Report on Form 10-K (which have been furnished to shareholders eligible to vote at the Annual Meeting) contain information the Board believes is relevant to shareholders in voting on the matters to be addressed at the Annual Meeting.

WHO IS ENTITLED TO VOTE?
You can vote if you owned shares of the Company’s common stock as of the close of business on March 19, 2024, the record date.
HOW DO I ATTEND THE VIRTUAL ANNUAL MEETING?
We have determined that the 2024 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. We believe the virtual meeting format affords our shareholders an opportunity for meaningful participation. In light of the virtual-only meeting format, you will not be able to attend the Annual Meeting in person. However, we will offer shareholders the same participation opportunities during the virtual Annual Meeting that were provided at our past in-person meetings. Shareholders may attend the Annual Meeting online, vote their shares electronically, and submit their questions during the meeting by visiting www.virtualshareholdermeeting.com/ITT2024 and entering the 16-digit control number on their notice or proxy card. In order to allow us to answer questions from as many shareholders as possible, each shareholder may submit a maximum of two questions. We ask that questions be succinct and cover only one topic per question. Questions from multiple shareholders on the same topic or that are otherwise related may be grouped and answered together to avoid repetition. You are encouraged to join the Annual Meeting 15 minutes before the start of the Annual Meeting to allow time to log-in and test your device’s audio system.
We encourage you to vote your proxy as soon as possible, even if you plan to attend the virtual Annual Meeting. Your vote matters.

VOTING INFORMATION
HOW DO I VOTE?
Shareholders may vote using any of the following methods:
ON THE INTERNET OR BY TELEPHONE
The website for Internet voting is www.proxyvote.com. Please have your proxy card or Notice handy when you go online. As with telephone voting, you can confirm your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.
You can vote by calling the following toll-free telephone number: 1-800-690-6903. Please have your proxy card or Notice handy when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm your instructions have been properly recorded.
Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on May 14, 2024. The availability of

76	ITT INC. | 2024 PROXY STATEMENT

OTHER MATTERS VOTING INFORMATION

telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends you follow the voting instructions in the materials you receive.
If you vote by telephone or on the Internet, you do not need to return your proxy card.
BY MAIL
If you received your Annual Meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. Your vote must be received by 8:00 a.m. Eastern Time on May 15, 2024. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board.
DURING THE VIRTUAL ANNUAL MEETING
You may attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ITT2024 and entering the 16-digit control number on your notice or proxy card. You are encouraged to join the Annual Meeting 15 minutes before the start of the Annual Meeting to allow time to log-in and test your device’s audio system.
You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. We encourage you to vote as soon as possible, even if you intend to attend the virtual Annual Meeting.
BY GRANTING A PROXY OR SUBMITTING VOTING INSTRUCTIONS
You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or other holder of record.

WHAT IS THE DIFFERENCE BETWEEN A REGISTERED OWNER AND A BENEFICIAL OWNER?
If your shares are registered in your name with ITT’s transfer agent, Computershare, you are a “registered owner,” also sometimes referred to as the “shareholder of record” of those shares.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, which are also sometimes referred to as being held in “street name,” and this Proxy Statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

HOW MANY VOTES DO I HAVE?
You have one vote for every share of common stock you own as of the record date.
WHY DOES THE BOARD SOLICIT PROXIES FROM SHAREHOLDERS?
Since it is impractical for all shareholders to attend the virtual Annual Meeting, the Board recommends you appoint the two people named on the accompanying proxy card to act as your proxies at the Annual Meeting.

WHAT ITEMS ARE ON THE AGENDA FOR THE ANNUAL MEETING?
There are four formal items scheduled to be voted upon at the Annual Meeting as described in the Notice of 2024 Annual Meeting of Shareholders. As of the date of this Proxy Statement, there are no other matters that the Board intends to present, or has reason to believe others will present, at the
Annual Meeting. If you have returned your signed and completed proxy card and other matters are properly presented for voting at the Annual Meeting, the people named on the accompanying proxy card (or, if applicable, their substitutes), will have the discretion to vote on those matters for you.

ITT INC. | 2024 PROXY STATEMENT	77

OTHER MATTERS VOTING INFORMATION

HOW WILL MY SHARES BE VOTED AT THE ANNUAL MEETING?
At the Annual Meeting, the people named on the accompanying proxy card (or if applicable, their substitutes), will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is set forth under “Proxy Statement Executive Summary” on page 1 of this Proxy Statement. With respect to any other business as may properly come before the Annual Meeting, your shares will be voted in accordance with the judgment of the persons voting the proxy.

WHAT IF I CHANGE MY MIND?
As a holder of record of common stock, you may revoke or change your proxy at any time before the Annual Meeting by filing a notice of revocation or another signed, later-dated proxy card with the Corporate Secretary of the Company, at the Company’s principal executive offices. You may also revoke your proxy by attending the virtual Annual Meeting and voting during the meeting. If you are a beneficial owner of common stock, you should follow the voting directions you will receive from your broker, bank or other holder of record along with the Company’s proxy solicitation materials.

HOW MANY SHARES OF ITT STOCK ARE OUTSTANDING?
As of March 19, 2024, the record date, 82,260,247 shares of common stock were outstanding.
HOW MANY HOLDERS OF ITT OUTSTANDING SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?
In order to conduct business at the Annual Meeting, it is necessary to have a quorum. To have a quorum, shareholders entitled to cast a majority of votes at the Annual Meeting must be present at the virtual meeting or by proxy. The inspectors of election appointed for the Annual Meeting will separately tabulate all affirmative and negative votes, abstentions and “broker non-votes.” Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

WHAT IS A “BROKER NON-VOTE”?
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares with respect to certain items of business. If you do not provide voting instructions, your shares will not be voted on any item of business on which the broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE.
If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte as the Company’s independent registered public accounting firm, even if the broker does not receive voting instructions from you.
However, your broker does not have discretionary authority to vote without instructions from you on the election of directors, the advisory vote on the compensation of the Company’s named executive officers, the advisory vote regarding the frequency of future shareholder votes on the compensation of the Company’s named executive officers, the vote to approve the adoption of the Company’s employee stock purchase plan or the shareholder proposal, and in each case a broker non-vote will occur and your shares will not be voted on these items of business.
If you hold shares of common stock through a broker, bank or other holder of record, follow the voting instructions you receive from that organization.

78	ITT INC. | 2024 PROXY STATEMENT

OTHER MATTERS VOTING INFORMATION

HOW MANY VOTES ARE REQUIRED TO ELECT DIRECTORS? HOW MANY VOTES ARE REQUIRED FOR OTHER AGENDA ITEMS TO PASS?
ELECTION OF DIRECTORS
The Company’s By-laws provide in uncontested elections, a director nominee shall be elected by a majority of the votes cast by the shareholders represented at the virtual meeting or by proxy at the Annual Meeting. A “majority of the votes cast” means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee (with abstentions and broker non-votes not counted as votes cast with respect to that director nominee). The By-laws further provide in uncontested elections, any director nominee who fails to be elected by a majority, but who is also a director at the time, shall promptly provide a written conditional resignation, as a holdover director, to the Chairman of the Board or the Corporate Secretary, and remain a director until a successor is elected and qualified. The Nominating and Governance Committee shall promptly consider the resignation and all relevant facts and circumstances concerning any vote and the best interests of the Company and its shareholders. After consideration, the Nominating and Governance Committee shall make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation no later than its next regularly scheduled Board meeting (after certification of the shareholder vote) or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision. As discussed above, brokers (and many banks and other record holders of “street name” shares that follow the applicable NYSE voting rules for member brokers) do not have discretionary voting power with respect to director elections unless they have customer voting instructions. This means, without your voting instructions on this matter, a broker non-vote will occur because your broker (or bank or other holder of record) does not have the power to vote your shares on the election of directors. As a result, it is very important you return voting instructions relating to the election of directors to your broker, bank or other holder of record.
ALL OTHER MATTERS
The proposals relating to the selection of the Company’s independent registered public accounting firm, the compensation of the Company’s named executive officers, and the shareholder proposal are each advisory in nature and non-binding.
For each of these proposals, the votes cast in favor of the proposal must exceed the votes cast against the proposal in order for the proposal to be deemed approved. If you abstain from voting or if there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast.

HOW DO I VOTE IF I AM A PARTICIPANT IN THE ITT RETIREMENT SAVINGS PLAN?
If you participate in the ITT Retirement Savings Plan, your plan trustee will vote the ITT shares credited to your ITT Retirement Savings Plan account in accordance with your voting instructions, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”). The trustee will vote the shares on your behalf because you are the beneficial owner, not the shareholder of record, of the shares held by the ITT Retirement Savings Plan. The trustee votes the shares held in your ITT Retirement Savings Plan account for which no voting instructions are received (“Undirected Shares”) in the same proportion as the shares for which the trustee receives voting instructions, except as otherwise provided in accordance with ERISA. Under the ITT Retirement Savings Plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of
ITT shares credited to their savings plan accounts and their proportionate share of Undirected Shares. By submitting voting instructions by telephone, the Internet or by signing and returning the voting instruction card, you direct the trustee of the ITT Retirement Savings Plan to vote these shares, at the virtual meeting or by proxy at the Annual Meeting.
ITT Retirement Savings Plan participants should mail their confidential voting instruction card to Broadridge Financial Solutions, Inc. (“Broadridge”), acting as tabulation agent, or vote by telephone or Internet. Instructions from ITT Retirement Savings Plan Participants must be received by Broadridge no later than 11:59 p.m. Eastern Time on May 12, 2024.

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OTHER MATTERS VOTING INFORMATION

HOW MANY SHARES ARE HELD BY PARTICIPANTS IN THE ITT RETIREMENT SAVINGS PLAN?
As of March 19, 2024, the record date, the ITT Retirement Savings Plan held 115,268 shares of common stock
(approximately 0.14% of the outstanding shares). Empower Trust Company is trustee of the ITT Retirement Savings Plan.

WHO COUNTS THE VOTES? IS MY VOTE CONFIDENTIAL?
In accordance with the By-laws, the Company will appoint two Inspectors of Election, who may be officers or employees of the Company, and they will tabulate the votes. The Inspectors of Election monitor the voting and also certify whether the votes of shareholders are kept in confidence in compliance with ITT’s confidential voting policy.

WHO WILL PAY FOR THE COST OF THIS PROXY SOLICITATION?
ITT will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees virtually or by telephone, mail, electronic transmission and/or facsimile transmission. Innisfree M&A Incorporated,
501 Madison Avenue, New York, NY 10022, has been retained to assist in soliciting proxies for a fee of $15,000, plus distribution costs and other costs and expenses.

WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?
The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial shareholders who have the same address and last name and who do not participate in electronic delivery or Internet access of proxy materials will receive only one copy of the Company’s Annual Report and Proxy Statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs, as well as natural resources.
Each shareholder who participates in householding will continue to receive a separate proxy card or Notice. Your consent to householding is perpetual unless you revoke it. You may revoke your consent at any time by contacting Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, NY 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials. If a shareholder receives multiple copies of ITT’s proxy materials and annual reports, he or she may request householding in the future by contacting our Investor Relations department.

WHY DID I RECEIVE A “NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS” BUT NO PROXY MATERIALS?
We distribute our proxy materials to certain shareholders by giving notice to those shareholders that they may access their proxy materials on the Internet. This so-called “Notice and Access” approach, which is permitted by SEC rules, conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting to shareholders. On April 2, 2024, we mailed a “Notice of Internet Availability of Proxy Materials” to participating shareholders, containing instructions on how to access the proxy materials on the Internet.

80	ITT INC. | 2024 PROXY STATEMENT

OTHER MATTERS VOTING INFORMATION

HOW DO I RECEIVE PROXY MATERIALS ELECTRONICALLY IN THE FUTURE?
This Proxy Statement and the Annual Report are available on our website at https://investors.itt.com/results-and-filings/annual-reports. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.
SHAREHOLDERS OF RECORD
You may sign up for the service by logging onto the Internet at www.proxyvote.com. Please have your proxy card handy when you go online.
BENEFICIAL OWNERS
You also may be able to receive copies of these documents electronically. Check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service or contact them regarding electronic delivery of materials.

HOW DOES A SHAREHOLDER PROPOSE MATTERS FOR CONSIDERATION AT THE 2025 ANNUAL MEETING OF SHAREHOLDERS?
PROPOSALS TO BE INCLUDED IN OUR PROXY STATEMENT
Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement for presentation at our 2025 annual meeting of shareholders, the proposal must be received by us by December 3, 2024. Any such proposal must comply with Rule 14a-8 under the Exchange Act.
PROPOSALS TO BE BROUGHT BEFORE THE 2025 ANNUAL MEETING OF SHAREHOLDERS
A shareholder seeking to introduce an item of business at the 2025 annual meeting of shareholders must comply with the procedures set forth in our By-laws. If you intend to propose an item of business to be presented at our 2025 annual meeting of shareholders, you must notify us of your intention, in writing, on or after December 3, 2024, but not later than January 2, 2025. In the event the date of the 2025 annual meeting of shareholders is changed by more than 30 days from the anniversary date of the Annual Meeting, such notice must be received no earlier than 120 calendar days prior to the 2025 annual meeting and not later than 90 calendar days prior to the 2025 annual meeting, or, if later, 10 calendar days following the date on which public announcement of the date of the 2025 annual meeting is first made.
For any special meeting of shareholders, the item of business must be received no earlier than 120 calendar days nor later than 90 calendar days prior to the date of the special meeting, or, if later, 10 calendar days following the date on which the public announcement of the date of the special meeting is first made.

HOW DOES A SHAREHOLDER NOMINATE DIRECTORS FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS?
DIRECTOR NOMINATIONS FOR INCLUSION IN OUR PROXY STATEMENT
In February 2016, we amended our By-laws to implement “proxy access,” which allows a shareholder or group of shareholders meeting certain conditions to nominate directors for election at annual meetings of shareholders using our proxy statement. This provision allows a shareholder, or group of up to 20 shareholders, to nominate up to two director candidates or, if greater, up to 20% of the number of directors then serving 3% of our outstanding common stock measured as of the date we receive the nomination. The number of director candidates who may be nominated under our proxy access By-law will be reduced by the number of director nominations made under our advance notice By-law, as described in the following section.
If you intend to nominate a director for election at the 2025 annual meeting of shareholders using our proxy access By-law, you must submit the nomination, along with the other materials required by our By-laws, on or after November 3, 2024, but not later than December 3, 2024.

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OTHER MATTERS VOTING INFORMATION

DIRECTOR NOMINATIONS TO BE BROUGHT BEFORE THE 2025 ANNUAL MEETING OF SHAREHOLDERS
If you intend to nominate a director for consideration at the 2025 annual meeting of shareholders, you must notify us in writing of your intention to do so and provide us with the information required by our advance notice By-law on or after December 3, 2024, but not later than January 2, 2025. In the event the date of the 2025 annual meeting of shareholders is changed by more than 30 days from the anniversary date of the Annual Meeting, such notice must be received no earlier than 120 calendar days prior to the 2025 annual meeting and not later than 90 calendar days prior to the 2025 annual meeting, or, if later, 10 calendar days following the date on which public announcement of the date of the 2025 annual meeting is first made.
For any special meeting of shareholders, a nomination to be brought before the meeting must be received no earlier than 120 calendar days nor later than 90 calendar days prior to the date of the special meeting, or, if later, 10 calendar days following the date on which the public announcement of the date of the special meeting is first made. Note that any such nominations will not be included in the Company’s proxy materials.

WHAT INFORMATION MUST I SUBMIT WITH A PROPOSAL OR NOMINATION?
A shareholder’s submission of a proposal or director nomination must include information specified in our By-laws concerning the proposal or nomination, as the case may be, and information as to the shareholder’s ownership of common stock. Any person considering submission of a proposal for an item of business or a nomination to be considered at a shareholder meeting should carefully review our By-laws. We will not entertain any proposals or nominations at the 2025 annual meeting of shareholders that do not meet these requirements. The By-laws are available upon request, free of charge, from ITT Inc., 100 Washington Boulevard, 6th Floor, Stamford, CT 06902, Attention: Corporate Secretary. The By-laws were also filed as Exhibit 3.2 to the Annual Report on Form 10-K that we filed with the SEC on February 15, 2023, which is available, free of charge, on the SEC’s website, www.sec.gov.
Nominations of directors and notices relating thereto must meet all other qualifications and requirements of the Company’s Corporate Governance Principles, the committee charters and Regulation 14A under the Exchange Act. Any shareholder nominees will be evaluated by the Nominating and Governance Committee of the Board using the same standards as it uses for all other director nominees. These standards are discussed in further detail elsewhere in this Proxy Statement under the heading of “Directors’ Qualification and Selection Process.” In addition to satisfying the foregoing requirements, to comply with universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by our By-laws and Rule 14a-19 under the Exchange Act.

WHERE SHOULD I SEND A SHAREHOLDER PROPOSAL OR DIRECTOR NOMINATION FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS?
If you intend to submit a proposal or director nomination, you must send the proposal or nomination, along with all information required by our By-laws, to our principal executive offices at: ITT Inc., 100 Washington Boulevard, 6th Floor, Stamford, CT 06902, Attention: Corporate Secretary. We strongly encourage any shareholder interested in submitting a proposal or director nomination to contact our Corporate Secretary in advance of the above deadlines to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws and the Company’s By-laws. Submitting a shareholder proposal or nomination does not guarantee we will include it in our Proxy Statement. The Chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

WHO CAN HELP ANSWER MY ADDITIONAL QUESTIONS?
If you have any additional questions about the Annual Meeting or how to vote, please call our proxy solicitor, Innisfree M&A
Incorporated, toll-free at 888-750-5834. Banks and brokers may call collect at 212-750-5833.

82	ITT INC. | 2024 PROXY STATEMENT

OTHER MATTERS STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS
The following table shows the beneficial ownership of our common stock, as of January 31, 2024, by each director, by each of the NEOs, and by all directors and executive officers as a group.
The number of shares beneficially owned by each non-management director or executive officer has been determined under the rules of the SEC, which provide beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares which the person would have the right to acquire beneficial ownership of within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each non-management director or executive officer has sole dispositive and voting power, or shares those powers with his or her spouse. No directors or executive officers have pledged any shares of common stock.
	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Total Shares Beneficially Owned	Shares Owned Directly(1)	Options(2)	Stock Units(3)	Percent of Class
Luca Savi	192,976	120,548	—	72,428	*
Timothy H. Powers	23,391	6,575	—	16,816	*
Rebecca A. McDonald	20,294	6,338	—	13,956	*
Emmanuel Caprais	21,028	5,499	—	15,529	*
Donald DeFosset, Jr.	18,990	8,450	—	10,540	*
Nicholas C. Fanandakis	13,967	8,002	—	5,965	*
Davide Barbon	12,372	5,815	—	6,557	*
Carlo Ghirardo(4)	11,439	11,439
Cheryl L. Shavers	8,810	8,810	—	—	*
Bartek Makowiecki	2,980	940	—	2,040	*
Kevin Berryman	—	—	—	—	*
Nazzic S. Keene	—	—	—	—	*
Lori B. Marino	—	—	—	—	*
Christopher O’Shea	—	—	—	—	*
Sharon Szafranski	—	—	—	—	*
All Directors and Executive Officers as a Group (18 persons)	345,214	193,070	—	152,145	*

*
Less than 1%

(1)
Includes units held as of January 31, 2024 representing interests in the ITT Stock Fund held within the ITT Retirement Savings Plan.

(2)
The Company no longer grants options, and there are no unvested option grants outstanding.

(3)
Reflects PSUs and RSUs that vest or that may be settled within 60 days of January 31, 2024. The amounts for Mr. Savi, Mr. Caprais, Mr. Makowiecki and Mr. Barbon include RSUs and PSUs that vested, and were settled in stock during March 2024. Non-management directors’ total shares beneficially owned include RSUs that have vested but for which settlement is deferred until a later date.

(4)
Reflects Mr. Ghirardo’s ownership at the time of his separation from ITT.

The principal occupations and certain other information about the nominees are set forth in “Election of Directors (Proxy Item No. 1).”
ITT INC. | 2024 PROXY STATEMENT	83

OTHER MATTERS SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The following table gives information about each person or group of persons whom the Company knows to be the beneficial owner of more than 5% of the outstanding shares of common stock based on information filed by that entity with the SEC on the dates indicated below.
Name of beneficial owner	Address	Number of Shares Beneficially Owned	Percent of Class(5)
Capital International Investors(1)	333 South Hope Street, 55th Floor Los Angeles, CA 90071	9,785,221	11.91%
The Vanguard Group(2)	100 Vanguard Blvd Malvern, PA 19355	8,463,809	10.31%
BlackRock, Inc.(3)	50 Hudson Yards New York, NY 10001	7,007,643	8.53%
FMR LLC(4)	245 Summer Street Boston, MA 02210	6,865,551	8.36%

(1)
As reported on Schedule 13G/A filed on February 9, 2024, 2024, Capital International Investors has sole voting power with respect to 9,763,078 shares, sole dispositive power with respect to 9,785,221 shares, and no shared voting or dispositive power with respect to any shares.

(2)
As reported on Schedule 13G/A filed on February 13, 2024, The Vanguard Group has shared voting power with respect to 27,897 shares, sole dispositive power with respect to 8,359,115 shares, and shared dispositive power with respect to 104,694 shares.

(3)
As reported on Schedule 13G/A filed on January 25, 2024, BlackRock, Inc. has sole voting power with respect to 6,842,935 shares, sole dispositive power with respect to 7,007,643 shares, and no shared voting or dispositive power with respect to any shares.

(4)
As reported on Schedule 13G/A filed on February 9, 2024, FMR LLC has sole voting power with respect to 6,765,259 shares, sole dispositive power with respect to 6,865,551 shares, and no shared voting or dispositive power with respect to any shares.

(5)
Calculations based on the Company’s shares issued and outstanding of 82,125,885 as of January 31, 2024.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The members of our Board, the executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of, and transactions in, our common stock. Based on our records and other information, we believe that all filing requirements for the year ended December 31, 2023 were satisfied in a timely manner.
84	ITT INC. | 2024 PROXY STATEMENT

OTHER MATTERS EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION
The following sets forth information concerning the shares of common stock that may be issued under equity compensation plans as of December 31, 2023.
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans:
Approved by Security Holders(1)	742,521(2)	$37.46(3)	36,965,669(4)
Not Approved by Security Holders	—	—	—
Total	742,521	$37.46	36,965,669

(1)
Equity compensation plans approved by shareholders include the 2003 Equity Incentive Plan, the 2011 Omnibus Incentive Plan and the ITT Inc. 2023 Employee Stock Purchase Plan. Since the approval of the 2011 Omnibus Incentive Plan, no additional awards will be granted under the ITT Amended and Restated 2003 Equity Incentive Plan.

(2)
This amount includes 44,960 shares of common stock that are issuable upon the exercise of outstanding stock options, 381,604 shares of common stock that are deliverable under outstanding RSU awards and 315,957 shares of common stock that may be issued under outstanding PSU awards, which reflects the 2021 PSU awards at their actual 169.9% payout and the 2022 and 2023 PSU awards at the target (100%) number of shares that may be issuable under such awards. The weighted-average remaining contractual life of the total number of outstanding stock options was 1.5 years. The number of shares, if any, to be issued pursuant to outstanding PSU awards can range from zero to 200% of the units initially awarded based on our achievement, over a three-year period, of the stated performance goals described in this Proxy Statement.

(3)
The weighted-average exercise price pertains only to outstanding stock options and not to outstanding restricted stock units or performance stock units, which by their nature have no exercise price.

(4)
This amount represents 36,465,699 shares available for issuance pursuant to equity awards that may be granted in the future under the 2011 Omnibus Incentive Plan and 500,000 shares available for issuance under the ITT Inc. 2023 Employee Stock Purchase Plan.

FORM 10-K
The Company filed its Annual Report on Form 10-K for the 2023 fiscal year with the SEC on February 12, 2024. A copy of the Company’s Form 10-K (without exhibits or documents incorporated by reference) is included in the 2023 Annual Report to Shareholders that is being delivered or made available via the Internet concurrently with this Proxy Statement to all shareholders.
By Order of the Board of Directors,
Lori B. Marino
Corporate Secretary
Dated: April 2, 2024
ITT INC. | 2024 PROXY STATEMENT	85

CAUTIONARY STATEMENT
REGARDING FORWARD LOOKING INFORMATION
This Proxy Statement and other publicly available documents may include forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual results or events to differ materially from those anticipated and disclosed within this Proxy Statement, including those risks described in the section titled “Risk Factors” set forth in Part I, Item 1A of our 2023 Annual Report on Form 10-K and in our other SEC filings.
We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,”
“could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify forward-looking statements. Forward-looking statements are uncertain and, by their nature, many are inherently unpredictable and outside of ITT’s control, and are subject to known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.
Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.
The forward-looking statements included in this report speak only as of the date of this Proxy Statement. We undertake no obligation (and expressly disclaim any obligation) to update any forward-looking statements, whether written or oral or as a result of new information, future events or otherwise.

86	ITT INC. | 2024 PROXY STATEMENT

APPENDIX A
KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES
ITT reviews a variety of key performance indicators including revenue, operating income and margins, earnings per share, order growth, and backlog, some of which are calculated on a non-GAAP basis. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.
Organic Revenues and organic orders are defined, respectively, as revenue and orders, excluding the impacts of foreign currency fluctuations and acquisitions. The period-over- period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. We believe that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.
Adjusted Operating Income is defined as operating income adjusted to exclude special items that include, but are not limited to, restructuring, divestiture-related costs, certain asset impairment charges, certain acquisition-related impacts, and unusual or infrequent operating items. Special items represent charges or credits that impact current results, which management views as unrelated to the Company’s ongoing operations and performance. Adjusted Operating Margin is defined as adjusted operating income divided by revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.
Adjusted Income from Continuing Operations is defined as income from continuing operations attributable to ITT Inc. adjusted to exclude special items that include, but are not limited to, restructuring, divestiture-related costs, certain asset impairment charges, certain acquisition-related impacts, income tax settlements or adjustments, and unusual or infrequent items. Special items represent charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company’s ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. Adjusted Income from Continuing Operations per Diluted Share (Adjusted EPS) is defined as adjusted income from continuing operations divided by diluted weighted average common shares outstanding. We believe that adjusted income from continuing operations and adjusted EPS are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.
Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow Margin is defined as free cash flow divided by revenue. We believe that free cash flow and free cash flow margin provides useful information to investors as it provides insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT INC. | 2024 PROXY STATEMENT	A-1

APPENDIX A KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)
Reconciliation of Revenue to Organic Revenue
	Full Year 2023
	MT	IP	CCT	Elim	Total
Revenue	$1,457.8	$1,129.6	$699.4	$(3.8)	$3,283.0
Less: Acquisitions	—	15.0	15.5	—	30.5
Less: FX	17.0	4.7	1.4	—	23.1
CY Organic Revenue	1,440.8	1,109.9	682.5	(3.8)	3,229.4
Less: FY 2022 Revenue	1,374.0	971.0	645.6	(2.9)	2,987.7
Organic Revenue Growth—$	$66.8	$138.9	$36.9	$(0.9)	$241.7
Organic Revenue Growth—%	4.9%	14.3%	5.7%		8.1%
Reported Revenue Growth—$	$83.8	$158.6	$53.8		$295.3
Reported Revenue Growth—%	6.1%	16.3%	8.3%		9.9%
Reconciliation of Orders to Organic Orders
	Full Year 2023
	MT	IP	CCT	Elim	Total
Orders	$1,487.5	$1,227.0	$738.3	$(3.3)	$3,449.5
Less: Acquisitions	—	13.8	16.4	—	30.2
Less: FX	18.6	2.2	0.4	—	21.2
CY Organic Orders	1,468.9	1,211.0	721.5	(3.3)	3,398.1
Less: FY 2022 Orders	1,376.6	1,101.9	701.3	(3.5)	3,176.3
Organic Orders Growth—$	$92.3	$109.1	$20.2		$221.8
Organic Orders Growth—%	6.7%	9.9%	2.9%		7.0%
Reported Orders Growth—$	$110.9	$125.1	$37.0		$273.2
Reported Orders Growth—%	8.1%	11.4%	5.3%		8.6%
Note: Immaterial differences due to rounding.
A-2	ITT INC. | 2024 PROXY STATEMENT

APPENDIX A KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)
Reconciliations of Operating Income/Margin to Adjusted Operating Income/Margin
	Full Year 2023					Full Year 2022
	MT	IP	CCT	Corporate	ITT	MT	IP	CCT	Corporate	ITT
Reported Operating Income	$230.8	$243.6	$107.5	$(53.7)	$528.2	$208.5	$187.6	$115.8	$(43.9)	$468.0
Loss on sale of business	—	—	15.3	—	15.3	—	—	—	—	—
Restructuring costs	4.0	4.6	1.3	—	9.9	2.7	1.3	—	(0.2)	3.8
Impacts related to Russia-Ukraine war	1.3	1.2	—	—	2.5	3.1	4.8	—	—	7.9
Acquisition and divestiture-related costs	—	—	2.4	—	2.4	—	3.2	—	0.5	3.7
(Gain) on sale of long-lived assets	—	—	—	—	—	—	(15.5)	—	—	(15.5)
Asset impairment charges	—	—	—	—	—	—	—	—	1.7	1.7
Other(a)	0.1	—	(0.1)	(3.7)	(3.7)	1.3	1.2	—	1.7	4.2
Adjusted Operating Income	$236.2	$249.4	$126.4	$(57.4)	$554.6	$215.6	$182.6	$115.8	$(40.2)	$473.8
Change in Operating Income	10.7%	29.9%	(7.2)%	22.3%	12.9%
Change in Adjusted Operating Income	9.6%	36.6%	9.2%	42.8%	17.1%
Reported Operating Margin	15.8%	21.6%	15.4%		16.1%	15.2%	19.3%	17.9%		15.7%
Impact of special item adjustments	40 bps	50 bps	270 bps		80 bps	50 bps	-50 bps	0 bps		20 bps
Adjusted Operating Margin	16.2%	22.1%	18.1%		16.9%	15.7%	18.8%	17.9%		15.9%
Change in Operating Margin	60 bps	230 bps	-250 bps		40 bps
Change in Adjusted Operating Margin	50 bps	330 bps	20 bps		100 bps
Note: Immaterial differences due to rounding.
(a)
2023 includes income from a recovery of costs associated with the 2020 lease termination of a legacy site. 2022 primarily includes severance charges and accelerated amortization of an intangible asset.

Reconciliation of Cash from Operating Activities to Free Cash Flow
	FY 2023	FY 2022
Net Cash—Operating Activities	$538.0	$277.7
Less: Capital expenditures	107.6	103.9
Free Cash Flow	$430.4	$173.8
Revenue	$3,283.0	$2,987.7
Free Cash Flow Margin	13.1%	5.8%
ITT INC. | 2024 PROXY STATEMENT	A-3

APPENDIX A KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

ITT Inc. Non-GAAP Reconciliation Statements
(In millions, except earns per share; all amounts unaudited)
Reconciliation of Reported vs. Adjusted Income from Continuing Operating and Diluted EPS
	Income from Continuing Operations			Diluted Earnings per Share
	FY 2023	FY 2022	% Change	FY 2023	FY 2022	% Change
Reported	$411.4	$368.3	11.7%	$4.97	$4.40	13.0%
Special Items Expense / (Income):
Loss on sale of business	15.3	—		0.19	—
Restructuring costs	9.9	3.8		0.12	0.05
Impacts related to Russia-Ukraine war	2.5	7.9		0.03	0.09
Acquisition and divestiture related costs	2.4	3.7		0.03	0.04
(Gain) on sale of long-lived assets	—	(15.5)		—	(0.19)
Asset impairment charges	—	1.7		—	0.02
Other(a)	(2.3)	4.2		(0.04)	0.06
Tax impact of special items(b)	(6.2)	(0.3)		(0.07)	—
Other tax special items(c)	(2.0)	(2.3)		(0.02)	(0.03)
Adjusted	$431.0	$371.5	16.0%	$5.21	$4.44	17.3%
Note:   Amounts may not calculate due to rounding
Per share amounts are based on diluted weighted average common shares outstanding.
(a)
FY 2023 primarily includes income of  $3.7 from a recovery of costs associated with the 2020 lease termination of a legacy site, partially offset by interest expense of  $1.4 related to a tax audit settlement in Italy. FY 2022 primarily includes severance costs.

(b)
The tax impact of each adjustment is determined using the jurisdictional tax rate of where the expense or benefit occurred.

(c)
FY 2023 tax-related special items include expense (benefits) from valuation allowance reversals of  $(16.0), settlements of  $14.4 primarily related to a tax audit in Italy, the tax impact on distributions of  $7.5, an amendment of our federal tax return of  $(4.9), and other tax special items of  $(3.0). FY 2022 tax-related special items include a change in deferred tax asset valuation allowance of $(1.2), a change in uncertain tax positions of  $(0.7), a tax on future distribution of foreign earnings of  $(0.3), and other tax special items of  $(0.1).

A-4	ITT INC. | 2024 PROXY STATEMENT

ITT INC.100 WASHINGTON BLVD. 6TH FLOORSTAMFORD, CT 06902 WWW.ITT.COM SCAN TO VIEW MATERIALS & VOTEWE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.Telephone and Internet voting are available through 11:59 P.M. Eastern Time on May 14, 2024. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by telephone or on the Internet, you do not need to mail back your proxy card.VOTE BY TELEPHONE - 1-800-690-6903Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan barcode aboveUse the Internet to vote your proxy. Have your proxy card in hand when you access the website.During The Meeting - Go to www.virtualshareholdermeeting.com/ITT2024You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:V38749-P05084KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLYITT INC.The Board of Directors recommends a vote FOR each ofthese nine nominees:Proposal 1The Board of Directors recommends a vote FOR Proposals1. Election of Directors2 and 3:Nominees:ForAgainstAbstainProposal 2ForAgainstAbstain1a.Kevin Berryman!!!2. Ratification of the appointment of Deloitte & Touche LLP!!!as the independent registered public accounting firm of1b.Donald DeFosset, Jr.!!!the Company for the 2024 fiscal yearProposal 31c.Nazzic Keene!!!3. Approval of a non-binding advisory vote on executive!!!compensation1d.Rebecca A. McDonald!!!The Board of Directors recommends a vote AGAINST!!!Proposal 4:1e.Christopher O'SheaProposal 4ForAgainstAbstain1f.Timothy H. Powers!!!4. A shareholder proposal regarding political spending!!!1g.Luca Savi!!!1h.Cheryl L. Shavers!!!1i.Sharon Szafranski!!!(NOTE: Please sign exactly as your name or names appear(s) on this Proxy Card. When signing as attorney, executor, officer, administrator, trustee, custodian or guardian, please indicate full title. If there is more than one named shareholder, all should sign unless evidence or authority to sign on behalf of others is attached.)Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Time on Wednesday, May 15, 2024, virtually, via live webcast at www.virtualshareholdermeeting.com/ITT2024:The proxy materials for ITT's 2024 Annual Meeting of Shareholders, including the 2023 Annual Report and the 2024 Notice and Proxy Statement are available on the Internet. To view these proxy materials, please visit www.proxyvote.com.V38750-P05084PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ITT INC.FOR THE ANNUAL MEETING TO BE HELD MAY 15, 2024The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Emmanuel Caprais and Lori B. Marino, or either of them, each with full power of substitution as proxies, to vote all shares of ITT Inc. common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the Annual Meeting and at adjournments or postponements.For participants in the ITT Retirement Savings Plan:Under the savings plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of ITT shares credited to their savings plan accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). ITT Retirement Savings Plan participants should mail their confidential voting instruction card to Broadridge Financial Solutions, Inc., acting as tabulation agent, or vote by telephone or Internet. Instructions must be received by Broadridge before 11:59 p.m. Eastern Time on May 10, 2024. The trustee of the savings plan will vote Undirected Shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA. By submitting voting instructions by telephone, Internet, or by signing and returning this proxy form, you direct the trustee of the savings plan to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting.The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the Annual Meeting and at adjournments or postponements.(Continued and to be dated and signed on the reverse side.)